    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 14, 1997

                                                 REGISTRATION NO. 333-__________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                ELECTRONIC RETAILING SYSTEMS INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

            DELAWARE                                 7373                                06-1361276
(State or other jurisdiction of            (Primary SIC Code Number)        (I.R.S. Employer Identification No.)
 incorporation or organization)

                                372 DANBURY ROAD
                                WILTON, CT 06897
                                 (203) 761-7900
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                              BRUCE F. FAILING, JR.
                ELECTRONIC RETAILING SYSTEMS INTERNATIONAL, INC.
                                372 DANBURY ROAD
                                WILTON, CT 06897
                                 (203) 761-7900
       (Name, address, including zip code, and telephone number, including area code, of agent for service)


                                 WITH COPIES TO:

                               HOWARD KAILES, ESQ.
                          KRUGMAN, CHAPNICK & GRIMSHAW
                            PARK 80 WEST - PLAZA TWO
                             SADDLE BROOK, NJ 07663
                                 (201) 845-3434


         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------
                                                            PROPOSED MAXIMUM     PROPOSED MAXIMUM
       TITLE OF EACH CLASS OF            AMOUNT TO BE      OFFERING PRICE PER   AGGREGATE OFFERING        AMOUNT OF
    SECURITIES TO BE REGISTERED           REGISTERED              UNIT                 PRICE          REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------
13-1/4% Senior Discount Notes due
2004................................    $99,999,805(1)             --                    --              $10,101(2)
----------------------------------------------------------------------------------------------------------------------

(1) Equals the aggregate principal amount at issuance of the securities being registered which were issued with original issue discount.

(2) Pursuant to Rule 457(f)(2), the registration fee has been calculated using one-third of the aggregate principal amount at issuance of the securities being registered ($33,333,268.33).

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
===============================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                ELECTRONIC RETAILING SYSTEMS INTERNATIONAL, INC.

                              CROSS-REFERENCE SHEET
            PURSUANT TO RULE 404(A) AND ITEM 501(B) OF REGULATION S-K

                     FORM S-4 ITEM NUMBER AND CAPTION                               PROSPECTUS CAPTION
                     --------------------------------                               ------------------
 1.   Forepart of Registration Statement and Outside Front Cover Page
         of Prospectus................................................  Facing Page; Cross-Reference Sheet;
                                                                          Outside Front Cover Page

 2.   Inside Front and Outside Back Cover Pages of Prospectus.........  Inside Front Cover Page; Available
                                                                          Information; Outside Back Cover Page

 3.   Risk Factors, Ratio of Earnings to Fixed Charges and Other
         Information..................................................  Prospectus Summary; Risk Factors;
                                                                          Selected Historical Consolidated
                                                                          Financial and Certain Other Data

 4.   Terms of the Transaction........................................  Prospectus Summary; The Exchange Offer;
                                                                          Description of the Notes; Certain
                                                                          Federal Income Tax Consequences; Plan
                                                                          of Distribution

 5.   Pro Forma Financial Information.................................  Summary Historical Consolidated Financial
                                                                          and Certain Other Data; Selected
                                                                          Historical Consolidated Financial and
                                                                          Certain Other Data; Interim Condensed
                                                                          Consolidated Financial Statements

 6.   Material Contacts with the Company Being Acquired...............  Not Applicable

 7.   Additional Information Required for Reoffering by Persons and
         Parties Deemed to Be Underwriters............................  Not Applicable

 8.   Interests of Named Experts and Counsel..........................  Legal Matters; Experts

 9.   Disclosure of Commission Position on Indemnification for
         Securities Act Liabilities...................................  Not Applicable

10.   Information with Respect to S-3 Registrants.....................  Not Applicable

11.   Incorporation of Certain Information by Reference...............  Incorporation of Certain Documents by
                                                                          Reference

12.   Information with Respect to S-2 or S-3 Registrants..............  Prospectus Summary; Selected Historical
                                                                          Consolidated Financial and Certain
                                                                          Other Data; Management's Discussion and
                                                                          Analysis of Financial Condition and
                                                                          Results of Operations; Business;
                                                                          Consolidated Financial Statements

13.   Incorporation of Certain Information by Reference...............

14.   Information with Respect to Registrants Other Than S-3 or S-2
         Registrants..................................................  Not Applicable

15.   Information with Respect to S-3 Companies.......................  Not Applicable

16.   Information with Respect to S-2 or S-3 Companies................  Not Applicable

17.   Information with Respect to Companies Other Than S-3 or S-2
         Companies....................................................  Not Applicable

18.   Information if Proxies, Consents or Authorizations are to be
         Solicited....................................................  Not Applicable

19.   Information if Proxies, Consents or Authorizations are not to
         be Solicited or in an Exchange Offer.........................  Prospectus Summary; The Exchange Offer

                 SUBJECT TO COMPLETION, DATED FEBRUARY 14, 1997

PROSPECTUS

                ELECTRONIC RETAILING SYSTEMS INTERNATIONAL, INC.

          OFFER TO EXCHANGE ITS 13 1/4% SENIOR DISCOUNT NOTES DUE 2004,
          WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933,
                       AS AMENDED, FOR ANY AND ALL OF ITS
               OUTSTANDING 13 1/4% SENIOR DISCOUNT NOTES DUE 2004

        THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
                   ON ________________1997, UNLESS EXTENDED.

Electronic Retailing Systems International, Inc., a Delaware corporation (the "Company" or "ERS") hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal" and, together with this Prospectus, the "Exchange Offer"), to exchange its 13 1/4% Senior Discount Notes due 2004 (the "New Notes") which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement of which this Prospectus is a part, for an equal principal amount at maturity of its outstanding 13 1/4% Senior Discount Notes due 2004 (the "Old Notes," and collectively with the New Notes, the "Notes"), of which $147,312,000 aggregate principal amount at maturity is outstanding as of the date hereof.

The Company will accept for exchange any and all Old Notes that are validly tendered and not withdrawn on or prior to 5:00 P.M., New York City time, on the date the Exchange Offer expires (the "Expiration Date"), which will be __________, 1997 (30 days following the commencement of the Exchange Offer), unless the Exchange Offer is extended. Tenders of Old Notes may be withdrawn at any time prior to 5:00 P.M., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. Old Notes may be tendered only in integral multiples at maturity of $1,000. See "The Exchange Offer."

The New Notes will mature on February 1, 2004. No cash interest will be payable on the New Notes prior to August 1, 2000. The New Notes will accrue cash interest at a rate of 13-1/4% per annum, commencing on February 1, 2000, and cash interest will be payable thereafter on February 1 and August 1 of each year, commencing August 1, 2000. The Notes will not be redeemable at the option of the Company prior to February 1, 2001. From and after February 1, 2001, the Notes may be redeemed at the option of the Company, in whole or in part, at the redemption prices set forth herein. Upon a Change of Control (as defined), each holder of the Notes (a "Holder") will have the right to require the Company to purchase all or any part of such Holder's Old and New Notes at a purchase price equal to 101% of the Accreted Value (as defined) thereof, plus accrued and unpaid interest, if any, to the date of purchase. There can be no assurance that the Company will be able to raise sufficient funds to meet this obligation should it arise.

The New Notes will be senior, unsecured obligations of the Company ranking pari passu in right of payment of principal and interest with all other existing and future senior, unsecured obligations of the Company and will rank senior to all future subordinated debt of the Company. However, the CDA Note (as defined) is secured by the assets of the Company and Electronic Retailing Systems International, Inc., a Connecticut corporation and the Company's principal subsidiary (the "Principal Subsidiary"). As of January 31, 1997, the Company had recorded $99.9 million of total outstanding indebtedness. See "Description of the Notes."

THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL ARE FIRST BEING MAILED TO HOLDERS OF OLD NOTES ON MARCH ___, 1997.

SEE "RISK FACTORS" BEGINNING ON PAGE 10 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PARTICIPANTS IN THE EXCHANGE OFFER.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is March ___, 1997.

(continued from front cover)

The New Notes will be obligations of the Company evidencing the same indebtedness as the Old Notes. The New Notes will be issued under and entitled to the benefits of the same Indenture (as defined), pursuant to which the Old Notes were issued such that the New Notes and Old Notes will be treated as a single class of debt securities under the Indenture. The form and terms of the New Notes are generally the same as the form and terms of the Old Notes, except that (i) the exchange will be registered under the Securities Act and, therefore, the New Notes will not bear legends restricting the transfer thereof, and (ii) holders of the New Notes will not be entitled to any of the registration rights of holders of Old Notes under the Registration Rights Agreement, which rights will terminate upon the consummation of the Exchange Offer. See "Description of the Notes."

Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission"), as set forth in no-action letters issued to third parties, the Company believes that a holder who exchanges Old Notes for New Notes pursuant to the Exchange Offer may offer for resale, resell and otherwise transfer such New Notes without compliance with the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the "Securities Act"); provided that (i) such New Notes are acquired in the ordinary course of such holder's business, (ii) such holder is not engaged in, and does not intend to engage in, a distribution of such New Notes and has no arrangement with any person to participate in the distribution of such New Notes, and (iii) such holder is not an affiliate of the Company (as defined under Rule 405 of the Securities Act). However, the staff of the Commission has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances.

Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." EXCEPT AS DESCRIBED IN THIS PARAGRAPH, THIS PROSPECTUS MAY NOT BE USED FOR ANY OFFER, SALE OR OTHER TRANSFER OF NEW NOTES.

Prior to this Exchange Offer, there has been no public market for the Old Notes or New Notes. The Old Notes have traded on the Portal Market. If such a market were to develop, the New Notes could trade at prices that may be higher or lower than their principal amount. The Company does not intend to apply for listing or quotation of the New Notes on any securities exchange or stock market. Therefore, there can be no assurance as to the liquidity of any trading market for the New Notes or that an active public market for the New Notes will develop. See "Risk Factors -- Absence of Public Trading Market."

THE COMPANY WILL NOT RECEIVE ANY PROCEEDS FROM THIS EXCHANGE OFFER. THE COMPANY HAS AGREED TO PAY THE EXPENSES OF THE EXCHANGE OFFER. NO UNDERWRITER IS BEING USED IN CONNECTION WITH THIS EXCHANGE OFFER.

                              AVAILABLE INFORMATION

The Company has filed with the Commission a registration statement on Form S-4 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act with respect to the New Notes offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the New Notes offered hereby, reference is made to the Registration Statement. This Prospectus contains summaries, believed to be accurate in all material respects, of certain terms and provisions of certain agreements; however, in each such case reference is made to the actual agreements filed as an exhibit to the Registration Statement, and all such summaries are qualified in their entirety by this reference.

The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"). The Registration Statement and the exhibits thereto, and the reports and other information, filed by the Company with the Commission in accordance with the Exchange Act may be inspected and copied at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C., 20549 and at the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates, and can also be obtained electronically through the Commission's Electronic Data Gathering, Analysis and Retrieval system at the Commission's Web site (http://www.sec.gov). The Company's Common Stock is listed on The Nasdaq Stock Market and copies of such reports and other information can also be inspected at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed with the Commission are incorporated by reference into this Prospectus:

(i) the Company's Annual Report on Form 10-K for the year ended December 31, 1995, as amended by Amendment No. 1 thereto;

(ii) the Company's Quarterly Reports on Form 10-Q, respectively, for the three months ended March 31, 1996, the six months ended June 30, 1996 and, as amended by Amendment No. 1 thereto, the nine months ended September 30, 1996; and

(iii) the Company's Current Reports on Form 8-K dated, respectively, June 20, 1996, July 11, 1996, December 18, 1996, December 20, 1996, January 24, 1997 and
February 7, 1997.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus, or in any other subsequently filed document which is also incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus except as so modified or superseded.

The Company hereby undertakes to provide without charge to each Holder to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated into this Prospectus by reference, other than exhibits to such documents. Requests for such copies should be directed to: Electronic Retailing Systems International, Inc., 372 Danbury Road, Wilton, Connecticut, 06897, telephone number (203) 761-7900.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this Prospectus. Certain capitalized terms used but not defined in this summary are used herein as defined elsewhere in this Prospectus. Unless otherwise indicated, all references in this Prospectus to the Company refer to Electronic Retailing Systems International, Inc., a Delaware corporation, and its subsidiaries and, with respect to operations prior to the Combination described below, its predecessors.

                                   THE COMPANY

         Electronic Retailing Systems International, Inc. develops and provides electronic shelf label ("ESL") systems designed to allow supermarket chains and other retailers to increase productivity, reduce labor costs and improve management information systems. The Company is the leading provider in the United States of ESL systems, based on management's estimates of installed ESL systems. The ERS ShelfNet system (the "ERS ShelfNet System") has been designed to replace paper price tags on retail shelves with electronic liquid crystal display units and to provide a suite of applications to enhance a retailer's pricing, inventory, shelf management, merchandising and promotional activities. The ERS ShelfNet System is comprised of proprietary hardware and software that electronically link a store's shelves to its point-of-sale ("POS") systems and central computer.

         The ERS ShelfNet System functions as a local area network, utilizing open systems networking architecture driven by the Company's software and communications hardware, which are designed to interface with other store and vendor applications. Each ESL is a miniature data transceiver that is capable of storing, receiving and returning alphanumeric messages. The ERS ShelfNet System is designed to allow retailers to:

         - Implement price changes almost instantaneously from the store's central computer or directly from corporate or regional headquarters;

         - Ensure pricing integrity by accurately displaying and monitoring product prices;

         - Streamline stock monitoring activities to reduce lost sales resulting from the failure to properly stock items;

         - Increase the speed and accuracy of placing product displays and promotional material by reducing and simplifying the tasks required of store employees; and

         - Audit inventory more efficiently and improve computerized inventory ordering systems.

ERS believes these features enable retailers to reduce labor costs, increase productivity and pricing accuracy, and improve inventory management, thereby raising such retailers' gross margins and lowering their operating costs in the highly competitive U.S. retailing market. Management estimates, based on studies conducted in collaboration with the Company's current customers, that a supermarket with 15,000 ESLs that changes 2,500 to 4,500 prices per week could, under the Company's proposed Tolling Plan (as defined), realize annual net cost savings and benefits of approximately $40,000 to approximately $240,000 per store through the anticipated level of usage of the full suite of applications afforded by the ERS ShelfNet System. However, there can be no assurance that any such cost savings or benefits will be realized by any customer. See "Risk Factors -- Use of Assumptions to Estimate Net Cost Savings and Benefits".

         As of November 15, 1996, the ERS ShelfNet System was installed in 63 U.S. retail stores, including stores owned by such leading supermarket chains as The Vons Companies, Inc. ("Vons"), Stop & Shop Supermarket Company, H.E. Butt Grocery Co. ("HEB"), Big Y Foods, Inc., Shaw's Supermarkets, Inc. ("Shaw's"), Lucky Stores, Inc. ("Lucky"), The Great Atlantic & Pacific Tea Company, Inc. and K Mart Corporation, and one supermarket owned by the Overwaitea Food Group Division of Great Pacific Industries Ltd. (the "Overwaitea Food Group") in Canada. The Company's customers include five of the 15 largest supermarket chains in the United States. The Company estimates that, as of September 30, 1996, of the approximately 29,800 supermarkets in the United States, approximately 115 stores were operating ESL systems.

                               RECENT DEVELOPMENTS

         In December 1996, ERS announced that (i) it will launch a new marketing and pricing program designed to facilitate rapid market acceptance and installation of the ERS ShelfNet System and (ii) it plans in the first quarter of 1997 to introduce enhancements to the ERS ShelfNet System that provide spread spectrum microwave transmission of data directly to battery operated, wireless ESLs. The Company expects that implementation of these initiatives will reduce the cost of installing and maintaining the ERS ShelfNet System. In addition, ERS has signed a non-binding letter of intent (the "Letter of Intent") with the Overwaitea Food Group, a leading Canadian supermarket operator, providing for installation of the ERS ShelfNet System in approximately 60 supermarkets beginning in 1997. The Letter of Intent is subject to numerous conditions, including negotiation and execution of a definitive contract.

NEW MARKETING AND PRICING PROGRAM

         The Company historically has marketed the ERS ShelfNet System for sale, at prices generally in excess of $100,000 per store. The purchase of an ESL system from the Company has therefore represented a significant capital expenditure for retailers. As a result, the Company believes that retailers have compared potential investments in the ERS ShelfNet System to alternative uses of capital, such as store acquisitions and improvements. The Company now intends also to offer the ERS ShelfNet System on a fee based, or "tolling", arrangement (the "Tolling Plan") whereby the Company will own the system and, with no upfront cash cost to the retailer, furnish the system to retailers (generally for a period of up to five years), who will pay monthly fees to the Company based primarily on their actual usage of the system. As a result, the Company believes that the Tolling Plan will increase market acceptance of the ERS ShelfNet System.

ENHANCEMENT OF THE ERS SHELFNET SYSTEM

         The Company plans to introduce enhancements to the ERS ShelfNet System that provide spread spectrum microwave transmission of data directly to wireless ESLs. The enhanced ERS ShelfNet System is designed to provide additional flexibility and convenience to customers by expanding potential coverage by the Company's ESLs to the entire store and allowing the retailer to change store placement of the ESLs more easily. The Company believes that the cost of installing and maintaining its wireless ESLs will be lower than that of its current ESL system, which requires the wiring of store aisles.

LETTERS OF INTENT

         ERS has signed a non-binding Letter of Intent with the Overwaitea Food Group providing for installation of the ERS ShelfNet System in approximately 60 supermarkets beginning in 1997. The Company also is pursuing other such arrangements with other leading U.S. supermarket operators. The Letter of Intent is, and all such additional arrangements, if any, will be, subject to numerous conditions, including negotiation and execution of definitive contract terms. See "Business -- Marketing and Sales" for a description of the terms to be proposed initially by the Company.

SECURITIES OFFERINGS

         In July 1996, the Company raised approximately $12 million in net proceeds pursuant to an offshore public offering of shares of Common Stock and the contemporaneous private placement of Common Stock to subscribers, including members of the Company's Board of Directors (the "Board of Directors") and their affiliates. In January 1997, the Company raised approximately $95 million in net proceeds as a result of the Private Placement (as defined).

                                BUSINESS STRATEGY

         The Company's strategy is to achieve increasing recurring revenue through greater market penetration of the ERS ShelfNet System. The Company intends to focus its initial marketing efforts under the Tolling Plan on the supermarket sector of the retail industry, to continue to reduce the manufacturing costs of the system to improve the Company's profitability and to continue to enhance, develop and support value-added applications of the ERS ShelfNet System.

         - Tolling Plan. The Company believes that its Tolling Plan will facilitate more rapid market acceptance of the ERS ShelfNet System because it does not require an initial cash investment by the customer. The Company intends to use a portion of the proceeds from the Private Placement (as defined) to install the ERS ShelfNet System in the supermarkets covered by the Letter of Intent and for other retailers under the Tolling Plan.

         - Initial Focus on Supermarket Sector. The Company intends initially to focus its marketing efforts on the supermarket sector because of the Company's established relationships with supermarket chains and the installed base of the ERS ShelfNet System in supermarkets, as well as the Company's belief that supermarket operators generally are more receptive than other retailers to utilizing technology to reduce operating costs and improve productivity. The Company estimates that, as of September 30, 1996, of the approximately 29,800 supermarkets in the United States, approximately 115 stores were operating ESL systems.

         - Reduce Manufacturing Costs. The Company intends to continue its efforts to reduce the cost of manufacturing its wireless ESLs through the application of established chip manufacturing techniques to the ESL's integrated circuit, the integration of various components in the ESL and the achievement of significant economies of scale expected as a result of the higher manufacturing volumes the Company believes will arise from the implementation of the Tolling Plan.

         - Value-Added Applications. In order to increase the appeal of the Company's system to prospective customers (by increasing the level of potential cost savings and benefits) and to encourage existing customers to adopt the enhanced system (and install additional systems), the Company intends to develop additional applications for, and enhance existing applications of, the ERS ShelfNet System.

                                     HISTORY

         ERS was founded in 1990 by Norton Garfinkle, the Company's Chairman of the Board, and Bruce F. Failing, Jr., the Company's Vice Chairman of the Board and Chief Executive Officer, to develop and supply ESL systems to retailers. Mr. Failing previously co-founded and served as President of Actmedia, Inc., a principal provider of in-store marketing products and services, until Actmedia's sale to Heritage Media Corporation in 1989 for total consideration of approximately $184 million. Mr. Garfinkle was a significant shareholder, and served as a director, of Actmedia until its sale. Since inception, the Company has raised approximately $69 million, excluding the proceeds to the Company from the Private Placement, in order to develop its system and business, of which Messrs. Failing and Garfinkle contributed approximately $23 million. The Company's headquarters is located at 372 Danbury Road, Wilton, Connecticut 06897, telephone (203) 761-7900.

                               THE EXCHANGE OFFER

Registration Rights Agreement...........    The Old Notes were sold by the Company on January 24, 1997, to the
                                            Initial Purchasers (as defined), who placed (the "Private Placement")
                                            the Old Notes with institutional investors as part of units
                                            (collectively, the "Units") comprised of $1,000 principal amount at maturity of Old Notes and one warrant (collectively, the "Warrants") to purchase 17.23 shares of the common stock, $.01 par value ("Common
                                            Stock"), of the Company.  In connection therewith, the Company executed and delivered for the benefit of the holders of the Old Notes the
                                            Registration Rights Agreement (as defined) providing, among other things, for the Exchange Offer.

The Exchange Offer......................    New Notes are being offered in exchange for an equal principal amount at maturity of Old Notes.  As of the date hereof, $147,312,000 aggregate principal amount at maturity of Old Notes are outstanding.  Since the
                                            New Notes will be recorded in the Company's accounting records at the same carrying value as the Old Notes, no gain or loss will be recognized by the Company upon the consummation of the Exchange Offer.  See "The
                                            Exchange Offer -- Accounting Treatment."  Holders of the Old Notes do
                                            not have appraisal or dissenter's rights in connection with the Exchange
                                            Offer under the Delaware General Corporation Law or the Indenture in
                                            connection with the Exchange Offer.

                                            Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties, the Company believes that a holder who exchanges Old Notes for New Notes pursuant to the Exchange
                                            Offer may offer for resale, resell and otherwise transfer such New Notes without compliance with the registration and prospectus delivery requirements of the Securities Act; provided that (i) such New Notes are acquired in the ordinary course of such Holder's business, (ii) such holder is not engaged in, and does not intend to engage in, a distribution of such New Notes and has no arrangement with any person to participate in the distribution of such New Notes, and (iii) such holder is not an affiliate of the Company (as defined under Rule 405 of the
                                            Securities Act). However, the staff of the Commission has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new Notes. See "Plan of Distribution."

Acceptance of Old Notes and Delivery of
     New Notes..........................    Subject to certain conditions, the Company will accept for exchange any
                                            Old Notes which are properly tendered in the Exchange Offer prior to
                                            5:00 P.M., New York City time, on the Expiration Date.  The New Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date.  See "The Exchange Offer -- Terms of the
                                            Exchange Offer."

Expiration Date.........................    5:00 P.M., New York City time, on ____________, 1997 (30 days following the commencement of the Exchange Offer), unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended.

Conditions to the Exchange Offer........    The Exchange Offer is subject to certain customary conditions, which may be waived by the Company.  See "The Exchange Offer -- Conditions."
                                            Except for the requirements of applicable Federal and state securities laws, there are no Federal or state regulatory requirements to be complied with or obtained by the Company in connection with the Exchange
                                            Offer.  NO VOTE OF THE COMPANY'S SECURITYHOLDERS IS REQUIRED TO EFFECT
                                            THE EXCHANGE OFFER AND NO SUCH VOTE (OR PROXY THEREFOR) IS BEING SOUGHT
                                            HEREBY.

Procedures for Tendering................    Each holder of Old Notes wishing to accept the Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Old Notes to be exchanged (unless such tender is being effected pursuant to the procedure for book-entry transfer described herein) and any other required documentation to the
                                            Exchange Agent (as defined) at the address set forth herein and therein.  See "The Exchange Offer --  Procedures for Tendering."

Withdrawal Rights.......................    Tenders of Old Notes may be withdrawn at any time prior to 5:00 P.M.,
                                            New York City time, on the Expiration Date.  To withdraw a tender of Old
                                            Notes, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth below under
                                            "Exchange Agent" prior to 5:00 P.M., New York City time, on the
                                            Expiration Date.

Untendered Old Notes....................    Holders of Old Notes whose Old Notes are not exchanged for New Notes pursuant to the Exchange Offer, will continue to be subject to the existing restrictions upon transfer contained in the legend thereon.  In general, the Old Notes may not be offered for resale or resold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.  See "Risk Factors -- Consequences of
                                            Failure to Exchange" and "Description of the Notes -- Exchange Offer;
                                            Registration Rights."

Exchange Agent..........................    United States Trust Company of New York, the Trustee under the
                                            Indenture, is serving as exchange agent (the "Exchange Agent") in connection with the Exchange Offer.

Accounting Treatment....................    No gain or loss for accounting purposes will be recognized by the
                                            Company upon the consummation of the Exchange Offer.  See "The Exchange
                                            Offer -- Accounting Treatment."

Use of Proceeds.........................    There will be no cash proceeds to the Company from the issuance of the
                                            New Notes pursuant to the Exchange Offer.


                                    THE NOTES

         The Exchange Offer relates to the exchange of up to $147,312,000 aggregate principal amount at maturity of Old Notes for up to an equal aggregate principal amount at maturity of New Notes. The New Notes will be obligations of the Company evidencing the same indebtedness as the Old Notes, and will be entitled to the benefits of the same Indenture. The form and terms of the New Notes are generally the same as the form and terms of the Old Notes, except that the New Notes have been registered under the Securities Act and therefore will not bear legends restricting the transfer thereof. See "Description of the New Notes."

COMPARISON OF OLD NOTES WITH NEW NOTES

Freely Transferable.....................    Generally, the New Notes will be freely transferable under the
                                            Securities Act by holders who are not affiliates of the Company.  The
                                            New Notes otherwise will be substantially identical in all material respects (including interest rate and maturity) to the Old Notes.  See
                                            "The Exchange Offer  -- Terms of the Exchange Offer."

Registration Rights.....................    The holders of Old Notes currently are entitled to certain registration rights pursuant to a registration rights agreement (the "Registration
                                            Rights Agreement") dated as of January 20, 1997, between the Company and the Initial Purchasers (as defined).  However, upon consummation of the
                                            Exchange Offer, subject to certain exceptions, holders of Old Notes who do not exchange their Old Notes for New Notes in the Exchange Offer will no longer be entitled to registration rights and will not be able to offer for resale or resell their Old Notes, unless such old Notes are subsequently registered under the Securities Act (which, subject to certain limited exceptions, the Company will have no obligation to do), except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.  See "Risk
                                            Factors -- Consequences of Failure to Exchange."

TERMS OF THE NEW NOTES:

Maturity Date...........................    February 1, 2004.

Yield and Interest......................    13-1/4% per annum (computed on a semi-annual bond equivalent basis).
                                            Except as described herein, no cash interest will accrue on the Notes prior to February 1, 2000. The Notes will begin to accrue cash interest on February 1, 2000, and cash interest will be payable thereafter on
                                            February 1 and August 1 of each year, commencing August 1, 2000.

Sinking Fund............................    None.

Original Issue Discount.................    The Old Notes were issued with original issue discount requiring holders of the New Notes to include such OID in gross income for U.S. federal income tax purposes in advance of the receipt of the cash payments to which such income is attributable. See "Certain Federal Income Tax
                                            Consequences".

Optional Redemption.....................    The Notes may not be redeemed at the option of the Company prior to
                                            February 1, 2001. The Notes may be redeemed by the Company at any time and from time to time on or after February 1, 2001, at the redemption prices set forth herein.

Ranking.................................    The New Notes will be senior, unsecured obligations of the Company ranking pari passu in right of payment of principal and interest with all other existing and future senior unsecured obligations of the
                                            Company and will rank senior to all future subordinated debt of the
                                            Company. However, the CDA Note is secured by the assets of the Company and the Principal Subsidiary.

Restrictive Covenants...................    The Indenture (as defined) under which the New Notes will be issued contains certain covenants which, among other things, limits (a) the incurrence of additional indebtedness by the Company and its Restricted
                                            Subsidiaries and the issuance of preferred stock by the Company's
                                            Restricted Subsidiaries, (b) the payment of dividends on capital stock of the Company and the purchase, redemption or retirement of capital stock or subordinated indebtedness, (c) certain investments, (d) certain transactions with affiliates, (e) the incurrence of liens and sale and leaseback transactions, (f) sales of assets, including capital stock of subsidiaries, (g) certain consolidations and mergers and (h) the
                                            Company's lines

                                            of business. The Indenture also prohibits certain restrictions on distributions from subsidiaries. All of these limitations and prohibitions, however, are subject to a number of important qualifications. See "Description of the Notes -- Certain Covenants."

Change of Control.......................    Upon a Change of Control, each Holder shall have the right to require the Company to purchase all or any part of such Holder's Notes at a purchase price in cash equal to 101% of the Accreted Value thereof, plus accrued and unpaid interest, if any, to the date of purchase.

                                  RISK FACTORS

         Prospective participants in the Exchange Offer should consider carefully the information set forth under "Risk Factors" and all other information set forth in this Prospectus before making any investment in the Securities.

        SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND CERTAIN OTHER DATA

         The following tables reflect summary historical consolidated financial and certain other data with respect to the Company for the periods indicated and should be read in conjunction with the Company's Consolidated Financial Statements included elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

         The following summary historical consolidated statement of operations data, insofar as it relates to each of the years 1991-1995, has been derived from audited annual consolidated financial statements, including the consolidated statement of operations for the three years ended December 31, 1995 and the notes thereto included elsewhere in this Prospectus. The summary historical consolidated statement of operations data for the nine months ended September 30, 1995 and 1996 and the summary historical consolidated balance sheet data as of September 30, 1996 have been derived from unaudited condensed consolidated financial statements also included elsewhere in this Prospectus and which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods. The unaudited interim period results are not necessarily indicative of the results to be expected for the full year. For a discussion of factors affecting the comparability of this data, see "Selected Historical Consolidated Financial and Certain Other Data".

                                                                                                    NINE MONTHS
                                                                                                       ENDED
                                                      YEAR ENDED DECEMBER 31,                      SEPTEMBER 30,
                                    --------------------------------------------------------   ---------------------
                                      1991       1992       1993(1)      1994        1995        1995        1996
                                      ----       ----       -------      ----        ----        ----        ----
                                         (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF
   OPERATIONS DATA
Revenues ........................   $   102    $    941    $  1,122    $  2,376    $  2,973    $  1,903    $  4,270
Loss from operations ............    (5,685)     (9,420)    (16,518)    (11,324)    (10,717)     (8,159)     (6,424)
Net loss(2) .....................    (6,206)     (9,533)    (15,997)    (11,278)    (10,868)     (8,295)     (6,528)
Net loss per common share(3) ....        --          --       (1.40)      (0.97)      (0.95)      (0.72)      (0.47)
Weighted average number of common
   shares outstanding(4) ........        --          --      11,461      11,682      11,743      11,741      14,528

                                          SEPTEMBER 30, 1996
                                      --------------------------
                                      ACTUAL      AS ADJUSTED(5)
                                      ------      --------------
                                       (DOLLARS IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Net working capital                   $12,091        $107,091
Total assets                           14,465         114,465
Long-term debt                          4,987          99,887
Warrants to purchase common stock          --           5,100
Stockholders' equity                    8,596           8,596


                                                                                                   NINE MONTHS
                                                                                                      ENDED
                                                   YEAR ENDED DECEMBER 31,                        SEPTEMBER 30,
                                   --------------------------------------------------------   ---------------------
                                     1991       1992       1993(1)      1994        1995        1995        1996
                                     ----       ----       -------      ----        ----        ----        ----
                                       (AMOUNTS IN THOUSANDS, EXCEPT INSTALLATION DATA)
OTHER DATA:
EBITDA(6) ......................   $(5,556)   $ (8,371)   $(15,290)   $(10,839)   $(10,114)   $ (7,735)   $ (5,706)
Cash flows from operating
   activities ..................    (5,267)     (8,133)    (11,855)    (10,026)    (11,160)     (8,253)     (6,327)
Cash flows from investing
   activities ..................      (449)       (324)     (8,641)      6,737         100         662        (758)
Cash flows from financing
   activities ..................     5,633      12,866      18,606       1,901      13,139      11,935      13,526
Depreciation and amortization ..       140         240         367         374         463         337         539
Capital expenditures ...........       449         324         574         303         452         287         245
Deficiency of earnings to fixed
   charges(7) ..................    (6,206)    (10,364)    (16,420)    (11,278)    (10,868)     (8,295)     (6,528)
Pro forma deficiency of earnings
   to fixed charges(8) .........        --          --          --          --     (26,000)         --     (17,767)
Stores with ERS ShelfNet System
   installed at end of period ..        --           7          13          21          42          33          64

---------------------------

(1) Reflects the consummation of the combination of the Company, the Principal Subsidiary, which was incorporated in Connecticut in 1990, and ERS Associates Limited Partnership (the "Partnership"), which was organized in Connecticut in 1992 in order to continue the business and hold the principal assets of the Principal Subsidiary, immediately prior to the closing of the Company's initial public offering (the "Initial Public Offering") of Common Stock on May 7, 1993. This combination is herein referred to as the "Combination". References to historical financial information of the Company prior to the date of the Combination refer to the historical financial information of the Principal Subsidiary. See Note 3 of the Notes to the Company's Consolidated Financial Statements included elsewhere in this Prospectus.

(2) Prior to the closing of the Initial Public Offering, the Company was treated as an "S Corporation" for U.S. federal income tax purposes.

(3) Net loss per common share data for periods prior to December 31, 1993 has not been presented as it is not meaningful due to the Combination consummated immediately prior to the closing of the Initial Public Offering.

(4) In 1993, prior to the closing of the Initial Public Offering, the calculation of weighted average number of common shares outstanding included as common share equivalents 725,104 shares subject to options outstanding. Subsequent to such closing, the calculation does not reflect common share equivalents that are anti-dilutive.

(5) As adjusted to give effect to the Private Placement and the application of the net proceeds therefrom.

(6) EBITDA is defined as earnings before interest expense, taxes, depreciation and amortization. EBITDA is presented because the Company believes it is a widely accepted financial indicator of an entity's ability to incur and service debt. EBITDA should not be considered by an investor as an alternative to net income or income from operations, as an indicator of the operating performance of the Company or other consolidated operations or cash flow data prepared in accordance with generally accepted accounting principles, or as an alternative to cash flows as a measure of liquidity. For the years ended December 31, 1993 and 1994, EBITDA included non-cash charges for stock option compensation expense of $7.5 million and $1.1 million, respectively; for the year ended December 31, 1995 and for the nine months ended September 30, 1995 and 1996, such amounts were not material.

(7) For purposes of determining the deficiency of earnings to fixed charges, "earnings" consist of earnings before fixed charges and "fixed charges" consist of interest on all debt and that portion of rental expense that the Company believes to be representative of interest.

(8) The pro forma deficiency of earnings to fixed charges, as adjusted to give effect to the Private Placement and the application of the net proceeds therefrom.

                                  RISK FACTORS

         Prospective participants in the Exchange Offer should carefully consider the risk factors set forth below, as well as the other information appearing in this Prospectus, before tendering their Old Notes in the Exchange Offer. The risk factors set forth below (other than "Consequences of Failure to Exchange") are generally applicable to the New Notes as well as the Old Notes. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include, but are not limited to, the following risk factors.

CONSEQUENCES OF FAILURE TO EXCHANGE

         Upon consummation of the Exchange Offer, holders of Old Notes that were not prohibited from participating in the Exchange Offer and did not tender their Old Notes will not have any registration rights under the Registration Rights Agreement with respect to such nontendered Old Notes and, accordingly, such Old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered for resale or resold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not intend to register the Old Notes under the Securities Act. Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties, the Company believes that a holder who exchanges Old Notes for New Notes pursuant to the Exchange Offer may offer for resale, resell and otherwise transfer such New Notes without compliance with the registration and prospectus delivery requirements of the Securities Act; provided that (i) such New Notes are acquired in the ordinary course of such Holder's business, (ii) such holder is not engaged in, and does not intend to engage in, a distribution of such New Notes and has no arrangement with any person to participate in the distribution of such New Notes, and (iii) such holder is not an affiliate of the Company (as defined under Rule 405 of the Securities Act). However, the staff of the Commission has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." The New Notes may not be offered or sold unless they have been registered or qualified for sale under applicable state securities laws or an exemption from registration or qualification is available and is complied with. The Company is required, under the Registration Rights Agreement, to register the New Notes in any jurisdiction requested by the holders, subject to certain limitations. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected.

RELIANCE ON SINGLE PRODUCT IN EMERGING MARKET

         For the foreseeable future, the Company's revenues, if any, will be derived entirely from the ERS ShelfNet System. The market for ESL systems, such as the ERS ShelfNet System, is in the development stage, and market acceptance of, and demand for, these systems are subject to a high level of uncertainty. The Company's success will be dependent upon, among other things, the extent to which retailers choose to install ESL systems. The demand for such systems may be affected by numerous factors, many of which are beyond the Company's control, including the actual savings and benefits experienced by the individual supermarket stores using the ESL system. See " -- Use of Assumptions to Estimate Net Cost Savings and Benefits." There can be no assurance that supermarket chains will choose to install ESL systems in a significant number of their stores. If the ERS ShelfNet System fails to generate adequate operating cash flows, whether as a result of lack of market acceptance, the Company's inability to place or service the system, the failure of the system to perform as expected, the obsolescence of the system or otherwise, the Company will be unable to pay the principal of or interest on the Notes, and the Warrants may become worthless. See " -- Introduction of Enhanced System".

INTRODUCTION OF ENHANCED SYSTEM

         In December 1996, ERS announced that, in the first quarter of 1997, it plans to introduce enhancements to the ERS ShelfNet System that provide spread spectrum microwave transmission of data directly to wireless ESLs. Although laboratory testing of the enhanced system is complete and field testing of the enhanced system hardware has been initiated, there can be no assurance that the enhanced ERS ShelfNet System will be introduced as proposed, will function successfully over time in actual retail usage or will result in the lower costs of manufacturing, installing and maintaining the system that the Company anticipates. In addition, although laboratory testing of the value-added applications of the enhanced system has been completed, there can be no assurance that such applications will function in actual retail usage. If the enhanced ERS ShelfNet System or its applications fail to perform as expected, the Company's business and results of operations would be materially adversely affected.

         The planned introduction of the enhanced ERS ShelfNet System could affect the Company's ability to sell on-hand inventories of the current system and could affect the recoverability of the book value of such inventory and certain related assets. Although the unrecoverable amount of such assets is not currently known, it may represent a significant portion of the Company's present inventories.

USE OF ASSUMPTIONS TO ESTIMATE NET COST SAVINGS AND BENEFITS

         As noted above, demand for the ERS ShelfNet System will be affected by, among other things, the actual savings and benefits experienced by the individual stores using the ERS ShelfNet System. Estimates of the potential for such savings and benefits used in this Prospectus are based on a number of assumptions made by the Company, including, for example, the assumed average cost of labor, other assumed average supermarket operating data and the assumed usage of the system's applications by retailers. Because the market for ESL systems is in the development stage, these estimates are based on information and studies which may not be representative of the overall retail market for ESL systems and may overstate the cost savings and benefits that retailers are able to achieve in actual practice. Moreover, these estimates are not based on actual results obtained by any particular retailer using the ERS ShelfNet System and are inherently subject to business and economic uncertainties. There can be no assurance, therefore, that the estimated cost savings and benefits will actually be achieved by any particular retailer or by any particular group of retailers, and prospective purchasers of the Securities are cautioned not to place undue reliance upon these estimates. The actual cost savings and benefits may vary significantly from the Company's estimates used in this Prospectus. To the extent that retailers are not able to achieve the anticipated cost savings and benefits, the appeal of the ERS ShelfNet System will be adversely affected.

HISTORICAL AND ANTICIPATED LOSSES AND NEGATIVE CASH FLOW

         The Company has never been profitable and has incurred significant net operating losses and negative cash flow from operations to date in connection with developing, designing and market testing its ESL systems. As of September 30, 1996, the Company had a cumulative net loss of approximately $62.9 million (which includes non-cash charges in the amount of $8.6 million for stock option compensation expense). See "Selected Historical Consolidated Financial and Certain Other Data". Losses and negative cash flow from operations will continue while the Company concentrates on such activities and until it has established a sufficient revenue-generating customer base, if ever. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" regarding anticipated decreases in revenue for the fourth quarter of 1996. There can be no assurance that an adequate revenue base will be established or that sales of the Company's products and services will generate positive cash flow from operations. If the Company is not able to generate profits and positive cash flow in the next few years, the Company will most likely be unable to pay the principal of or interest on the Notes, and the Warrants may become worthless.

LETTER OF INTENT; ABILITY TO OBTAIN FIRM COMMITMENTS

         The Company intends to continue using a majority of the proceeds of the Private Placement to provide the capital necessary to permit the Company to offer the ERS ShelfNet System pursuant to the Tolling Plan, whereby the Company will own the ERS ShelfNet System and provide it to retailers on a fee basis. Although the Company has entered into the Letter of Intent which contemplates the installation of the ERS ShelfNet System in approximately 60 stores, the Letter of Intent is not a binding obligation and, in any case, is subject to numerous conditions, including the negotiation and execution of a definitive contract. There can be no assurance that the arrangements contemplated by the Letter of Intent will be consummated.

         Even if the Company provides the ERS ShelfNet System to the stores contemplated by the Letter of Intent, the Company may not be able to obtain other customers or install systems in more stores pursuant to the Tolling Plan or otherwise. In addition, under the Tolling Plan a customer may elect to terminate its usage of the ERS ShelfNet System after only one year. If the Company is not able to consummate the arrangements contemplated by the Letter of Intent or if the Company is not able to obtain other significant contracts to provide the ERS ShelfNet System or if the use of the ERS ShelfNet System is terminated by its customers after only an initial period, the Company's business and results of operations will be materially adversely affected.

SUBSTANTIAL LEVERAGE; DEBT SERVICE REQUIREMENTS

         As a result of the Private Placement, the Company is highly leveraged with indebtedness that is substantial in relation to its stockholders' equity. On a pro forma basis as of September 30, 1996, the Company had an estimated total outstanding indebtedness of approximately $99.9 million, including $94.9 million with respect to the Notes, and the Company would have had total stockholders' equity of $8.6 million. On a pro forma basis, after giving effect to the Private Placement as if the Private Placement had occurred on January 1, 1995, for the year ended December 31, 1995, and on January 1, 1996, for the nine months ended September 30, 1996, the Company's earnings would have been insufficient to cover fixed charges by $26.0 million and $17.8 million, respectively.

         The Company's high degree of leverage could have important consequences to holders of the Notes, including that (i) a substantial portion of the Company's cash flow from operations, if any, after February 1, 2000, will be required to be dedicated to the Company's interest expense obligations and may not be available to the Company for its operations, working capital, capital expenditures or other purposes, (ii) the Company's ability to obtain financing in the future may be limited, (iii) the Company's flexibility to adjust to changing market conditions and ability to withstand competitive pressures as compared to less highly-leveraged competitors could be limited (including by reason of the covenants contained in the Indenture), and (iv) the Company may be more vulnerable to downturns in general economic conditions or in its business or be unable to undertake capital expenditures that are important for its growth strategy, any of which could have a material adverse effect on the Company and its ability to make payments of principal of, and interest on, the Notes.

         Since inception, the Company has not generated positive cash flow from operations. As a result, the Company has been required to pay its fixed charges (including interest on existing indebtedness) and operating expenses with the proceeds from sales of its equity securities, loans from stockholders and other credit arrangements. With the issuance of the Notes, as of February 1, 2000, the Company will be required to satisfy substantially higher periodic cash debt service obligations. Commencing August 1, 2000, cash interest on the Notes will be payable semi-annually at the rate of 13-1/4% per annum (approximately $19.5 million per year). The full accreted principal amount at maturity of the Notes of $147,312,000 will become due on February 1, 2004.

         The Company's ability to make scheduled payments or to refinance its obligations with respect to the Notes (including its obligation to purchase the Notes at 101% of the Accreted Value plus accrued and unpaid interest, if any, at the time of a Change of Control (as defined in the Indenture)) and its other indebtedness will ultimately depend on its financial and operating performance, which in turn is subject to prevailing economic and competitive conditions and to certain financial, business and other factors that may be beyond its control, including operating difficulties, increased operating costs, prices it can charge its customers, the response of competitors, regulatory developments and delays in implementing its strategy. The Company's ability to meet its debt service and other obligations will depend largely on the extent to which the Company can implement successfully its business strategy of achieving large-scale commercialization of the ERS ShelfNet System. There can be no assurance that the Company will be able to implement fully its strategy or that the anticipated results of its strategy will be realized. There can be no assurance that the Company will be able to generate sufficient cash flow or otherwise obtain funds in the future to cover interest and principal payments associated with the Notes and any other debt of the Company and its subsidiaries. See "Business -- Business Strategy".

         In the event the Company is unable to meet its obligations with respect to its existing indebtedness, it may be required to reduce or delay capital expenditures, refinance or restructure all or a portion of its indebtedness, sell material assets or operations or seek to raise additional debt or equity capital. There can be no assurance that the Company will be able to effect any such refinancing or restructuring or sell assets or obtain any such additional capital on satisfactory terms or at all, or that the Company's cash flow and capital resources will be sufficient for payment of interest on and principal of its indebtedness in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Description of the Notes -- Limitation on Sales of Assets and Subsidiary Stock".

RANKING OF NOTES; HOLDING COMPANY STRUCTURE

         The Notes are not secured and, therefore, will be effectively subordinated to all existing and future secured indebtedness of the Company to the extent of the value of the assets securing such indebtedness. As of September 30, 1996, and without giving pro forma effect to the Private Placement, the Company had $5.0 million of secured indebtedness outstanding, consisting solely of the CDA Note. Subject to certain conditions specified therein, the Indenture permits the Company and its subsidiaries to incur additional indebtedness, including capital lease obligations and secured indebtedness, which obligations and secured indebtedness will rank senior to the Notes to the extent of the assets subject thereto. See "Description of the Notes".

         In addition, the Company is a holding company and conducts substantially all of its operations through subsidiaries. As such, the Company has no substantial source of operating cash flow other than from dividends and distributions from its subsidiaries. Therefore, the Company's ability to make required principal and interest payments with respect to the Company's indebtedness (including the Notes) and other obligations depends on the earnings of its subsidiaries and on its ability to receive funds from its subsidiaries through dividends or other payments. Although the Indenture prohibits the Company from causing the imposition of or permitting to exist any restrictions on the ability of its subsidiaries to make such distributions, there can be no assurance that other factors, including legal or regulatory restrictions, will not limit the ability of such subsidiaries to make such distributions in the future. Although each of the Company's subsidiaries, at such future time as it incurs certain indebtedness, may be required to guarantee the Company's obligations under the Notes, any such guarantee is subject to certain limitations and such subsidiary's liability under its guarantee could be reduced to zero. See " -- Fraudulent Conveyance" and "Description of the Notes -- Certain Covenants -- Future Guarantors" and " -- Certain Definitions". To the extent that any subsidiary that does not guarantee the Company's obligations under the Notes is subject to or incurs indebtedness and becomes insolvent or is liquidated, secured and unsecured creditors of such subsidiary would be entitled to payment from the proceeds of such subsidiary's assets before the Company and its creditors would derive any value from such subsidiary's assets. Furthermore, because any such guarantees by the Company's subsidiaries will be unsecured, the secured creditors of any such subsidiary would be entitled to payment from such proceeds before the Company and its creditors would derive any value from such subsidiary's assets. As of September 30, 1996, after giving pro forma effect to the Private Placement, the Company's subsidiaries (including the Principal Subsidiary, as co-borrower under the CDA Note) had in the aggregate $5.0 million of long-term indebtedness outstanding (exclusive of (i) the Notes and (ii) indebtedness to the Company in the amount of $37 million), all of which was secured. The Company's subsidiaries may incur additional indebtedness in the future, subject to certain restrictions imposed by the Indenture. See "Description of the Notes -- Certain Covenants".

COMPETITION AND TECHNOLOGICAL CHANGE

         The Company believes that the only ESL system suppliers offering a product currently competing with the Company's system in the United States are Telepanel Systems Inc. ("Telepanel") of Markham, Ontario, Canada, Pricer, Inc. of Norwalk, Connecticut, a subsidiary of Pricer AB ("Pricer") of Uppsala, Sweden and, recently, NCR Corporation ("NCR"). However, the emerging market for ESL systems is characterized by rapid technological advances and evolving industry standards and is subject to a high degree of potential competition. As a result, the Company has been and will continue to be required to make substantial expenditures for engineering and development. Telepanel has publicly reported the existence of an arrangement with IBM whereby IBM may market the Telepanel system. Additionally, other companies that are larger than the Company and have greater financial and other resources than the Company may attempt to develop or market competing ESL systems. No assurance can be given that other companies, such as other vendors of POS systems, including Fujitsu-ICL, will not enter the market in which the Company competes or that the Company will have the resources required to respond to technological changes or to compete successfully in the future. The Company's ESL system is also subject to competition from vendors selling traditional paper labeling methods, as well as providers of hand-held portable data terminals. See "Business -- Competition".

PROTECTION OF INTELLECTUAL PROPERTY

         The Company's ability to compete effectively will depend, in part, on the competitive advantage it enjoys as a result of its intellectual property, and thus on its ability to continue to protect its intellectual property. The Company relies principally upon patent and copyright protection and its trade secret program to protect its proprietary technology. There can be no assurance that any additional patents will be issued as a result of any applications made by the Company therefor or that claims allowed under such patents or any existing patents will not be challenged or invalidated or will be of adequate scope to protect the Company's technology. The Company also relies on non-disclosure agreements with its employees, customers and consultants and other parties. There can be no assurance that such measures will be adequate to protect the Company's intellectual property. Although the Company believes that its products and technology do not infringe on the proprietary rights of others, there can be no assurance that third parties will not assert infringement claims in the future or that such claims will not be successful. In any case, the Company could incur substantial costs in defending itself in patent infringement suits brought by others and in prosecuting suits against patent infringers. See "Business -- Intellectual Property" and "Business -- Legal Proceedings".

DEPENDENCE ON SUPPLIERS AND CONTRACT MANUFACTURERS

         The Company does not manufacture any of the hardware components of the ERS ShelfNet System and is solely dependent upon third parties to manufacture and assemble components comprising the ERS ShelfNet System on a purchase order basis. The Company does not have written long-term arrangements with such contract manufacturers. In addition, the Company's ESLs currently incorporate a microprocessor which is supplied solely by Sanyo Semiconductor Corporation ("Sanyo"). While the Company, on the basis of its familiarity with the design of such microprocessor and the capabilities of other sources, believes that other suppliers could produce equivalent microprocessors within approximately four months of notification by the Company, any inability to obtain microprocessors from its current supplier in sufficient quantities could result in a temporary interruption of the Company's production of ESLs and any such replacement supplier could charge more for such production or produce a lower-quality unit, thus diminishing the Company's revenues and income from operations. Although the Company believes that several parties are available to manufacture the components of its system, the termination of the Company's relationship with one or more of its contract manufacturers, legal or regulatory changes in any country in which such manufacturer resides or an extreme loss of property (e.g., as a result of a fire, hurricane, etc.) to any such manufacturer may result in a temporary interruption in the manufacture and assembly of the Company's system and, thus, in the delay or loss of placements of the ERS ShelfNet System, with a corresponding loss of revenues. See "Business -- Manufacturing".

DEPENDENCE ON SIGNIFICANT CUSTOMERS

         During the year ended December 31, 1995, 83% of the Company's revenues was attributable to purchases by three supermarket chains, and, in 1993 and 1994, 82% and 81%, respectively, of the Company's revenues were attributable to purchases by two supermarket chains (aggregating four chains for the entire three year period). The failure of such customers to continue to utilize systems from the Company could have a material adverse effect on the business of the Company. The Company's prior arrangements with a principal customer with respect to proposed sales of the ERS ShelfNet System expired during the fourth quarter of 1996. Although the Company is engaged in discussions regarding a new arrangement with such customer and the replacement of an additional supermarket arrangement relating to system sales, there can be no assurance that any such arrangements will be consummated. Additionally, customers who account for significant portions of the Company's revenues may have the ability to negotiate prices for the Company's products and services that are more favorable to such customers and that result in lower profit margins for the Company. See "Business -- Customers".

ABILITY TO MANAGE GROWTH

         If the ERS ShelfNet System is installed in the stores contemplated by the Letter of Intent and the Company is able to obtain significant orders from other large retailing chains, the Company will experience rapid growth, which in turn will place significant pressure on the Company's managerial, operational and financial resources. To manage its growth, the Company must continue to implement and improve its operational and financial systems and to expand, train and manage its employee base, and any inability of the Company to attract and retain the executive and managerial personnel required by its expanding business could have a material adverse effect on the Company's business operating results and financial condition. The Company will also be required to develop and manage multiple relationships with various customers, business partners and other third parties. The Company's systems, procedures or controls may not be adequate to support the Company's operations, and Company management may not be able to achieve the rapid expansion necessary to exploit potential market opportunities for the Company's products and services. The Company's future operating results will also depend on its ability to expand its sales and marketing, and research and development, organizations, to implement and manage new distribution channels, to penetrate markets and to expand its support organization. Furthermore, there can be no assurance that the Company will be successful in procuring expanded third party sources for the manufacture and assembly of the components of the ERS ShelfNet System, in expanding the capabilities of its personnel and subcontractors engaged in the installation and servicing of its system or in lowering the costs of manufacturing, installing or maintaining its system. In addition, any anticipated expansion of the Company's marketing efforts outside of the United States will expose the Company to the economic, political and regulatory environments within the countries in which the Company's new and potential customers are located, which may be more restrictive or burdensome than those in the United States and with which the Company may be unfamiliar.

DEPENDENCE ON KEY PERSONNEL

         The Company is dependent on its ability to recruit, retain and motivate high quality personnel, including technical employees, competition for whom is intense. Any inability of new management to adjust quickly to, and perform as expected in, their respective roles within the Company, or any inability of the Company to attract and retain personnel with the requisite skills, could have a material adverse effect on the Company's business, operating results and financial condition. See "Management".

SUBSTANTIAL RESTRICTIONS AND COVENANTS

         The Indenture contains numerous financial and operating covenants, including, but not limited to, restrictions on the Company's ability to incur indebtedness, pay dividends, create liens, sell assets, engage in certain mergers and acquisitions, make investments and enter into new lines of business. Such covenants could materially limit or exclude potentially profitable activities in which the Company might otherwise engage. The ability of the Company to comply with the covenants and other terms of the Indenture, to make cash payments with respect to the Notes and to satisfy its other debt obligations will depend on the future performance of the Company. In addition, in the event of a Change of Control, the Company will be required, subject to certain conditions, to offer to purchase all outstanding Notes at a price equal to 101% of the Accreted Value of the Notes at such time plus accrued interest, if any. There can be no assurance that the Company would be able to raise sufficient funds to meet this obligation. In the event the Company fails to comply with the various covenants contained in the Indenture, it would be in default thereunder and the maturity of substantially all of its long-term debt (including the Notes) could be accelerated. See "Description of the Notes -- Defaults".

CONTROL BY EXISTING STOCKHOLDERS

         Norton Garfinkle, Chairman of the Board and a director of the Company, together with two affiliated limited partnerships, and Bruce F. Failing, Jr., Vice Chairman of the Board and Chief Executive Officer and a director of the Company, together with a related trust established for the benefit of his children, beneficially own approximately 53% of the outstanding Common Stock (without giving effect to any outstanding stock options, convertible securities and warrants). Messrs. Garfinkle and Failing have entered into an agreement relating to the voting and disposition of such shares. Accordingly, Messrs. Garfinkle and Failing, acting together, effectively control the Company and are currently able to elect all of the Company's directors and to take any other action requiring majority stockholder approval.

TRANSACTIONS WITH AFFILIATES

         A significant source of funds for the Company historically has been certain credit arrangements with members of the Board of Directors and their affiliates and the sale of additional shares of its capital stock to such parties. No such credit arrangements are in effect as of the date of this Prospectus. In connection with such transactions, the Company has entered into registration rights agreements with such directors and their affiliates. As a result of holding the Company's convertible note and warrants, the Connecticut Development Authority (the "CDA") is also the beneficial owner of in excess of 5% of the outstanding Common Stock. The Company subleases certain premises to a company owned by Messrs. Garfinkle and Failing and is indebted to the CDA in accordance with its existing arrangements.

FRAUDULENT CONVEYANCE

         Under certain circumstances, subsidiaries of the Company will be required to guarantee the Company's obligations with respect to the Notes. The Company believes that any such guarantee will be for proper purposes and in good faith. See "Description of the Notes -- Certain Covenants -- Future Guarantors".

         If a court of competent jurisdiction in a suit by an unpaid creditor or a representative of creditors (such as a trustee in bankruptcy or a debtor-in-possession) were to find that, at the time such subsidiary incurred its obligations under its guarantee, either such subsidiary incurred such obligations with the intent to hinder, delay or defraud its present or future creditors, or that it was insolvent or was rendered insolvent by reason of such incurrence, was engaged or was about to engage in a business or transaction for which its remaining unencumbered assets constituted unreasonably small capital to carry on its business or intended to incur, or believed or reasonably should have believed that it would incur, debts beyond its ability to pay such debts as they matured, and the indebtedness was incurred for less than reasonably equivalent value, such court could avoid such subsidiary's obligations under its guarantee, subordinate such guarantee to any or all other indebtedness of such subsidiary or take other action detrimental to the holders of the Notes. In that event, there can be no assurance that any repayment on such guarantee could ever be recovered by the holders of the Notes. This risk is accordingly particularly relevant in the case of a potential guarantee of the Notes by the Principal Subsidiary. Principally as a result of intercompany indebtedness to the Company of approximately $37 million at September 30, 1996, the Principal Subsidiary might not currently be solvent (the measure of solvency for these purposes is discussed below).

         The measure of insolvency for purposes of the foregoing will vary depending upon the law of the jurisdiction in which it is being applied. Generally, however, an entity would be considered insolvent for these purposes if, at the time it incurred indebtedness such as a guaranty obligation, either the sum of its debts was then greater than all of its property at a fair valuation, or the then fair salable value of its assets was less than the amount that was then required to pay its probable liabilities on its existing debts (including contingent liabilities such as guarantee obligations) as they became absolute and matured or if, at any time, it proved unable to satisfy its liabilities immediately due and payable with its current cash flow and available assets. Principally as a result of intercompany debts owed by the Principal Subsidiary to the Company, the Principal Subsidiary might not currently be solvent on this basis.

ORIGINAL ISSUE DISCOUNT

         The Old Notes were issued at a substantial discount from their stated principal amount at maturity. Consequently, although cash interest on the Notes will generally not be payable prior to August 1, 2000, original issue discount ("OID") will be includable in the gross income of a holder of the New Notes, for U.S. federal income tax purposes, in advance of the receipt of such cash payments on the Notes. See "Certain Federal Income Tax Consequences" for a more detailed discussion of the U.S. federal income tax consequences of the purchase, ownership and disposition of the New Notes.

         If a case is commenced by or against the Company under federal bankruptcy law after the issuance of the Notes, the claim of a holder of a Note with respect to the principal amount at maturity thereof may be limited to an amount equal to the sum of (i) the imputed initial offering price of such Note and (ii) that portion of the OID that is not deemed to constitute "unmatured interest" for purposes of federal bankruptcy law. Any OID that was not amortized as of any such bankruptcy filing would constitute "unmatured interest".

POTENTIAL LOSS OF NOLS

         As of September 30, 1996, the Company had net operating loss carryforwards ("NOLs") of approximately $42 million for U.S. federal income tax purposes. These NOLs, if not utilized to offset taxable income in future periods, will expire between 2008 and 2011. Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations promulgated thereunder, impose limitations on the ability of corporations to use NOLs, if the corporation experiences a more than 50% change in ownership during any three-year period. The Company does not believe that it has experienced an ownership change between the Initial Public Offering and the date of this Prospectus, although it is possible that such an ownership change may occur or be deemed to have occurred as a result of events beyond the control of the Company (such as transfers of Common Stock by certain stockholders or the exercise or treatment of warrants, conversion rights or stock options issued by the Company). In addition, it is possible that the Private Placement itself will have caused or contributed to an ownership change, as a result of treatment of either the Notes or the Warrants as stock for purposes of Section 382 of the Code. There can also be no assurance that the Company will not take additional actions, such as the issuance of additional stock, that would cause an ownership change to occur. In addition, the NOLs are subject to examination by the Internal Revenue Service (the "IRS"), and are thus subject to adjustment or disallowance resulting from any such IRS examination. Accordingly, prospective purchasers of the New Notes should not assume the unrestricted availability of the Company's currently existing or future NOLs, if any, in making their investment decisions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations -- Income Taxes".

ABSENCE OF PUBLIC TRADING MARKET FOR NOTES

         The New Notes will constitute a new issue of securities for which there is no established trading market and may not be widely distributed. The Initial Purchasers have informed the Company that they currently intend to make a market in the New Notes as permitted by applicable laws and regulations; however the Initial Purchasers are not obligated to do so and may discontinue market making at any time without notice. The Company does not intend to list the New Notes on any national securities exchange or to seek the admission thereof to trading in the Nasdaq Stock Market, and there can be no assurance as to the development of any market or liquidity of any market that may develop for the New Notes. If a market for the New Notes does develop, the price of such New Notes may fluctuate and liquidity may be limited. If a market for the New Notes does not develop, purchasers may be unable to resell such New Notes for an extended period of time, if at all.

         Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of such securities. There can be no assurance that the market for the New Notes will not be subject to similar disruptions. Any such disruptions may have an adverse effect on holders of the New Notes.

         See " -- Investment Company Act Considerations" for a description of certain risks associated with the Company being determined to be an "investment company".

INVESTMENT COMPANY ACT CONSIDERATIONS

         The Investment Company Act of 1940, as amended (the "1940 Act"), requires the registration of, and imposes various substantive restrictions on, certain companies ("investment companies") that are, or hold themselves out as being, engaged primarily, or propose to engage primarily, in the business of investing, reinvesting or trading in securities, or that fail certain statistical tests regarding composition of assets and sources of income and are not primarily engaged in businesses other than investing, reinvesting, owning, holding or trading securities. As a result of the receipt and investment of the proceeds of the Private Placement a majority of the Company's assets will be invested in investment securities (as defined in the 1940 Act), and the Company may be deemed to be an investment company.

         In order to clarify the Company's status under the 1940 Act, the Company applied on January 15, 1997 (the "Application") to the Commission for an order under Section 3(b)(2) of the 1940 Act declaring that the Company is primarily engaged in a business other than that of investing, reinvesting, owning, holding or trading in securities and in the alternative for an order under Section 6(c) of the 1940 Act exempting the Company from all provisions of the 1940 Act. Since the filing of the Application, the Company has automatically been exempt from regulation under the 1940 Act, and will continue to be exempt for a period of 60 days from such filing, as provided under Section 3(b)(2) of the 1940 Act. The Company does not intend to register as an investment company in reliance upon this temporary exemption and in the expectation that an exemptive order will be granted. However, there is no assurance that any such order will be granted or if granted will be granted prior to the expiration of such 60 day period. The staff of the SEC has informed the Company that it is the policy of the Commission not to take enforcement action for failure to register as an investment company following the expiration of the 60 day automatic exemption if a Company's bona fide application for an exemptive order is pending.

         Any order that may be granted may be conditioned on, among other things, (i) the Company limiting the nature of the securities in which the proceeds of the Private Placement are invested, which would be likely to result in the Company obtaining lower yields on the funds invested than might be available in the securities markets generally, (ii) compliance with Sections 9, 17(a), 17(d), 17(e), 17(f) and Sections 36-53 of the 1940 Act and the rules and regulations thereunder as if the Company were a registered investment company, and (iii) disclosure in the Company's reports required to be filed under the Exchange Act that any such order has been granted and that the Company is subject to certain provisions of the 1940 Act and the rules and regulations thereunder as if it were a registered investment company. In addition, the duration of any such order may be limited to a period of two years from the date of the filing of the Application and therefore may require the Company to reduce its holdings of securities and investment securities by January 15, 1999, so that the Company would no longer be considered an investment company under
Section 3(a) of the 1940 Act. Because the rate at which the proceeds of the Private Placement will be expended depends in part on circumstances not within the Company's control, there is no assurance that this timetable will be met.

         If the Company were required to register as an investment company under the 1940 Act, it would become subject to substantial regulation with respect to its capital structure, management, operations, transactions with affiliated persons (as defined in the 1940 Act) and other matters in addition to any such regulations that may apply as a result of the conditions discussed above that may be imposed by any exemptive order issued by the Commission. Application of all provisions of the 1940 Act to the Company would have a material adverse effect on the Company. In the event that an exemptive order is not granted by the SEC or expires prior to the time the Company would no longer be considered an investment company under Section 3(a) of the 1940 Act, the Company would take such action as may be prudent to seek to avoid becoming subject to further regulation under the 1940 Act. There is no assurance, however, that under such circumstances such regulation could be avoided.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

         On January 24, 1997, the Company issued $147,312,000 aggregate principal amount at maturity of Old Notes to Credit Suisse First Boston Corporation and UBS Securities LLC (the "Initial Purchasers"). The issuance was not registered under the Securities Act in reliance upon the exemption under Rule 144A and Section 4(2) of the Securities Act. In connection with the issuance and sale of the Old Notes, the Company entered into a Registration Rights Agreement with the Initial Purchasers dated as of January 20, 1997 (the "Registration Rights Agreement"). The Registration Rights Agreement obligates the Company to (i) file the Registration Statement of which this Prospectus is a part for the Exchange Offer within 45 days after January 24, 1997, the date the Old Notes were issued (the "Issue Date"), (ii) use its best efforts to cause the Registration Statement to become effective within 150 days after the Issue Date and (iii) consummate the Exchange Offer within 180 days of the Issue Date. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Exchange Offer is being made pursuant to the Registration Rights Agreement to satisfy the Company's obligations thereunder.

         Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties, the Company believes that a holder who exchanges Old Notes for New Notes pursuant to the Exchange Offer may offer for resale, resell and otherwise transfer such New Notes without compliance with the registration and prospectus delivery requirements of the Securities Act; provided that (i) such New Notes are acquired in the ordinary course of such Holder's business, (ii) such holder is not engaged in, and does not intend to engage in, a distribution of such New Notes and has no arrangement with any person to participate in the distribution of such New Notes, and (iii) such holder is not an affiliate of the Company (as defined under Rule 405 of the Securities Act). However, the staff of the Commission has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes (other than a resale of an unsold allotment from the original sale of the Notes) received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

TERMS OF THE EXCHANGE OFFER

         Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), the Company will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue a principal amount at maturity of New Notes in exchange for an equal principal amount at maturity of outstanding Old Notes validly tendered pursuant to the Exchange Offer and not withdrawn prior to the Expiration Date. Old Notes may only be tendered in integral multiples at maturity of $1,000. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer.

         The terms of the New Notes and the Old Notes are substantially identical in all material respects, except that (i) the exchange will be registered under the Securities Act and, therefore, the New Notes will not bear legends restricting the transfer of such New Notes, and (ii) holders of the New
Notes will not be entitled to any of the registration rights of holders of Old Notes under the Registration Rights Agreement, which rights will terminate upon the consummation of the Exchange Offer. See "Description of New Notes." The New Notes will evidence the same indebtedness as the Old Notes. The New Notes will be issued under and entitled to the benefits of the Indenture pursuant to which the Old Notes were issued such that the New Notes and Old Notes will be treated as a single class of debt securities under the Indenture.

         As of the date of this Prospectus, $147,312,000 aggregate principal amount at maturity of the Old Notes are outstanding. This Prospectus, together with the Letter of Transmittal, is being sent to all registered holders of the Old Notes.

         Holders of Old Notes do not have any appraisal or dissenters' rights under the General Corporation Law of Delaware or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Exchange Act, and the rules and regulations of the Commission thereunder. Old Notes which are not tendered and were not prohibited from being tendered for exchange in the Exchange Offer will remain outstanding and continue to accrue interest and to be subject to transfer restrictions, but will not be entitled to any rights or benefits under the Registration Rights Agreement.

         Upon satisfaction or waiver of all the conditions to the Exchange Offer, the Company will accept, promptly after the Expiration Date, all Old Notes properly tendered and not withdrawn and will issue New Notes in exchange therefor promptly after acceptance of the Old Notes. For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Old Notes for exchange when, as and if, the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the New Notes from the Company.

         In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of such Old Notes, a properly completed and duly executed Letter of Transmittal and all other required documents; provided, however, that the Company reserves the absolute right to waive any defects or irregularities in the tender or conditions of the Exchange Offer. If any tendered Old Notes are not accepted for any reason set froth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount at maturity than the holder desires to exchange, such unaccepted or nonexchanged Old Notes or substitute Old Notes evidencing the unaccepted portion, as appropriate, will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

         Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See " -- Fees and Expenses."

EXPIRATION DATE; EXTENSION; AMENDMENTS

         The term "Expiration Date," shall mean 5:00 p.m., New York City time, on _________, 1997 (30 days following the commencement of the Exchange Offer), unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

         In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the registered holders an announcement thereof, prior to 9:00 a.m., New York City time, on the next business day after the then Expiration Date.

         The Company reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under " -- Conditions" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the holders of Old Notes of such amendment.

         Without limiting the manner in which the Company may choose to make a public announcement of any delay, extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

INTEREST ON THE NEW NOTES

         Cash interest will not accrue on the New Notes prior to February 1, 2000. Thereafter, the New Notes will bear interest at the rate of 13-1/4% per annum, payable semi-annually, in cash, on February 1 and August 1 of each year, commencing August 1, 2000.

CONDITIONS

         Notwithstanding any other term of the Exchange Offer, the Company will not be required to exchange any New Notes for any Old Notes, and may terminate or amend the Exchange Offer before the acceptance of any Old Notes for exchange, if:

         (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which seeks to restrain or prohibit the Exchange Offer or, in the Company's judgment, would materially impair the ability of the Company to proceed with the Exchange Offer; or

         (b) any law, statute, rule or regulation is proposed, adopted or enacted, or any existing law, statute, rule, order or regulation is interpreted, by any government or governmental authority which, in the Company's judgment, would materially impair the ability of the Company to proceed with the Exchange Offer; or

         (c) the Exchange Offer or the consummation thereof would otherwise violate or be prohibited by applicable law.

         If the Company determines in its sole discretion that any of these conditions are not satisfied, the Company may (i) refuse to accept any Old Notes and return all tendered Old Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders who tendered such Old Notes to withdraw their tendered Old Notes, or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Old Notes which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

         The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described above shall be final and binding on all parties. NO VOTE OF THE COMPANY'S SECURITYHOLDERS IS REQUIRED TO EFFECT THE EXCHANGE OFFER AND NO SUCH VOTE (OR PROXY THEREFOR) IS BEING SOUGHT HEREBY.

PROCEDURES FOR TENDERING

         Only a holder of Old Notes may tender such Old Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must (i) complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Old Notes (unless such tender is being effected pursuant to the procedure for book-entry transfer described below) and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date, or (ii) comply with the guaranteed delivery procedures described below. Delivery of all documents must be made to the Exchange Agent at its address set forth herein.

         The tender of Old Notes by a holder as set forth below will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal.

         THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

         Any beneficial owner(s) whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Old Notes, either make appropriate arrangement to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

         Signatures on a Letter of Transmittal or a notice of withdrawal (described below), as the case may be, must be guaranteed by an Eligible Institution (as defined) unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Payment Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be made by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

         If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Old Notes, with the signature thereon guaranteed by an Eligible Institution. If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

         All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Old Notes and withdrawal of tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

         In addition, the Company reserves the right in its sole discretion to purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date or, as set forth below under "Conditions," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

         By tendering, each holder will represent to the Company that, among other things, (i) the New Notes to be acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of such holder, (ii) such holder has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the New Notes and
(iii) it is not an "affiliate," as defined in Rule 405 under the Securities Act, of the Company, or that if it is an "affiliate," it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

BOOK-ENTRY TRANSFER

         The Exchange Agent will make a request to establish an account with respect to the Old Notes at the book-entry transfer facility for the Old Notes, The Depository Trust Company ("DTC"), for purposes of the Exchange Offer within two business days after the date of this Prospectus. Any financial institution that is a participant in DTC's systems may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account with respect to the Old Notes in accordance with DTC's procedures for such transfer. Although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, an appropriate Letter of Transmittal with any required signature guarantee and all other required documents must in each case be transmitted to and received and confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures.

GUARANTEED DELIVERY PROCEDURES

         Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available, (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, or (iii) who cannot complete the procedures for book-entry transfer of Old Notes to the Exchange Agent's account with DTC prior to the Expiration Date, may effect a tender if:

         (a) The tender is made through an Eligible Institution;

         (b) On or prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed notice of guaranteed delivery substantially in the form provided by the Company (the "Notice of Guaranteed Delivery") (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Old Notes (if possible) and the principal amount at maturity of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five business trading days after the Expiration Date,
(i) the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Old Notes and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, or (ii) that book-entry transfer of such Old Notes into the Exchange Agent's account at DTC will be effected and confirmation of such book-entry transfer will be delivered to the Exchange Agent; and

         (c) Such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Old Notes in proper form for transfer and all other documents required by the Letter of Transmittal, or confirmation of book-entry transfer of the Old Notes into the Exchange Agent's account at DTC, are received by the Exchange Agent within five business trading days after the Expiration Date.

         Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

         Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

         To withdraw a tender of Old Notes in the Exchange Offer, a telegram, telex, facsimile transmission or letter indicating notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having tendered the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount at maturity of such Old Notes), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accomplished by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes into the name of the person withdrawing the tender and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. If Old Notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Notes or otherwise comply with DTC's procedures. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for payment will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under " -- Procedures for Tendering" at any time prior to the Expiration Date.

UNTENDERED OLD NOTES

         Holders of Old Notes whose Old Notes are not tendered or are tendered but not accepted in the Exchange Offer will continue to hold such Old Notes and will be entitled to all the rights and preferences and subject to the limitations applicable thereto under the Indenture. Following consummation of the Exchange Offer, the holders of Old Notes will continue to be subject to the existing restrictions upon transfer contained in the legend thereon. In general, the Old Notes may not be offered for resale or resold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company will have no further obligations to such holders, other than the Initial Purchasers, to provide for the registration under the Securities Act of the Old Notes held by them after the Expiration Date. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected.

EXCHANGE AGENT

         United States Trust Company of New York has been appointed as Exchange Agent of the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

                      By Mail:                                       By Overnight Courier:
      United States Trust Company of New York               United States Trust Company of New York
                    P.O. Box 844                                   770 Broadway - 13th Floor
                   Cooper Station                                 Corporate Trust Operations
              New York, NY 10276-0844                                     Department
     (registered or certified mail recommended)                       New York, NY 10003

                      By Hand:                                           By Facsimile:
      United States Trust Company of New York                           (212) 420-6152
                    111 Broadway                               (For Eligible Institutions Only)
                    Lower level                                      Confirm by telephone:
                 New York, NY 10006                                     (800) 548-6565
           Attn: Corporate Trust Services

         DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE TO A NUMBER OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES

         The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, facsimile transmission, telephone or in person by officers and regular employees of the Company and its affiliates.

         The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

         The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses include registration fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

         The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing New Notes or Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other person) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCES OF FAILURE TO EXCHANGE

         Upon consummation of the Exchange Offer, holders of Old Notes that were not prohibited from participating in the Exchange Offer and did not tender their Old Notes will not have any registration rights under the Registration Rights Agreement with respect to such nontendered Old Notes and, accordingly, such Old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered for resale or resold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not intend to register the Old Notes under the Securities Act. Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties, the Company believes that a holder who exchanges Old Notes for New Notes pursuant to the Exchange Offer may offer for resale, resell and otherwise transfer such New Notes without compliance with the registration and prospectus delivery requirements of the Securities Act; provided that (i) such New Notes are acquired in the ordinary course of such Holder's business, (ii) such holder is not engaged in, and does not intend to engage in, a distribution of such New Notes and has no arrangement with any person to participate in the distribution of such New Notes, and (iii) such holder is not an affiliate of the Company (as defined under Rule 405 of the Securities Act). However, the staff of the Commission has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." The New Notes may not be offered or sold unless they have been registered or qualified for sale under applicable state securities laws or an exemption from registration or qualification is available and is complied with. The Company is required, under the Registration Rights Agreement, to register the New Notes in any jurisdiction requested by the holders, subject to certain limitations. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected.

OTHER

         Participation in the Exchange Offer is voluntary and holders should carefully consider whether to accept. Holders of the Old Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

         Upon consummation of the Exchange Offer, holders of the Old Notes that were not prohibited from participating in the Exchange Offer and did not tender their Old Notes will not have any registration rights under the Registration Rights Agreement with respect to such nontendered Old Notes and such Old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon. Accordingly, such Old Notes may not be offered, sold, pledged or otherwise transferred except (i) to a person whom the seller reasonably believes is a "qualified institutional buyer" within the meaning of Rule 144A under the Securities Act purchasing for its own account or for the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A, (ii) in an offshore transaction complying with Rule 904 of Regulation S under the Securities Act, (iii) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available), (iv) pursuant to an effective registration statement under the Securities Act or (v) to the Company and, in each case, in accordance with all other applicable securities laws.

ACCOUNTING TREATMENT

         The New Notes will be recorded in the Company's accounting records at the same carrying value as the Old Notes as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company upon the consummation of the Exchange Offer. The expenses of the Exchange Offer will be amortized over the remaining term of the New Notes.

                                 USE OF PROCEEDS

         There will be no cash proceeds to the Company from the issuance of the New Notes pursuant to the Exchange Offer.

                                 CAPITALIZATION

         The following table sets forth the consolidated cash and consolidated capitalization of the Company as of September 30, 1996, and as adjusted to give effect to the Private Placement and the application of the net proceeds therefrom. The table should be read in conjunction with the Company's Consolidated Financial Statements included elsewhere in this Prospectus.

                                                          SEPTEMBER 30, 1996
                                                          ------------------
                                                                          AS
                                                        ACTUAL         ADJUSTED
                                                        ------         --------
                                                        (DOLLARS IN THOUSANDS)
Cash and cash equivalents .......................      $  9,651       $ 104,651
                                                       ========       =========
 Long-term debt
   CDA Note .....................................      $  4,987       $   4,987
   13-1/4% Senior Discount Notes Due 2004 .......            --          94,900
                                                       --------       ---------
   Total long-term debt .........................         4,987          99,887
                                                       --------       ---------
Common stock purchase warrants(1) ...............            --           5,100
                                                       --------       ---------

Stockholders' equity:

   Preferred stock, undesignated (par value
     $1.00 per share; 2,000,000 shares
     authorized; none outstanding) ..............            --              --
   Common stock (par value $0.01 per share;
     25,000,000 shares authorized; 21,034,195
     issued and outstanding)(2)(3) ..............           210             210
   Additional paid-in capital ...................        50,644          50,644
   Accumulated deficit ..........................       (42,258)        (42,258)
                                                       --------       ---------

     Total stockholders' equity .................         8,596           8,596
                                                       --------       ---------

       Total capitalization .....................      $ 13,583       $ 113,583
                                                       ========       =========

---------------------------

(1) Reflects the $5.1 million ascribed to the Warrants issued in connection with the Private Placement. No assurance can be given that the value allocated to the Warrants is indicative of the price at which the Warrants may actually trade.

(2) In January 1997, the stockholders of the Company authorized an amendment to the Company's certificate of incorporation increasing the number of authorized shares of Common Stock from 25,000,000 shares to 35,000,000 shares.

(3) On December 17, 1996, the Company had 21,047,106 shares of Common Stock outstanding, which did not include (i) 2,538,258 shares of Common Stock initially reserved for issuance upon exercise of the Warrants, (ii) 1,047,492 shares of Common Stock which may be issued upon exercise of outstanding stock options granted to directors, officers and employees of the Company, (iii) 699,724 shares of Common Stock subject to purchase upon exercise of a warrant ("the CDA Warrant") to purchase shares of Common Stock through August 1999 held by the CDA, (iv) 816,993 shares of Common Stock (computed as of January 20, 1997) issuable upon conversion of the CDA Note (as defined); and (v) 50,000 shares of Common Stock subject to purchase through June 1998 upon the exercise of additional warrants issued by the Company.

        SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND CERTAIN OTHER DATA

         The following tables reflect selected historical consolidated financial and certain other data with respect to the Company for the periods indicated and should be read in conjunction with the Company's Consolidated Financial Statements included elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

         The following selected historical consolidated statement of operations and balance sheet data, insofar as it relates to each of the years 1991-1995, has been derived from audited annual consolidated financial statements, including the consolidated balance sheet at December 31, 1994 and 1995 and the related consolidated statement of operations for the three years ended December 31, 1995 and the notes thereto included elsewhere in this Prospectus. The selected historical consolidated statement of operations data for the nine months ended September 30, 1995 and 1996 and the selected historical consolidated balance sheet data as of September 30, 1996 have been derived from unaudited condensed consolidated financial statements included elsewhere in this Prospectus and which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods. The unaudited interim period results are not necessarily indicative of the results to be expected for the full year.


                                                                                                             NINE MONTHS
                                                                                                                ENDED
                                                       YEAR ENDED DECEMBER 31,                              SEPTEMBER 30,
                                       -------------------------------------------------------------      -----------------
                                         1991         1992        1993(1)       1994         1995         1995         1996
                                         ----         ----        -------       ----         ----         ----         ----
                                                            (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF
   OPERATIONS DATA
Revenues ..........................    $    102     $    941     $  1,122     $  2,376     $  2,973     $  1,903     $  4,270
Cost of goods sold ................         878        2,373        1,718        3,822        4,113        2,763        4,673
                                       --------     --------     --------     --------     --------     --------     --------
   Gross profit (loss) ............        (776)      (1,432)        (596)      (1,446)      (1,140)        (860)        (403)
                                       --------     --------     --------     --------     --------     --------     --------
Operating expenses:
   Selling, general and
     administrative ...............       3,207        4,628        5,966        6,039        6,952        5,044        5,080
   Research and development .......       1,627        2,503        2,325        2,571        2,491        2,094          786
   Stock option compensation(2) ...          --           --        7,454        1,119           27           80           32
   Patent license fee .............          --          700           --           --           --           --           --
   Depreciation and amortization ..          75          157          177          149          107           81          123
                                       --------     --------     --------     --------     --------     --------     --------
     Total operating expenses .....       4,909        7,988       15,922        9,878        9,577        7,299        6,021
                                       --------     --------     --------     --------     --------     --------     --------
     Loss from operations .........      (5,685)      (9,420)     (16,518)     (11,324)     (10,717)      (8,159)      (6,424)
                                       --------     --------     --------     --------     --------     --------     --------
Other income (expenses):
   Interest income ................          --           44          438          288          134           82          179
   Interest expense ...............        (510)        (922)        (340)         (65)        (291)        (223)        (283)
   Gain (loss) on short-term
   investments ....................          --           --           --         (177)           6            5           --
   Other ..........................         (11)         (66)          --           --           --           --           --
                                       --------     --------     --------     --------     --------     --------     --------
     Total other income
        (expenses).................        (521)        (944)          98           46         (151)        (136)        (104)
                                       --------     --------     --------     --------     --------     --------     --------
   Loss before minority interest in
     consolidated affiliate .......      (6,206)     (10,364)     (16,420)     (11,278)     (10,868)      (8,295)      (6,528)
   Minority interest in loss of
     consolidated affiliate .......          --          831          423           --           --           --           --
     Net loss(3) ..................    $ (6,206)    $ (9,533)    $(15,997)    $(11,278)    $(10,868)    $ (8,295)    $ (6,528)
                                       ========     ========     ========     ========     ========     ========     ========
Earnings per share:
   Weighted average number of
    common shares outstanding(4)...                                11,461       11,682       11,743       11,741       14,528
                                                                 ========     ========     ========     ========     ========
Net loss per common share(5) ......                              $  (1.40)    $  (0.97)    $  (0.95)    $  (0.72)    $  (0.47)
                                                                 ========     ========     ========     ========     ========

                                                           DECEMBER 31,                      SEPTEMBER 30,
                                       ----------------------------------------------------  -------------
                                         1991        1992       1993(1)     1994      1995       1996
                                         ----        ----       -------     ----      ----       ----
                                                           (DOLLARS IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Net working capital (deficiency) ..    $  (670)    $  2,800     $11,642    $3,452    $5,283    $12,091
Total assets ......................      1,082        5,445      13,241     5,195     8,316     14,465
Long-term debt ....................      8,996       14,199          --     1,981     3,335      4,987
Minority interest in consolidated
affiliate .........................         --        8,531          --        --        --         --
Stockholders' equity (deficiency)..     (9,230)     (19,374)     12,405     2,268     3,215      8,596

                                                                                                                 NINE MONTHS
                                                                                                                    ENDED
                                                              YEAR ENDED DECEMBER 31,                           SEPTEMBER 30,
                                            ------------------------------------------------------------    ----------------------
                                              1991        1992        1993(1)       1994         1995         1995         1996
                                              ----        ----        -------       ----         ----         ----         ----
                                                              (AMOUNTS IN THOUSANDS, EXCEPT INSTALLATION DATA)
OTHER DATA:
EBITDA(6) ..............................    $(5,556)    $ (8,371)    $(15,290)    $(10,839)    $(10,114)    $ (7,735)    $ (5,706)
Cash flows from operating activities ...     (5,267)      (8,133)     (11,855)     (10,026)     (11,160)      (8,253)      (6,327)
Cash flows from investing activities ...       (449)        (324)      (8,641)       6,737          100          662         (758)
Cash flows from financing activities ...      5,633       12,866       18,606        1,901       13,139       11,935       13,526
Depreciation and amortization ..........        140          240          367          374          463          337          539
Capital expenditures ...................        449          324          574          303          452          287          245
Deficiency of earnings to fixed
   charges(7) ..........................     (6,206)     (10,364)     (16,420)     (11,278)     (10,868)      (8,295)      (6,528)
Pro forma deficiency of earnings to
   fixed charges(8) ....................         --           --           --           --      (26,000)          --      (17,767)
Stores with ERS ShelfNet System
   installed at end of period ..........         --            7           13           21           42           33           64

---------------------------

(1) Reflects the consummation of the Combination immediately prior to the closing of the Initial Public Offering.

(2) The non-cash compensation expense recognized for 1993 included compensation earned for services prior to the Combination and compensation earned for the period subsequent to the Combination through December 31, 1993. Compensation expense recognized in 1994 and 1995 and the first nine months of 1996 related to services provided by employees during those periods.

(3) Prior to the closing of the Initial Public Offering, the Company was treated as an "S Corporation" for U.S. federal income tax purposes.

(4) In 1993, prior to the closing of the Initial Public Offering, the calculation of weighted average number of common shares outstanding included as common stock equivalents 725,104 shares subject to options outstanding. Subsequent to such closing, the calculation does not reflect common share equivalents that are anti-dilutive.

(5) Net loss per common share data for periods prior to December 31, 1993 has not been presented as it is not meaningful due to the Combination consummated immediately prior to the closing of the Initial Public Offering.

(6) EBITDA is defined as earnings before interest expense, taxes, depreciation and amortization. EBITDA is presented because the Company believes it is a widely accepted financial indicator of an entity's ability to incur and service debt. EBITDA should not be considered by an investor as an alternative to net income or income from operations, as an indicator of the operating performance of the Company or other consolidated operation or cash flow data prepared in accordance with generally accepted accounting principles, or as an alternative to cash flows as a measure of liquidity. For the years ended December 31, 1993 and 1994, EBIDTA included non-cash charges for stock option compensation expense of $7.5 million and $1.1 million, respectively; for the year ended December 31, 1995 and for the nine months ended September 30, 1995 and 1996, such amounts were not material.

(7) For purposes of determining the deficiency of earnings to fixed charges, "earnings" consist of earnings before fixed charges and "fixed charges" consist of interest on all debt and that portion of rental expense that the Company believes to be representative of interest.

(8) The pro forma deficiency of earnings to fixed charges, as adjusted to give effect to the Private Placement and the application of the net proceeds therefrom.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


OVERVIEW

         The market for ESL systems is in the development stage, and the Company estimates that, as of September 30, 1996, approximately 115 stores in the United States were operating such systems, out of a potential market in excess of 100,000 supermarkets and other stores. Large supermarket chains have tested the productivity benefits as well as the technical functionality of ESL systems in pilot stores, as a result of which the Company believes they are in a position to consider rolling out the systems. The Company's objective is to be the worldwide leader in the emerging ESL system market as product adoption and penetration increases.

         Because the market for ESL systems is in the development stage, market acceptance of and demand for these systems are subject to a high level of uncertainty. The Company's success will depend upon the rate at and extent to which retailers choose to install ESL systems throughout their stores. The initial acceptance and rate of installation by retailers may be affected by numerous factors beyond the Company's control, including the customer's assessment of the benefits of and the need for ESL systems and the customer's available capital resources.

         Since its inception in April 1990, the Company has been engaged primarily in the development, design, market testing and, more recently, sale of the ERS ShelfNet System. The Company subcontracts to third parties the manufacture and assembly of the components comprising the ERS ShelfNet System. In addition, the Company engages unaffiliated parties to augment its internal development resources and to assist it in the continued development of the ERS ShelfNet System. Since inception and through September 30, 1996, the Company has generated cumulative revenues of $11.8 million, and has incurred a cumulative net loss of approximately $62.9 million, which includes non-cash charges in the amount of $8.6 million for stock option compensation expense.

         The Company historically has marketed the ERS ShelfNet System for sale at prices generally in excess of $100,000 per store. The purchase of an ESL system from the Company has therefore represented a significant capital expenditure for capital-constrained retailers, which they have compared to alternative uses of capital. The Company now intends also to market its ERS ShelfNet System on a fee based, or "tolling", arrangement whereby the Company will own the system and, with no upfront cash cost to the retailer, furnish the system to retailers (generally for a period of up to five years), who will pay monthly fees to the Company based largely on their actual usage of the system. The Company believes the Tolling Plan will increase market acceptance of the ERS ShelfNet System. However, there can be no assurance that the pricing strategy will be accepted by customers or will be successful in helping the Company to attain profitability.

         Under the Tolling Plan, the Company will recognize revenues as monthly usage and other fees are billed to customers. Also, under the Tolling Plan the Company will retain ownership of the systems, which will be reflected as long-term assets on the Company's consolidated balance sheet and which will be depreciated on a straight-line basis over the shorter of their economic lives or five years. Such assets will be subject to periodic impairment testing as prescribed by Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of.

RESULTS OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995

         Revenues. The Company's revenues were $4,270,000 for the nine months ended September 30, 1996, compared to $1,903,000 for the corresponding period in 1995. The increase in revenues was primarily attributable to greater product sales in 1996, including software license fees in the second quarter. For the first nine months of 1996 and all of 1995, product sales were to five customers within the supermarket industry.

         Cost of goods sold. Cost of goods sold consists of the cost of hardware components of the ERS ShelfNet System, system installation costs, depreciation of tools and dies owned by the Company and utilized in the manufacturing of hardware components, amortization of capitalized software costs, warranty and maintenance costs, freight and inventory obsolescence.

         Cost of goods sold was $4,673,000 for the nine months ended September 30, 1996, compared to $2,763,000 for the nine months ended September 30, 1995. Cost of goods sold for the nine months ended September 30, 1996 included warranty and maintenance expenses of $718,000, compared to $381,000 in the corresponding 1995 period. The increase in warranty and maintenance costs reflected the growing installation base for the ERS ShelfNet System. The Company anticipates that system enhancements implemented in 1995 and 1996 will decrease future warranty and maintenance expenses per installation and, in the future, that the cost of goods sold will decrease as a percentage of revenues as a result of higher manufacturing volumes of its components and as the installation process is improved.

         Selling, General and Administrative. Selling, general and administrative costs consist of personnel costs associated with selling and administrative staff, overhead, market research and development, and customer service personnel. Selling, general and administrative costs were $5,080,000 in the nine months ended September 30, 1996, compared to $5,044,000 in the corresponding period in 1995.

         Research and Development. Research and development expenses were $786,000 for the nine months ended September 30, 1996, compared to $2,094,000 for the corresponding period in the previous year. Expenses incurred in the development of the hardware components of the ERS ShelfNet System were $763,000 for the nine month period ended September 30, 1996, compared to $1,189,000 for the same period in 1995, which reflected reduced payments to third parties for development activities. During the nine month period ended September 30, 1996, the Company capitalized $513,000 of product development costs that will be amortized over the shorter of the estimated useful life of the related software product or process or three years. During the nine month period ended September 30, 1995, the Company capitalized $78,000 of product development costs.

         Stock Option Compensation. The Company recorded $32,000 in non-cash compensation expense for the nine month period ended September 30, 1996, compared to $80,000 for the corresponding period in 1995. Non-cash compensation expense resulted from the Company's issuance of stock options to its employees at exercise prices below the fair market value at date of grant and has been recognized as an expense over the employees' respective service periods.

         Interest Income. Interest income increased to $179,000 for the nine month period ended September 30, 1996, compared to $82,000 for the same period in 1995, due to increased cash and cash equivalents available for investment.

         Interest Expense. Interest expense was $283,000 for the nine month period ended September 30, 1996, compared to $223,000 for the corresponding period in 1995. Interest expense in 1996 represents interest on amounts borrowed from the CDA and, in 1995, on amounts borrowed from the CDA and pursuant to a revolving credit facility between the Company and certain members of the Board of Directors and their affiliates.

         Income Taxes. Through September 30, 1996, the Company incurred net losses since inception which generated net operating loss carryforwards for U.S. federal income tax purposes of approximately $42 million, which NOLs are generally available to offset future taxable income and expire at various times from 2008 through 2011 for U.S. federal income tax purposes.

         Section 382 of the Code, and regulations promulgated thereunder, impose limitations on the ability of corporations to use NOLs, if the corporation experiences a more than 50% change in ownership during any three-year period. The amount of the NOL which may be utilized on an annual basis following such an ownership change would be equal to the product of the value of the outstanding stock of the Company immediately prior to the ownership change (reduced by certain contributions to the Company's capital made in the two years prior to the ownership change) multiplied by the "long-term tax-exempt rate" which is determined monthly (5.64% for an ownership change occurring in December 1996).

         Although the Company does not believe that it has experienced an ownership change since the closing of the Initial Public Offering, it is possible that such an ownership change may occur or be deemed to have occurred as a result of events beyond the control of the Company, as a result of the Private Placement or as a result of additional actions, such as transfers of Common Stock by certain stockholders or the issuance of additional stock. In addition, the NOLs are subject to examination by the IRS, and are thus subject to adjustment or disallowance resulting from any such IRS examination. See "Risk Factors -- Potential Loss of NOLs".

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

         Revenues. The Company's revenues were $2,973,000 in 1995, compared to $2,376,000 in 1994. The increase of $597,000 in 1995 was attributable to an increase of $436,000 in product sales. The total increase in revenue also reflected a $161,000 increase in maintenance revenue associated with a larger installed customer base. All revenues were attributable to sales to customers in the supermarket industry. Approximately 30% of revenues in 1995 was attributable to a single customer, with three customers accounting for 83% of total revenues. In 1994, a single customer was responsible for 67% of revenues and 81% of revenues was attributable to two customers.

         Cost of Goods Sold. Cost of goods sold was $4,113,000 in 1995, compared to $3,822,000 in 1994, reflecting increased product sales in 1995. The Company realized lower hardware component costs on installations during 1995 as compared to 1994, reflecting an increase in the use of high volume, low cost suppliers. In addition, included in cost of goods sold in 1994 is $300,000 of product performance-related costs expected to be non-recurring. Such product performance-related costs included a $125,000 provision for the upgrade of certain prior customer installations with an enhanced version of a component of the ERS ShelfNet System and the costs of a special quality and performance audit of customer installations. Cost of goods sold in 1995 included warranty and maintenance expenses of $561,000. The comparable costs in 1994 were $206,000, excluding such special product performance-related costs. The increase in warranty and maintenance costs reflected the growing installation base for the ERS ShelfNet System.

         Selling, General and Administrative. Selling, general and administrative costs increased $913,000, to $6,952,000 in 1995 compared to $6,039,000 in 1994. The increase in selling, general and administrative costs was primarily attributable to efforts to expand the Company's organization in anticipation of sales growth.

         Research and Development. Research and development expenses were $2,491,000 in 1995, compared to $2,571,000 in 1994. Expenses incurred in the development of the hardware components of the ERS ShelfNet System were $1,523,000 in 1995, compared to $989,000 in 1994, due to an increased use of third parties to augment the Company's internal activities in the area of long-term product development. Expenses incurred in the development of the Company's software system were $968,000 in 1995, compared to $1,582,000 in 1994. During the year ended December 31, 1995, the Company also capitalized $475,000 of product development costs that will be amortized over the shorter of the economic life of the related software product or process or three years.

         Stock Option Compensation. In connection with the Combination, the Company issued to its employees, in replacement for outstanding performance units, options for the purchase of 725,104 shares of its Common Stock at an exercise price of $.01 per share. As a result, and taking into account subsequent additional below-market option issuances and option terminations, the Company recorded non-cash compensation expense of $27,000 in 1995 and $1,119,000 in 1994.

         Interest Income. Interest income decreased to $134,000 in 1995, compared to $288,000 in 1994, due to the decrease in the level of short-term investments. Short-term investments were sold during 1995 and 1994 to fund the Company's operating cash requirements.

         Interest Expense. Interest expense increased $226,000 to $291,000 in 1995, compared to interest expense of $65,000 in 1994. Interest expense represented interest on amounts borrowed from the CDA and, through July 24, 1995, a revolving credit facility between the Company and members of the Board of Directors and their affiliates.

         Gain (Loss) on Short-Term Investments. The Company recognized $6,000 in gains in 1995 and $177,000 in losses in 1994 on the market value of short-term investments. There were no unrealized gains or losses on short-term investments at December 31, 1995. At December 31, 1994, short-term investments of $1,027,000 were recorded net of a valuation allowance of $77,000 for unrealized losses. The remaining $100,000 of such losses had been realized in 1994.

         Income Taxes. In consideration of the Company's accumulated losses and the uncertainty of its ability to utilize any future tax benefits resulting from these losses, the impact of this potential tax benefit has been eliminated in the Company's Consolidated Financial Statements as of December 31, 1995 and 1994. See Note 12 of the notes to consolidated financial statements included herein and "Risk Factors -- Potential Loss of NOLs".

YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

         Revenues. The Company's revenues were $2,376,000 in 1994, compared to $1,122,000 in 1993. The increase of $1,254,000 in 1994 was attributable to an increase of $1,153,000 in product sales. The total increase in revenue also reflected a $101,000 increase in maintenance revenue associated with a larger installed customer base. All revenues were attributable to sales to customers in the supermarket industry. Approximately 67% of revenues in 1994 and 58% of revenues in 1993 were attributable to a single customer.

         Cost of Goods Sold. Cost of goods sold was $3,822,000 in 1994, compared to $1,718,000 in 1993, reflecting increased product sales in 1994. The Company realized lower hardware component costs on installations during 1994 as compared to 1993, reflecting an increase in the use of high volume low cost suppliers. Additionally, included in cost of goods sold in 1994 was $300,000 of product performance-related costs expected to be non-recurring. Cost of goods sold in 1994 included warranty and maintenance expenses of $206,000, excluding such special product performance-related costs. The comparable costs in 1993 were $111,000. The increase in warranty and maintenance costs reflected the growing installation base for the ERS ShelfNet System.

         Selling, General and Administrative. Selling, general and administrative costs increased $73,000, to $6,039,000 in 1994, compared to $5,966,000 in 1993. The Company's 1993 results included non-recurring costs of approximately $176,000 for consulting services related to the Company's continuing effort to seek further manufacturing and installation cost reduction measures. The increase in selling, general and administrative costs of less than 5% in 1994 compared to the prior period (excluding such non-recurring costs) primarily reflected efforts in 1993 to build an organization sufficient to sustain a larger customer base and anticipated sales growth in 1994.

         Research and Development. Research and development expenses were $2,571,000 in 1994, compared to $2,325,000 in 1993. Expenses incurred in the development of the hardware components of the ERS ShelfNet System were $989,000 in 1994, compared to $829,000 in 1993, due to an increased use of third parties to augment the Company's internal activities in the area of long-term product development. Expenses incurred in the development of the Company's software system were $1,582,000 in 1994, compared to $1,496,000 in 1993, due to expansion of the Company's internal software development activities and resources.

         Stock Option Compensation. The Company recorded non-cash compensation expense of $1,119,000 in 1994, compared to $7,454,000 in 1993. The decrease in stock option compensation expense reflected increased expirations of the service periods during which such compensation would have been earned.

         Interest Income. Interest income decreased to $288,000 in 1994, compared to $438,000 in 1993, due to the decrease in the level of short-term investments. Short-term investments were sold during 1994 to fund the Company's operating cash requirements.

         Interest Expense. Interest expense of $65,000 in 1994 represented interest at the rate per annum of 7.4% on the principal amount borrowed from the CDA in August 1994. Interest expense in 1993 consisted of interest on notes payable to stockholders and interest accrued on compensation owed to the Company's then President. The interest rate on the notes payable to such stockholders averaged 8% in 1993. In connection with the Combination, such notes payable to stockholders and accrued interest thereon were contributed to capital and all accrued compensation and interest thereon was paid from a portion of the proceeds of the Initial Public Offering.

         Gain (Loss) on Short-Term Investments. During 1994, pursuant to the Company's adoption of Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities, the Company recognized $177,000 in losses on the market value of short-term investments. At December 31, 1994, short-term investments of $1,027,000 were recorded net of a valuation allowance of $77,000 for unrealized losses. The remaining $100,000 of such losses had been realized in 1994. The impact of the new accounting standard on short-term investments held at December 31, 1993 was not material.

         Minority Interest in Loss of Consolidated Affiliate. During July 1992, the Company organized the Partnership, whose purpose was to further develop and market the Company's ESL system. Prior to the Combination, the Company was the controlling partner of the Partnership, and accordingly, the accounts of the Partnership were consolidated with those of the Company. In 1993 the minority interest in the loss of the Partnership was $423,000. Effective upon the Combination, the Partnership interests were contributed to Common Stock and additional paid-in capital.

         Income Taxes. In consideration of the Company's accumulated losses and the uncertainty of its ability to utilize any tax benefits from these losses, the impact of the potential tax benefit of its net operating loss carryforwards has been eliminated in the Company's Consolidated Financial Statements as of December 31, 1994 and 1993. See "Risk Factors -- Potential Loss of NOLs".

NEW ACCOUNTING STANDARDS

         In March 1995, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of ("FAS 121"), which is effective for fiscal years beginning after December 15, 1995. FAS 121 requires that an impairment loss be recognized when circumstances indicate that the carrying amount of an asset may not be recoverable. The adoption of FAS 121 is not expected to have a material impact on the Company's consolidated financial position or results of operations.

         In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("FAS 123"), effective for fiscal years beginning after December 15, 1995. FAS 123 indicates a preference for a fair value based method of accounting for employee stock options, but allows for continuation of the intrinsic value based method under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. The Company adopted FAS 123 effective January 1, 1996 and has chosen to continue its use of the intrinsic value based method of accounting, but will present all required FAS 123 disclosures in its Annual Report on Form 10-K for the year ended December 31, 1996.

LIQUIDITY AND CAPITAL RESOURCES

         As of September 30, 1996, the Company had net working capital of $12,091,000, reflecting cash and cash equivalents of $9,651,000, compared to net working capital of $5,283,000, reflecting cash and cash equivalents of $3,210,000 at December 31, 1995. The increase in net working capital and in cash and cash equivalents resulted primarily from the offshore public offering and contemporaneous private placement of Common Stock in July 1996. Net cash used in operations was $6,327,000 for the nine months ended September 30, 1996, compared to net cash of $8,253,000 used in operating activities in the corresponding 1995 period. Although, during the first three quarters of 1996, the Company has had successively larger quarterly revenues, the Company anticipates quarterly revenues during the last quarter of 1996 in a substantially lesser amount than the prior quarter, as a result, among other factors, of the transition to its new marketing and product plans.

         On July 11, 1996, the Company completed: (i) the offshore public offering (the "Regulation S Transaction") of an aggregate of 4,963,500 shares of its Common Stock, in accordance with Regulation S under the Securities Act, as a result of which the Company received gross proceeds of approximately $11.2 million, and (ii) the contemporaneous private placement (the "1996 Private Placement") of an aggregate of 911,657 shares of Common Stock to subscribers, including certain members of the Board of Directors and their affiliates, as a result of which the Company received gross proceeds of approximately $2.1 million. The effective price per share of Common Stock in such transactions was approximately $2.25.

         In connection with completion of such transactions, holders of all 125,556 outstanding shares of the Company's Series A Cumulative, Convertible Preferred Stock, $1.00 par value (the "Series A Preferred Stock"), converted their shares, in accordance with their terms, into an aggregate of 3,138,900 shares of Common Stock, in exchange for payments aggregating $235,000 (the "Preferred Stock Payments"). Following completion of such transactions, including the issuance of 218,957 shares (the "Commission Shares") of Common Stock as commissions in the Regulation S Transaction, the Company had outstanding 21,033,062 shares of Common Stock.

         The aggregate net proceeds to the Company in such transactions were in the estimated amount of approximately $12 million (approximately $10.2 million in the Regulation S Transaction and approximately $2.0 million in the 1996 Private Placement, in the aggregate net of the Preferred Stock Payments). Net expenses do not reflect non-cash expenses represented by the Commission Shares but reflect finder's fees in the amount of $199,000, which were applied to the acquisition of shares in the Regulation S Transaction.

         The Company borrowed the remaining $1,650,000 under its facility with the CDA (all such indebtedness under such facility, the "CDA Indebtedness") during the first quarter of 1996. The aggregate of $5,000,000 of CDA Indebtedness is repayable five years after the August 1994 closing on such facility and is convertible to shares of Common Stock, through August 12, 1997 at an adjusted conversion price calculated at $3.00 plus the average market price of the Common Stock during the eighteen months prior to conversion and thereafter at $3.00 plus the average market price of the Common Stock during the twelve months prior to conversion. At closing, the CDA acquired five-year warrants to purchase 699,724 shares (as adjusted through September 30, 1996) of Common Stock, exercisable at an adjusted price through August 12, 1997 calculated as $2.58 plus the average market price of the Common Stock during the eighteen months prior to exercise, and thereafter as $2.58 plus the average market price of the Common Stock during the twelve months prior to exercise. Under its arrangements with the CDA, the Company will be obligated to comply with certain covenants (some of which remain in effect for up to ten years from closing), whether or not the CDA Indebtedness has been repaid in full, or be subject to certain penalties including immediate repayment of the CDA Indebtedness in full. In the event of specified changes in control of the Company coupled with prepayment of its note, the Company has rights to repurchase such warrants and shares at the fair market value thereof (calculated pursuant to such arrangements), and thereby, subject to the foregoing, extinguish such covenants. In all events (and notwithstanding any such repurchase), if the Company relocates outside of Connecticut before August 2004, all advances made by the CDA are subject to acceleration, together with a penalty of $250,000.

         The Company's capital expenditures were $245,000 and $287,000 for the nine months ended September 30, 1996 and 1995, respectively. The Company anticipates that capital expenditures will approximate $400,000 in 1996. For the nine months ended September 30, 1996 and 1995, the Company also capitalized $513,000 and $78,000, respectively, of product development costs.

         In addition to selling the ERS ShelfNet System to customers at a price generally in excess of $100,000 per store, under the Company's proposed Tolling Plan the Company will offer the system on a fee-based arrangement whereby the Company retains ownership of the system. See "Business -- Marketing and Sales -- Tolling Agreements" below for a description of fixed and variable charges proposed by the Company under the Tolling Plan. As a result, the Company will have substantial manufacturing and carrying costs attendant to introduction of the Tolling Plan, which will not initially be covered by revenues calculated on the basis of usage fees paid by customers. Accordingly, the Company will require substantial funds in order to support the introduction of the Tolling Plan.

         To date, the Company has not generated positive cash flow from operations, and has historically funded its operations primarily through loans from its stockholders, the sale of interests in an affiliated partnership, the Initial Public Offering consummated in 1993, its arrangements with the CDA, the sale of Series A Preferred Stock to members of the Board of Directors and their affiliates, the Regulation S Transaction, the 1996 Private Placement and the Private Placement. The Company will utilize the proceeds from the Private Placement in connection with the anticipated expansion of its operations, including for manufacturing and carrying costs attendant to the Tolling Plan, and for general corporate purposes, including the funding of the Company's ongoing engineering and development efforts. The Company believes that the proceeds of the Private Placement, together with existing cash and cash equivalents, will be sufficient to meet the Company's currently anticipated operating and capital expenditure requirements for the foreseeable future.

         The Company continues actively to explore, evaluate and have discussions with respect to collaborative development projects and related arrangements, and the Company may consider additional transactions, consistent with the provisions of the Indenture, that will further enhance its liquidity. The Company has not reached any determination with respect to the size or nature of any such transaction or whether any such transaction will be undertaken, and there can be no assurance that any such transaction will be effected.

                                    BUSINESS

GENERAL

         The Company develops and provides ESL systems designed to allow supermarket chains and other retailers to increase productivity, reduce labor costs and improve management information systems. The Company is the leading provider in the United States of ESL systems, based on management's estimates of installed ESL systems. The ERS ShelfNet System has been designed to replace paper price tags on retail shelves with electronic liquid crystal display units and to provide a suite of applications to enhance a retailer's pricing, inventory, shelf management, merchandising and promotional activities. The ERS ShelfNet System is comprised of proprietary hardware and software that electronically link a store's shelves to its POS systems and central computer.

         The ERS ShelfNet System functions as a local area network, utilizing open systems networking architecture driven by the Company's software and communications hardware, which are designed to interface with other store and vendor applications. Each ESL is a miniature data transceiver that is capable of storing, receiving and returning alphanumeric messages. The ERS ShelfNet System is designed to allow retailers to:

         - Implement price changes almost instantaneously from the store's central computer or directly from corporate or regional headquarters;

         - Ensure pricing integrity by accurately displaying and monitoring product prices;

         - Streamline stock monitoring activities to reduce lost sales resulting from the failure to properly stock items;

         - Increase the speed and accuracy of placing product displays and promotional material by reducing and simplifying the tasks required of store employees; and

         - Audit inventory more efficiently and improve computerized inventory ordering systems.

ERS believes these features enable retailers to reduce labor costs, increase productivity and pricing accuracy, and improve inventory management, thereby raising such retailers' gross margins and lowering their operating costs in the highly competitive U.S. retailing market.

         As of November 15, 1996, the ERS ShelfNet System was installed in 63 U.S. retail stores, including stores owned by such leading supermarket chains as Vons, Stop & Shop Supermarket Company, HEB, Big Y Foods, Inc., Shaw's, Lucky, The Great Atlantic & Pacific Tea Company, Inc. and K Mart Corporation, and one supermarket owned by the Overwaitea Food Group in Canada. The Company's customers include five of the 15 largest supermarket chains in the United States. The Company estimates that, as of September 30, 1996, of the approximately 29,800 supermarkets in the United States, approximately 115 stores were operating ESL systems.

RECENT DEVELOPMENTS

         In December 1996, ERS announced that (i) it will launch a new marketing and pricing program designed to facilitate rapid market acceptance and installation of the ERS ShelfNet System and (ii) it plans in the first quarter of 1997 to introduce enhancements to the ERS ShelfNet System that provide spread spectrum microwave transmission of data directly to battery operated, wireless ESLs. The Company expects that implementation of these initiatives will reduce the cost of installing and maintaining the ERS ShelfNet System. In addition, ERS has signed the Letter of Intent with the Overwaitea Food Group providing for installation of the ERS ShelfNet System in approximately 60 supermarkets beginning in 1997. Such arrangements are subject to numerous conditions, including the negotiation and execution of a definitive contract.

NEW MARKETING AND PRICING PROGRAM

         The Company historically has marketed the ERS ShelfNet System for sale, at prices generally in excess of $100,000 per store. The purchase of an ESL system from the Company has therefore represented a significant capital expenditure for retailers. As a result, the Company believes that retailers have compared potential investments in the ERS ShelfNet System to alternative uses of capital, such as store acquisitions and improvements. The Company now intends also to offer the ERS ShelfNet System on a fee based, or "tolling", arrangement whereby the Company will own the system and, with no upfront cash cost to the retailer, furnish the system to retailers (generally for a period of up to five years), who will pay monthly fees to the Company based primarily on their actual usage of the system. As a result, the Company believes that the Tolling Plan will increase market acceptance of the ERS ShelfNet System.

         Management estimates that, under the Tolling Plan, the annual cost savings and benefits realized by its anticipated supermarket customers using the ERS ShelfNet System could substantially exceed the anticipated annual cost to the customer for the enhanced system proposed by ERS. For example, management estimates, based on studies conducted in collaboration with the Company's current customers, that a supermarket with 15,000 ESLs that changes 2,500 to 4,500 prices per week could, under the Company's proposed Tolling Plan, realize annual net cost savings and benefits of approximately $40,000 to approximately $240,000 per store through the anticipated level of usage of the full suite of applications afforded by the ERS ShelfNet System. However, there can be no assurance that any such benefits will be realized by any customer. See "Risk Factors -- Use of Assumptions to Estimate Net Cost Savings and Benefits".

ENHANCEMENT OF THE ERS SHELFNET SYSTEM

         The Company plans to introduce enhancements to the ERS ShelfNet System that provide spread spectrum microwave transmission of data directly to wireless ESLs. The enhanced ERS ShelfNet System is designed to provide additional flexibility and convenience to customers by expanding potential coverage by the Company's ESLs to the entire store and allowing the retailer to change store placement of the ESLs more easily. The Company believes that the cost of installing and maintaining its wireless ESLs will be lower than that of its current ESL system, which requires the wiring of store aisles.

LETTERS OF INTENT

         ERS has signed a non-binding Letter of Intent with the Overwaitea Food Group providing for installation of the ERS ShelfNet System in approximately 60 supermarkets beginning in 1997. The Company also is pursuing other such arrangements with other leading U.S. supermarket operators. The Letter of Intent is, and all such additional arrangements, if any, will be, subject to numerous conditions, including negotiation and execution of definitive contract terms. See " -- Marketing and Sales" below for a description of the terms to be proposed initially by the Company.

SECURITIES OFFERINGS

         In July 1996, the Company raised approximately $12 million in net proceeds pursuant to an offshore public offering of shares of Common Stock in accordance with Regulation S under the Securities Act and the contemporaneous private placement of Common Stock to subscribers, including members of the Board of Directors and their affiliates. In January 1997, the Company raised approximately $95 million in net proceeds as a result of the Private Placement.

BUSINESS STRATEGY

         The Company's strategy is to achieve increasing recurring revenue through greater market penetration of the ERS ShelfNet System. The Company intends to focus its initial marketing efforts under the Tolling Plan on the supermarket sector of the retail industry, to continue to reduce the manufacturing costs of the system to increase the

Company's profitability and to continue to enhance, develop and support value-added applications of the ERS ShelfNet System.

         - Tolling Plan. The Company believes that its Tolling Plan will facilitate more rapid market acceptance of the ERS ShelfNet System because it does not require an initial cash investment by the customer. The Company intends to use a portion of the proceeds from the Private Placement to install the ERS ShelfNet System in the supermarkets covered by the Letter of Intent and for other retailers under the Tolling Plan.

         - Initial Focus on Supermarket Sector. The Company intends initially to focus its marketing efforts on the supermarket sector because of the Company's established relationships with supermarket chains and the installed base of the ERS ShelfNet System in supermarkets, as well as the Company's belief that supermarket operators generally are more receptive than other retailers to utilizing technology to reduce operating costs and improve productivity. The Company estimates that, as of September 30, 1996, of the approximately 29,800 supermarkets in the United States, approximately 115 stores were operating ESL systems.

         - Reduce Manufacturing Costs. The Company intends to continue its efforts to reduce the cost of manufacturing its wireless ESLs through the application of established chip manufacturing techniques to the ESL's integrated circuit, the integration of various components in the ESL and the achievement of significant economies of scale expected as a result of the higher manufacturing volumes the Company believes will arise from the implementation of the Tolling Plan.

         - Value-Added Applications. In order to increase the appeal of the Company's system to prospective customers (by increasing the level of potential cost savings) and to encourage existing customers to adopt the enhanced system (and install additional systems), the Company intends to develop additional applications for, and enhance existing applications of, the ERS ShelfNet System.

RETAIL INDUSTRY OVERVIEW

         The Company's target market consists of retailers that stock a large number of stockkeeping units ("SKUs"), operate in highly competitive environments, have relatively low margins and change prices frequently. Such retailers include supermarkets, mass merchandisers, chain drug stores and convenience stores. The Company believes that such retailers generally seek automated solutions to reduce labor costs and improve efficiencies in operations. The approximate number of supermarkets, discount mass merchandisers, chain drug stores and convenience stores in the United States is set forth in the table below. The table does not include the European market, where the aggregate number of comparable stores is greater than in the United States.

          TYPE OF STORE                  NUMBER OF STORES
          -------------                  ----------------
Supermarkets.....................              29,800
Discount mass merchandisers......               9,455
Chain drug stores................              20,366
Convenience stores...............              56,000
                                              -------
         Total                                115,621
                                              =======


    Source: Progressive Grocer Annual Report, April 1996; MMR Annual Report, April 29, 1996.

         The Company believes that many of its target retailers are capital constrained and have compared potential investments in the ERS ShelfNet System to alternative capital expenditures. Such alternative uses of capital include purchasing additional stores, remodeling and refurbishing existing stores, making acquisitions and investing in technology, including ESL systems. The Company's Tolling Plan is designed to eliminate a retailer's upfront cash cost to install the ERS ShelfNet System, instead assessing tolling charges largely for services the retailer actually uses. Thus, the ERS ShelfNet System will constitute an operating expense (that the Company estimates to be more than offset by cost savings and benefits) rather than a capital expenditure for retailers, allowing retailers to conserve capital for other projects while also choosing to install the ERS ShelfNet System.

SUPERMARKET SECTOR

         The supermarket sector is mature, intensely competitive and tends to have margins that are among the lowest in the retailing industry. The Company estimates that an average supermarket stocks approximately 19,500 SKUs, most of which are available at competitive stores, and runs frequent promotions with respect to many of these items. As a result, a supermarket's success depends in large part on the efficiency of its operations, which in turn affects its ability to offer competitive prices and maintain acceptable operating margins. Supermarkets are under constant pressure to reduce costs, manage inventory more effectively and offer competitive prices.

         Historically, supermarkets have been among the first retailers to adopt technologies designed to reduce labor and other costs, improve operations and enhance customer service. For example, POS scanners were first introduced in the supermarket sector and have achieved the greatest level of market penetration there. While fewer than 15 supermarkets in the United States had POS scanners in 1974, by 1995 approximately 95% of all chain supermarket stores and approximately 80% of independent supermarket stores had installed POS scanners. POS systems have enabled retailers to reduce labor costs, improve pricing integrity and increase efficiency while also providing additional applications such as electronic funds transfer and computerized inventory management. The Company believes that supermarkets and other retailers will more quickly adopt other technological innovations as a result of their experience with POS scanners. As a result, and because of the Company's established relationships with supermarket chains and its installed base of ERS ShelfNet Systems in supermarkets, the Company intends to continue to focus its marketing efforts in the supermarket sector.

CHALLENGES FACING RETAILERS THAT AFFECT THE COMPANY

         The Company has designed the ERS ShelfNet System to address competitive, productivity, cost and merchandising issues for retailers as summarized below:

MANUAL PRICE CHANGES

         Although POS systems have enabled supermarkets to achieve efficiencies at the "front end" of the store, the center of the typical store has not been automated and remains labor intensive. The Company estimates that an average supermarket carries approximately 19,500 SKUs and changes approximately 2,500 prices per week at the shelf with newly printed paper labels. These price changes require numerous manual steps resulting in (i) significant labor costs and (ii) delays in implementing price changes following special promotions or to reflect increases in wholesale costs, which adversely affect supermarket profitability.

PRICING INTEGRITY

         In addition to being labor intensive and time-consuming, manual implementation of price changes also is more susceptible to pricing inaccuracy, which has come under increased scrutiny by customers and governmental entities. Stores with inaccurate prices risk customer dissatisfaction as well as fines and penalties levied by governmental agencies. According to Supermarket News, February 5, 1996, over 90% of supermarket executives surveyed rate the issue of pricing verification as extremely or highly important. As a result, supermarket operators incur significant expense in auditing pricing integrity and correcting pricing inaccuracies.

MERCHANDISING MANAGEMENT

         Supermarkets actively promote products at the shelf with a variety of merchandising materials such as "hangers" or "bibs", which are affixed to the shelf or a product's price label and alert consumers to pricing or promotional activities. Supermarkets install and remove bibs manually, with employees generally walking the aisle and checking promotional items against a printed list arranged according to the shelfset schematics (called

"planograms"). The Company believes using such a printed list is an unnecessarily time-consuming, inaccurate and costly process.

REPLENISHMENT/INVENTORY MANAGEMENT

         Supermarkets lose sales (and their corresponding margins) when products are inadvertently missing from the prescribed shelfset, often due to lost or damaged paper labels. In addition, damaged and handwritten paper labels result in increased order entry errors, which increases both out-of-stocks (resulting in lost sales) and labor costs associated with the product ordering process.

SHELFSET MANAGEMENT

         Typically, supermarkets carefully develop planograms for the management of products and product categories in the stores, on the belief that products perform best in the aggregate when arranged on shelves as prescribed by the planogram. When paper labels are lost, damaged or moved, deviations from the planogram occur, resulting in a higher incidence of out-of-stock items, loss of sales of potentially high margin items, continued stocking of discontinued or unauthorized products, and increased time and labor associated with new cut-ins to a shelfset that differ from the planogram.

ERS SHELFNET APPLICATIONS

         The ERS ShelfNet System has been designed (i) to replace paper price tags on retail shelves with electronic liquid crystal display units, and (ii) to provide a suite of applications to address the challenges to retailers of manual price changes, pricing integrity, merchandising management, replenishment/inventory management and shelfset management. The ERS ShelfNet System's applications are designed to include Instant Response Pricing, Integrated Electronic Pricing, QuickP.O.P.(TM), AccuStock(TM) and ShelfSet Audit.

            RETAIL CHALLENGE                                            ERS SOLUTION
Manual Price Changes..................    Instant Response Pricing.  The ERS ShelfNet System allows retailers to implement price changes almost instantaneously from the store's central computer or directly from corporate or regional headquarters, which the
                                          Company believes facilitates significant labor savings from manual implementation of price changes. In addition, electronic price changes are significantly faster to implement, which the Company believes leads to increased margins as prices may be increased promptly following special promotions or increases in wholesale prices.

Pricing Integrity.....................    Integrated Electronic Pricing.  The ERS ShelfNet System electronically links a store's POS systems and its ESLs, virtually eliminating discrepancies between prices displayed on the store shelves and prices charged at checkout. This assurance of pricing integrity permits retailers to reduce or eliminate manual pricing audits and fines paid to governmental entities for pricing inaccuracies. In addition, such pricing accuracy can result in fewer price checks and errors at checkout, can result in faster checkout times, improved cashier productivity and increased customer satisfaction.

Merchandising Management..............    QuickP.O.P.  The ERS ShelfNet System's QuickP.O.P. application is designed to increase the speed and accuracy of placing product displays and promotional material by causing the ESL to flash, indicating products that require the addition or removal of bibs or hangers. This is intended to eliminate the time-consuming and potentially inaccurate process of checking promotional items against a printed list arranged according to the planogram.

Replenishment/Inventory Management....    AccuStock.  The ERS ShelfNet System's AccuStock application is designed to allow authorized store personnel to change ESLs from a price display to an out-

            RETAIL CHALLENGE                                            ERS SOLUTION
                                          of-stock message and to replace the current system of noting out-of-stocks manually, with the use of a label scanner, which requires follow-up by the store employee. AccuStock facilitates simple notation of out-of-stocks during normal stocking procedures, with the system automatically generating an out-of-stock report that can be resolved quickly by store management. In addition, the display of an out-of-stock message, rather than removal of a paper label, holds the shelf placement for the missing product, increasing planogram integrity.

Shelfset Management...................    ShelfSet Audit.  The ERS ShelfNet System is designed to maintain shelfsets more easily, because the ESLs stay locked in place and cannot be moved back and forth as can paper tags. In addition, the ESL is designed to display product facing information and section, shelf, and bay locations for simple, more accurate and less paper-intensive planogram implementations or changes. These features are intended to reduce labor associated with shelfset management and stocking and increase planogram compliance and monitoring.

Management estimates that, under the Tolling Plan, its anticipated supermarket customers using the ERS ShelfNet System (including the full suite of its applications at the anticipated level of usage) could realize annual net cost savings and benefits ranging from approximately $40,000 to approximately $240,000 per store. See " -- Recent Developments -- New Marketing and Pricing Program" above.

THE ERS SHELFNET SYSTEM

         The Company's ESL system replaces paper price tags on retail shelves with liquid crystal display labels and transmits pricing and other information to and from the shelf edge. The Company's current system utilizes a communications hub to transmit data to controllers on each aisle wired to the ESLs. The Company plans to introduce enhancements to its system which permit the transmission of data directly to wireless ESLs.

         Each ERS ShelfNet System generally consists of 10,000 to 20,000 ESLs and the necessary communication and support infrastructure to link the ESLs with the store's central computer and POS systems. The Company's enhanced system consists of the following components:

ELECTRONIC SHELF LABEL

         Each ESL is a mini data transceiver contained in a plastic case, which displays price and other information by means of a wide-angle view liquid crystal display window. The ESL is also able to display pricing and other promotional information for the consumer and inventory and reorder information for store employees, and is equipped with two buttons designed to allow store staff to interact with the store computers from the ESL on the shelf. The Company offers four different sizes and types of ESLs for use in different applications, such as SKUs for coolers and freezers. The Company's currently installed ESLs are powered through the rails to which they are connected, whereas the wireless ESLs which the Company plans to introduce in the first quarter of 1997 are powered by long-life batteries.

SPREAD SPECTRUM WIRELESS NETWORK

         Communication to the ESLs is managed by a high frequency, real-time communication system that uses spread spectrum technology. Active cell antennas in the store ceiling send and receive signals to and from wireless ESLs in their respective coverage areas. The cells form a radio frequency infrastructure in which multiple, non-overlapping cells may be active simultaneously, while overlapping cells synchronize their transmissions, permitting spectrum re-use. The redundancy of transmission provided by ERS' spread spectrum network helps to eliminate interference problems and to ensure that complete information is clearly communicated.

COMMUNICATION HUB

         The local area network's communication hub, located in the store's back office area, has two functions: (i) the hub distributes signals to the ESLs through computerized information processors which relay information to active cell antennae in the store ceiling and from the antennae to the individual product ESLs located on the shelf and (ii) the hub receives information from the information processors which has been relayed by the antennae in the ceiling after receipt from the ESLs located on the shelf.

SYSTEM CONTROLLER

         The system controller is a personal computer or the existing in-store processor, also located in the store's back office area, which is linked directly to the store's electronic POS system. The system software resides in the system controller, and allows the same pricing data that is incorporated into the POS system to be used with the ERS ShelfNet System simultaneously. The system controller communicates the pricing or other data directly to and from the communication hub. The system controller is designed to receive information from the store's corporate or regional headquarters (such as product price or promotional information) and to communicate data to such headquarters (such as product order information).

SOFTWARE SYSTEM

         The Company's ESL system is designed to be compatible with electronic POS scanning systems and is compatible with systems provided by the three major, worldwide suppliers of POS systems, IBM, NCR, and Fujitsu-ICL. The Company's system may also be interfaced with major store operating systems, such as OS/2, Windows NT and Unix. Because the "intelligence" of the ERS ShelfNet System is located in the system controller and not the individual ESLs, the Company is able to incorporate new functions into its system by upgrading software without replacing any hardware.

         The Company's system can be linked to an in-store laser printer capable of printing paper overlays for ESLs, paper labels for non-electronic shelves and other promotional items. The Company furnishes its customers with specific procedures and guidelines for each application which show store managers how to utilize the ERS system and software tools, and a data collection and analysis format to document productivity increases and to monitor ongoing improvements in store operations.

MARKETING AND SALES

GENERAL

         The Company historically has marketed its ERS ShelfNet System for sale, at prices generally in excess of $100,000 per store, a significant capital expenditure for retailers. The Company now intends also to market the ERS ShelfNet System under its Tolling Plan, whereby the Company will own the system and, with no upfront cash cost to the retailer, furnish the system to retailers who will pay monthly fees to the Company based largely on their actual usage of the system.

         The Company will continue to focus its marketing efforts on major national and regional supermarket chains. The Company believes that each supermarket chain will typically choose a single supplier of ESL systems to maximize chainwide efficiency. Therefore, the Company's marketing strategy is to make installations in a small number of stores in each of the largest supermarket chains in North America and then to build upon such installations by installing systems through the rest of the chain's stores. In response to retailing trends, the Company has also increased its marketing efforts to mass merchandisers.

         Based upon its experience to date, the Company expects that the adoption process for the ERS ShelfNet System will occur in four successive phases, as follows:

         - Detailed review of store procedures and systems and documentation of expected cost savings and benefits;

         - Agreement for multi-store adoption of the ERS ShelfNet System subject to design, installation and implementation of a single store evaluation system and concurrent design of integration plans, operating procedures and training programs for broader use by the retailer;

         - Installation of the first group of stores within a chain, defined by a geographic or merchandising region, to establish final chain-wide operating procedures; and

         -        Chain-wide commercial rollout.

TOLLING AGREEMENTS

         The Company has signed a non-binding Letter of Intent providing for installation of the ERS ShelfNet System in approximately 60 supermarkets beginning in 1997. The Letter of Intent is subject to numerous conditions, including negotiation and execution of a definitive contract.

         Under the terms proposed by the Company, the Company will own the ERS ShelfNet System and furnish the system to qualified customers, identified by the Company as those retailers who meet minimum requirements with respect to price change potential per store and number of ESLs ordered. The Company's contract with such customers will provide for: (i) a fixed rate charge per ESL per month and (ii) a base rate charge per ESL price change, calculated on the basis of average weekly changes over the prior three months, less volume discounts. Charges will be billed to the customer on a monthly basis. In addition to such amounts, the Company will collect transaction fees for usage of each value added application, subject to monthly maximum applications surcharges and also to initial periods during which no such surcharge, or a discounted surcharge, will be billed. The Company intends to use such initial discounts to encourage retailers to use such applications.

         The Company's proposals will allow the customer to terminate the program and return the Company's system at any time after the first twelve months. The customer's fees will cease upon termination, except for agreed upon amounts in certain circumstances.

ORGANIZATION

         The Company currently markets its products directly to major retail chains through a marketing and sales force which, with sales support staff, consists of thirteen employees. The Company's marketing and sales personnel have significant retail experience, including experience in the POS system and local area network industries. The Company's marketing staff works with existing and potential customers to define their needs for ESL systems and to coordinate their implementation of the ERS ShelfNet System. The Company exhibits its system at major trade shows worldwide and produces and distributes promotional materials to increase market awareness of the Company's system. In addition, the Company will continue to investigate the feasibility of marketing its system through indirect channels such as value added resellers and distributors.

COLLABORATIVE DEVELOPMENT

         The Company has collaborated with supermarket retailers and suppliers of in-store wireless networks, printing services, merchandise planning systems and other retail systems providers in order to develop a better understanding of customer needs and to offer comprehensive customer solutions. The Company will continue to pursue such efforts and will seek strategic partners to assist the Company in the broad market adoption and roll-out of the Company's enhanced system.

CUSTOMERS

         As of November 15, 1996, the ERS ShelfNet System was installed in 63 U.S. retail stores, including those owned by such leading supermarket chains as Vons, The Stop & Shop Supermarket Company, HEB, Big Y Foods, Inc., Shaw's, Lucky, The Great Atlantic & Pacific Tea Company, Inc., and K Mart Corporation, and one supermarket owned by the Overwaitea Food Group in Canada. The Company's customers include five of the 15 largest supermarket chains in the United States.

         In June 1996, the Company obtained a sub-contract from NCR under NCR's prime contract to upgrade POS systems at U.S. military commissaries, subject to receipt of purchase orders by the Company from NCR. Pursuant to such arrangements, NCR has delivered an order for a software license covering the installation of the ERS ShelfNet System.

         During the year ended December 31, 1993, Vons and Lucky accounted for 58% and 24%, respectively, of the Company's consolidated revenues; during the year ended December 31, 1994, HEB and Vons accounted for 14% and 67%, respectively, of the Company's consolidated revenues; and during the year ended December 31, 1995, HEB, Vons and Shaw's accounted for 30%, 27% and 26%, respectively, of the Company's consolidated revenues.

INSTALLATION AND CUSTOMER SERVICE

         The ERS ShelfNet System is designed to be installed in a store without disrupting normal store operations. In connection with the introduction of its enhanced system, the Company intends to use a team comprised of one Company employee and two sub-contracted installers to install communications infrastructure and software and, if rail strips are also ordered by the customer, up to an additional five sub-contracted installers to install such hardware. The ESLs generally will be programmed at the Company's facilities and shipped to the site where they will be installed by the customer.

         The Company's customer service group is staffed with employees experienced in POS and other retail systems. The Company's Tolling Plan will commit the Company to a standard maintenance contract, at no additional charge, with extended maintenance services available at additional charges to the customer.

MANUFACTURING

         The Company utilizes third parties to manufacture and assemble the components comprising the ERS ShelfNet System. The Company's ESLs currently incorporate a microprocessor which is supplied solely by Sanyo. However, the Company believes that other suppliers could produce equivalent microprocessors within approximately four months. The Company's policy is to maintain an inventory of microprocessors sufficient to meet substantially all of its requirements during any such period. The Company intends to evaluate, from time to time, establishing relationships with other manufacturers of microprocessors to provide a second source of supply for its ESLs.

         The Company intends to maintain its practice of utilizing manufacturing subcontractors, and has a supply arrangement with Surface Mount Technology Ltd., of Hong Kong, for the assembly of ESLs. The Company also continues to utilize Modulus, Inc. as a domestic source for the assembly of its ESLs. The Company has not experienced interruptions or delays in the manufacture or assembly of its systems, and believes that alternative sources of system components are readily available.

ENGINEERING AND DEVELOPMENT

         The Company's principal engineering and development efforts have been conducted through software and hardware development groups located at its facilities in Connecticut and Massachusetts. These groups focus on improvements to current technology and also on new applications of existing technology. The Company's engineering staff also generates the functional specifications and development schedules for each of the Company's customers. The Company has also from time to time engaged third parties to design hardware components based upon requirements or specifications developed by the Company, and entered into arrangements with hardware and software developers to augment the Company's internal activities in the area of long-term product development. The Company's arrangements with such developers are typically subject to termination by the Company without penalty, and continuation of such arrangements will in each case depend upon the satisfactory achievement by such developers of specified milestones or other satisfactory performance by them.

         During the years ended December 31, 1993, 1994 and 1995, the Company incurred expenses for research and development activities of, respectively, $2,325,000, $2,571,000 and $2,491,000. During the year ended December 31, 1995, the Company capitalized an aggregate of $475,000 in costs of internal labor and outside services associated with product development. During the nine months ended September 30, 1995 and 1996, the Company incurred expenses for research and development of $2,094,000 and $786,000, respectively, and capitalized an aggregate of $78,000 and $513,000, respectively, of product development costs.

INTELLECTUAL PROPERTY

         The Company has aggressively pursued an intellectual property rights strategy to protect its product developments. The Company's policy is to file patent applications to protect its technology, inventions and improvements that are important to the development of its business, and to seek copyright protection with respect to its software. The Company also relies upon trade secrets, know-how, continuing technological innovation and licensing opportunities to develop and maintain its competitive position.

         The Company holds eleven United States patents and has six additional United States patent applications pending, one pending provisional patent application and eleven foreign patent applications pending. The Company also has other applications under preparation and intends to continue to file patent applications on its novel products and systems. Certain of these patents and patent applications are directed to salient features of the Company's ESL system, in particular relating to the ESL and associated hardware, and the communications network linking the components of the system.

         The Company's wholly-owned subsidiary, Amacrine International, Inc. ("Amacrine"), is entitled to use, and to grant sublicenses with respect to, certain Telepanel patents directed to an alphanumeric display module and radio frequency communications system, which Amacrine designed and developed for Telepanel under a technical services agreement which existed between such companies. The Company has become aware of certain statements made by Telepanel, which the Company believes are without merit, regarding whether Telepanel is entitled to a sublicense fee in respect of such patents.

         The Company attempts to protect certain computer software and service applications through the use of copyright and trade secret law. The Company relies on non-disclosure agreements with its employees, customers, consultants, and strategic partners.

         In 1993 in connection with the settlement of certain litigation, the Company was granted a limited non-exclusive license in the United States, Canada, the United Kingdom, Australia, Japan and Germany covering certain United States and foreign patents, of which Telepanel is the exclusive licensee, in consideration of a $700,000 payment made by the Company to Telepanel. During 1994, the United States patent underlying Telepanel's patent rights applicable to such license expired.

         See "Risk Factors -- Protection of Intellectual Property" for a description of certain risks involving the Company's intellectual property.

COMPETITION

         The Company believes that the only ESL system suppliers offering a product currently competing with the Company's system in the United States are Telepanel, Pricer and, recently, NCR. Telepanel has publicly reported the existence of an arrangement with IBM whereby IBM may market the Telepanel system. See " -- Intellectual

Property" above for a description of the settlement in January 1993 of certain patent litigation between the Company and Telepanel. The Company believes NCR also has developed and is testing an ESL system in the United States. Outside of the United States, in addition to Pricer, the Company expects to compete with a number of companies with ESL systems under development.

         As more fully described under "Risk Factors -- Competition and Technological Change" above, the emerging ESL system market is characterized by rapid technological advances and evolving industry standards, and the Company may be subject to a high degree of potential competition with additional companies which may attempt to develop or market competing ESL systems. In the future, the Company may face competition from vendors of POS systems, or scanner manufacturers which offer products related to POS systems, who may elect to enter the market for ESL systems. The ERS ShelfNet System is also subject to competition from vendors selling traditional paper labeling methods, as well as providers of hand-held portable data terminals.

         The principal competitive factors in the Company's business are product functionality, price/performance and reliability. The Company believes that it competes favorably on each of these factors.

EMPLOYEES

         As of November 1, 1996, the Company had 59 full-time employees, consisting of 24 engaged in engineering and development and manufacturing support, ten in marketing and sales activities, 18 in customer services and seven in general administrative and executive functions. At such date, the Company had an additional 29 part-time employees, engaged primarily in customer service functions. The Company does not have a collective bargaining agreement with any of its employees and considers its relationship with its employees to be excellent.

FACILITIES

         The Company's executive offices are located at 372 Danbury Road, Wilton, Connecticut, where the Company leases approximately 14,700 square feet of space (exclusive of space subleased to an affiliate). The Company's lease expires in July 1997 and requires payment of annual rent (net of sublease payments) in the amount of approximately $241,000 (in addition to increases in operating expenses and real estate taxes). Of the Company's space in Wilton, approximately 1,900 square feet is devoted to office and administrative uses, approximately 6,600 square feet to engineering and development activities, and approximately 6,200 square feet to marketing, sales and customer service functions.

         The Company leases an additional space of approximately 5,000 square feet for engineering and development activities in Westford, Massachusetts, and at other smaller locations where required to support its operations. The foregoing facilities are regarded by management as adequate in all material respects for the current requirements of the Company's business.

         As described under Note 7 of the Notes to the Company's Consolidated Financial Statements included elsewhere in this Prospectus, the CDA Note is secured by the assets of the Company and the Principal Subsidiary.

LEGAL PROCEEDINGS

         In 1992, in proceedings commenced by the Company in the High Court of Justice, Chancery Division, England against defendants John Baxter and Epsi'lanne (UK) Limited, the defendants served counterclaims seeking, among other things, to enjoin the Company from selling its system in the United Kingdom. The Company does not believe that these counterclaims have any merit.

GOVERNMENT REGULATION

         Accuracy in pricing on the part of supermarkets has been an objective of state and local regulation. At least 18 states currently have laws or regulations requiring some form of "unit pricing" (which require prices and price per measure to be displayed at the shelf), and at least nine states (and other local jurisdictions) have laws requiring

"item pricing" (which require the marking of prices on individual consumer packages for some or all products in the retail store). The existence of item pricing laws applicable to any of the Company's intended customers increases such customers' costs of providing price information to consumers and may decrease or eliminate some of the potential benefits of implementation of the ERS ShelfNet System. In some of the states that have item pricing laws, such pricing is not required if the price is clearly presented on the shelf and consumers are offered the means by which to mark individual items. In the State of Connecticut, the item pricing law allows the State's Department of Consumer Protection to exempt from item pricing requirements stores employing an approved ESL system.

         The United States Federal Communications Commission has established standards for radio frequency emissions from computer products, and certain components utilized in the Company's ESL system must comply with such criteria. All components currently incorporated into the ERS ShelfNet System comply with such standards, and the Company does not anticipate any material delays in securing any required certification for components under development by the Company. Certain foreign countries also regulate radio frequency emissions.

                                   MANAGEMENT

         The executive officers and directors of the Company, and their respective ages and positions with the Company, are as follows:

NAME                                AGE      POSITION
----                                ---      --------
Norton Garfinkle(1)(2)(3)(4)...     65       Chairman of the Board and Director
Bruce F. Failing, Jr.(1)(3)....     48       Vice Chairman of the Board and Chief
                                             Executive Officer and Director
George B. Weathersby(1)........     52       Chairman of the Executive Committee
                                             of the Board, President  and Director
Michael R. Valiton.............     35       Senior Vice President, Technology
                                             and Operations
William B. Ames................     52       Vice President, Manufacturing
William B. Fischer.............     45       Vice President, Finance
James M. Nolan, Jr.............     41       Vice President, New Product
                                             Development
Paul M. Patrick................     44       Vice President
Paul A. Biddelman(1)(2)(4).....     50       Director
David Diamond..................     38       Director
Donald E. Zilkha(1)(2)(4)......     45       Director

---------------------------

(1)  Member of Executive Committee.

(2)  Member of Compensation Committee.

(3)  Member of Director Stock Option Committee.

(4)  Member of Audit Committee.

         Each director holds office until the next annual meeting of stockholders and until his successor is elected and qualified. Each executive officer serves at the discretion of the Board of Directors.

         Mr. Garfinkle, a founder of the Company and its Chairman of the Board, has been a director of the Company since its inception in April 1990. Since 1970, Mr. Garfinkle has also been the Chairman of Cambridge Management Corporation, which manufactures and markets the DAP series of massively parallel processing computers, and has also served during this period as Chairman of its affiliates, including Oxford Management Corporation, which specialize in the research and development of new technologies. From 1985 to 1988, Mr. Garfinkle was Chairman of Oral Research Laboratories, Inc., a manufacturer of dental hygiene products founded by Mr. Garfinkle. Mr. Garfinkle also served as a director of Actmedia, Inc. from 1975 to 1978 and from 1983 to 1988. In December 1995, pursuant to an agreement with New York State authorities, Mr. Garfinkle admitted to a misdemeanor relating to his 1989 New York State tax return and paid all taxes required by the agreement.

         Mr. Failing, a founder of the Company and its Vice Chairman of the Board and Chief Executive Officer, has been a director of the Company since its inception and served as President through February 1997. In 1973, Mr. Failing co-founded Actmedia, Inc., a provider of in-store advertising for the supermarket industry, and was President and Chief Executive Officer of Actmedia, Inc. until its sale in 1989.

         Mr. Weathersby, the Chairman of the Executive Committee of the Board of Directors, has been President of the Company since February 1997 and a director of the Company since April 1996. Mr. Weathersby has been Vice Chairman of Cambridge Management Corporation and its affiliates including Oxford Management

Corporation, since 1993. From 1991 to 1993, Mr. Weathersby was a general partner of Founder's Court, an investment management firm. Mr. Weathersby is a director of Holnam, Inc. and USA Group, Inc.

         Mr. Valiton has been Senior Vice President, Technology and Operations of the Company since March 1996, having joined the Company in July 1994 and become Vice President, Delivery in January 1995. From prior to 1991 until joining the Company, Mr. Valiton held various positions with Ungermann-Bass, Inc., the last of which was as Director of Customer Administration.

         Mr. Ames has been Vice President, Manufacturing of the Company since April 1995. From prior to 1991 until joining the Company, Mr. Ames was employed in various positions by the Hewlett-Packard Company, the last of which were as Strategic Planning Manager and Manufacturing Development Engineering Manager.

         Mr. Fischer has been Vice President, Finance of the Company since April 1995, having served as Controller of the Company from May 1994 until April 1995. From September 1990 until joining the Company, Mr. Fischer was Director of Financial Accounting Policies at GTE Corporation. From 1978 until 1990, Mr. Fischer was employed by Price Waterhouse LLP, having last held the position of Senior Manager.

         Mr. Nolan has been Vice President, New Product Development of the Company since November 1993. From 1981 until 1993, Mr. Nolan held various positions with Sequoia Systems, Inc., a developer of fault tolerant computer systems, the last of which was as Vice President of Engineering.

         Mr. Patrick has been a Vice President of the Company since 1992. From 1989 to 1992, Mr. Patrick was Vice President, Canadian Operations, of Stores Automated Systems, Inc., a manufacturer of retail point-of-sale products and services.

         Mr. Biddelman has been a director of the Company since 1993. Since 1992, Mr. Biddelman has been the Treasurer of Hanseatic Corporation, a private investment company, and from 1991 to 1992 was a Managing Director of Clements Taee Biddelman Incorporated, a financial advisor. Mr. Biddelman is a director of Insituform Technologies, Inc., Celadon Group, Inc., Premier Parks, Inc., Petroleum Heat & Power Co., Inc., Star Gas Corporation (general partner of Star Gas Partners, L.P.), and Oppenheimer Group, Inc.

         Mr. Diamond has been a director of the Company since April 1996. Since January 1997, Mr. Diamond has been Executive Vice President of Marketing and New Applications of Catalina Marketing Corp. and Mr. Diamond has been a consultant to suppliers of products and services to the supermarket industry since 1994. From 1992 to 1994, Mr. Diamond was President of Lamaze Publishing Company, Inc., a publisher of material on neonatal care. From prior to 1991 until 1992, Mr. Diamond was Senior Vice President of Strategic Planning and New Development of Actmedia, Inc.

         Mr. Zilkha has been a director of the Company since 1993. Since prior to 1991, Mr. Zilkha has been President of Zilkha & Company, a private investment advisor.

         No family relationship exists between any of the directors or executive officers of the Company.

                            DESCRIPTION OF THE NOTES

GENERAL

         The Old Notes were and the New Notes will be issued under an Indenture, dated as of January 24, 1997 (the "Indenture") between the Company and United States Trust Company of New York, as trustee (the "Trustee"), a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The statements under this caption relating to the Notes and the Indenture are summaries and do not purport to be complete, and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of

1939, as amended. Where reference is made to particular provisions of the Indenture or to defined terms not otherwise defined herein, such provisions or defined terms are incorporated herein by reference as part of the statement made and such statements are qualified in their entirety by such reference.

TERMS OF THE NOTES

         The Notes are unsecured senior obligations of the Company, limited to $147,312,000 aggregate principal amount at maturity, and will mature on February 1, 2004. Except as described below under " -- Exchange Offer; Registration Rights", no cash interest will accrue on the Notes prior to February 1, 2000, although for U.S. Federal income tax purposes a significant amount of original issue discount, taxable as ordinary income, will be recognized by a Holder as such discount accrues from the issue date of the Notes through February 1, 2004. Cash interest will accrue on the Notes at the rate per annum shown on the cover page hereof from February 1, 2000, or from the most recent date to which interest has been paid or provided for, payable semi-annually to Holders of record at the close of business on the January 15 or July 15 immediately preceding the interest payment date on February 1 and August 1 of each year, commencing August 1, 2000. The Company will pay interest on overdue principal at 1% per annum in excess of such rate, and it will pay interest on overdue installments of cash interest at such higher rate to the extent lawful.

         The Notes are issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge shall be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

OPTIONAL REDEMPTION

         The Notes are not redeemable at the option of the Company prior to February 1, 2001. Thereafter, the Notes will be redeemable, at the Company's option, in whole or in part, at any time and from time to time, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each Holder's registered address, at the following redemption prices (expressed in percentages of principal amount at maturity), plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on February 1 of the years set forth below:

                                                  REDEMPTION
                       PERIOD                       PRICE
                       ------                       -----
                       2001..............          106.625%
                       2002..............          103.313
                       2003 and thereafter         100.000


         In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Note of $1,000 in principal amount at maturity or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount at maturity thereof to be redeemed. A new Note in principal amount at maturity equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

RANKING

         The Notes are senior unsecured obligations of the Company, rank pari passu in right of payment with all existing and future senior unsecured indebtedness of the Company and are senior in right of payment to all future subordinated indebtedness of the Company. However, the CDA Note is secured by the assets of the Company and the Principal Subsidiary. As of January 31, 1997, the Company's senior indebtedness outstanding was approximately $99.9 million, consisting of the Notes and the CDA Note.

         Substantially all of the operations of the Company are conducted through its subsidiaries. Claims of creditors of such subsidiaries, including the CDA, trade creditors, secured creditors and creditors holding indebtedness and guarantees issued by such subsidiaries, and claims of preferred stockholders (if any) of such subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of the Company, including holders of the Notes. However, in connection with the incurrence of future indebtedness by certain of the Company's Subsidiaries, the Notes may be guaranteed by such Subsidiaries (the "Subsidiary Guarantors"). See " -- Certain Covenants -- Future Guarantors". The Notes, therefore, will be effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of Subsidiaries of the Company other than any future Subsidiary Guarantors. At September 30, 1996, the total liabilities of the Company's subsidiaries (exclusive of indebtedness owed to the Company in the amount of $37 million) were approximately $5.9 million, including the CDA Note, trade payables and accrued expenses. See "Risk Factors -- Ranking of Notes; Holding Company Structure". Although the Indenture limits the incurrence of Indebtedness and issuance of Preferred Stock of certain of the Company's Subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence by such Subsidiaries of liabilities that are not considered Indebtedness or Preferred Stock under the Indenture. See " -- Certain Covenants -- Limitation on Indebtedness and Preferred Stock of Subsidiaries".

EXCHANGE OFFER; REGISTRATION RIGHTS

         The Company has filed this Registration Statement and will commence the Exchange Offer pursuant to the Registration Rights Agreement. In the event that the Initial Purchasers so request with respect to Notes not eligible to be exchanged for New Notes in the Exchange Offer, or if any holder of Notes is not eligible to participate in the Exchange Offer or does not receive freely tradable New Notes in the Exchange Offer, the Company agreed to, at its cost,
(a) as promptly as practicable, file a shelf registration statement (the "Shelf Registration Statement") covering resales of the Notes, (b) use its reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act and (c) keep the Shelf Registration Statement effective until the earlier of (i) the time when the Notes covered by the Shelf Registration Statement can be sold pursuant to Rule 144 without any limitations under clauses (c), (e), (f) and (h) of Rule 144 and (ii) three years from the Issue Date. The Company agreed to, in the event a Shelf Registration Statement is filed, among other things, provide to each holder for whom such Shelf Registration Statement was filed copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Notes. A holder selling Notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such holder (including certain indemnification obligations).

         If (i) on or prior to 180 days after the original issuance of the Notes, neither the Exchange Offer is consummated nor the Shelf Registration Statement is declared effective; or (ii) after either the Registration Statement or the Shelf Registration Statement is declared effective, such Registration Statement thereafter ceases to be effective or usable (subject to certain exceptions) in connection with resales of Old Notes or New Notes in accordance with and during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (i) and (ii), a "Registration Default"), additional cash interest will accrue on the Old Notes and the New Notes as applicable, in each case at the rate of 0.50% per annum from and including the date on which any such Registration Default shall occur until the earlier of (i) the date on which such Registration Default has been cured or (ii) the date on which all the Notes otherwise become freely transferable by holders other than affiliates of the Company without further registration under the Securities Act, calculated on the Accreted Value of the Old Notes or New Notes, as the case may be, as of the Specified Date on which such interest is payable. Such interest is payable in addition to any other interest payable from time to time with respect to the Old Notes and the New Notes.

         The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which is available upon request to the Company.

BOOK-ENTRY, DELIVERY AND FORM

         Each of the Old Notes was issued in the form of one or more fully registered Notes in global form ("Old Global Notes"), except that each of the Notes offered and sold to institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or 7 under the Securities Act) was delivered in certificated fully registered form only and bear a legend containing restrictions on transfers. All New Notes issued in the Exchange Offer for Old Notes represented by Old Global Notes will be represented by one or more Notes in global form (the "New Global Notes," and together with the Old Global Notes, the "Global Notes"), which will be deposited with, or on behalf of, the Depositary and registered in the name of the Depositary or its nominee.

         Upon issuance of the Global Notes, the Depositary or its nominee will credit, on its book-entry registration and transfer system, the number of New Notes represented by such Global Notes to the accounts of institutions that have accounts with the Depositary or its nominee ("participants"). Ownership of beneficial interests in the Global Notes will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interest in such Global Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary or its nominee (with respect to participants' interests) for such Global Notes, or by participants or persons that hold interests through participants (with respect to beneficial interests of persons other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the Global Notes.

         So long as the Depositary, or its nominee, is the registered holder of any Global Notes, the Depositary or such nominee, as the case may be, will be considered the sole legal owner and holder of such Notes represented by such Global Notes for all purposes under the Indenture and the New Notes. Except as set forth below, owners of beneficial interests in Global Notes will not be entitled to have such Global Notes represented thereby registered in their names, will not receive or be entitled to receive physical delivery or Certificated Securities in exchange therefor and will not be considered to be the owners or holders of such Global Notes represented thereby for any purpose under the New Notes or the Indenture. The Company understands that under existing industry practice, in the event an owner of a beneficial interest in a Global Note desires to take any action that the Depositary, as the holder of such Global Note, is entitled to take, the Depositary would authorize the participants to take such action, and that the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

         Any payment of principal or interest due on the New Notes on any interest payment date or at maturity will be made available by the Company to the Trustee by such date. As soon as possible thereafter, the Trustee will make such payments to the Depositary or its nominee, as the case may be, as the registered owner of the Global Notes representing such New Notes in accordance with existing arrangements between the Trustee and the Depositary.

         The Company expects that the Depositary or its nominee, upon receipt of any payment of principal or interest in respect of the Global Notes, will credit immediately the accounts of the related participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of the Depositary. The Company also expects that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such participants.

         None of the Company, the Trustee, or any payment agent for the Global Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in any of the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for other aspects of the relationship between the Depositary and its participants or the relationship between such participants and the owners of beneficial interests in the Global Notes owning through such participants.

         As long as the New Notes are represented by a Global Note, DTC's nominee will be the holder of the New Notes and therefore will be the only entity that can exercise a right to repayment or repurchase of the New Notes. See "Description of the Notes -- Change of Control" and " -- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock". Notice by participants or by owners of beneficial interests in a Global Note held through such participants of the exercise of the option to elect repayment of beneficial interests in Notes represented by a Global Note must be transmitted to DTC in accordance with its procedures on a form required by DTC and provided to participants. In order to ensure that DTC's nominee will timely exercise a right to repayment with respect to a particular New Note, the beneficial owner of such Note must instruct the broker or other participant to exercise a right to repayment. Different firms have cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other participant through which it holds an interest in a New Note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to DTC. The Company will not be liable for any delay in delivery of notices of the exercise of the option to elect repayment.

         Unless and until exchanged in whole or in part for New Notes in definitive form in accordance with the terms of the New Notes, the Global Notes may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary of any such nominee to a successor of the Depositary or a nominee of each successor.

         Although the Depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of the Depositary, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor the Company will have any responsibility for the performance by the Depositary or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. The Company and the Trustee may conclusively rely on, and shall be protected in relying on, instructions from the Depositary for all purposes.

         Upon transfer of Certificated Notes to a QIB, such Certificated Notes will be transferred to the corresponding Global Notes. Global Notes shall be exchangeable for corresponding Certificated Notes registered in the name of persons other than the Depositary or its nominee only if (A) the Depositary (i) notifies the Company that it is unwilling or unable to continue as Depositary for any of the Global Notes or (ii) at any time ceases to be a clearing agency registered under the Exchange Act, (B) there shall have occurred and be continuing an Event of Default (as defined in the Indenture) with respect to the Notes or (C) the Company executes and delivers to the Trustee an order that the Global Notes shall be so exchangeable. Any Certificated Notes will be issued only in fully registered form and shall be issued without coupons in denominations of $1,000 and integral multiples thereof. Any Certificated Notes so issued will be registered in such names and in such denominations as the Depositary shall request.

         The Depositary has advised the Company as follows: The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities of institutions that have accounts with the Depositary ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (which may include the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to the Depositary's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

         Initial settlement in the New Notes will be in same-day funds. Investors holding their New Notes through the Depositary will follow settlement practices applicable to United States corporate debt obligations. The Indenture requires that payments in respect of Notes (including principal, premium and interest) be made by wire transfer of same-day funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address.

CHANGE OF CONTROL

         Upon the occurrence of any of the following events (each a "Change of Control"), each Holder shall have the right to require that the Company purchase such Holder's Notes at a purchase price in cash equal to 101% of the Accreted Value thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date):

                  (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act except that for purposes of this clause (i) such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company; provided, however, that the Permitted Holders beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors (for the purposes of this clause
         (i), a person shall be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation, if such other person is the beneficial owner (as defined in this clause (i)), directly or indirectly, of more than 35% of the voting power of the Voting Stock of such parent corporation and the Permitted Holders beneficially own (as defined in this clause (i)), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent corporation and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent corporation);

                  (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new or replacement directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of 66 2/3% of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or

                  (iii) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company to another Person (other than a Person that is controlled by the Permitted Holders), and, in the case of any such merger or consolidation, the securities of the Company that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of the Company are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving Person or transferee that represent, immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving Person or transferee.

         Within 30 days following any Change of Control, the Company shall mail a notice to each Holder with a copy to the Trustee stating: (1) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder's Notes at a purchase price in cash equal to 101% of the Accreted Value thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date); (2) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control); (3) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and (4) the instructions determined by the Company, consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes purchased.

         The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of Notes pursuant to this covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

         The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings. Restrictions on the ability of the Company to incur additional Indebtedness are contained in the covenants described under " -- Certain Covenants -- Limitation on Indebtedness", " -- Limitation on Preferred Stock of Restricted Subsidiaries", " -- Limitation on Liens" and " -- Limitation on Sale/Leaseback Transactions". Such restrictions can only be waived with the consent of the holders of a majority in principal amount at maturity of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

         Future indebtedness of the Company may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require such indebtedness to be purchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to purchase the Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such purchase on the Company. Finally, the Company's ability to pay cash to the holders of Notes following the occurrence of a Change of Control may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases. The provisions under the Indenture relative to the Company's obligation to make an offer to purchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount at maturity of the Notes.

CERTAIN COVENANTS

         The Indenture contains certain covenants including, among others, the following:

         Limitation on Indebtedness. (a) The Company shall not Incur, and shall not permit any Restricted Subsidiary to Incur, directly or indirectly, any Indebtedness unless, on the date of such Incurrence and after giving effect thereto, the Consolidated Leverage Ratio is less than 7.0 to 1.0 if such Indebtedness is Incurred prior to February 1, 2000, or 5.0 to 1.0 if such Indebtedness is Incurred thereafter.

         (b) Notwithstanding the foregoing paragraph (a), the Company and any Restricted Subsidiary may Incur any or all of the following Indebtedness:

                  (1) Indebtedness Incurred pursuant to any credit agreement or Incurred by any Foreign Subsidiary; provided, however, that (i) after giving effect to any such Incurrence the aggregate principal amount of all such Indebtedness then outstanding does not exceed the sum of (w) 65% of the book value of the inventory of the Company and its Restricted Subsidiaries and (x) 85% of the book value of the accounts receivables of the Company and its Restricted Subsidiaries, (ii) in the case of any Indebtedness Incurred by a Foreign Subsidiary, after giving effect to such Incurrence the aggregate amount of all such Indebtedness then outstanding does not exceed the sum of (y) 65% of the book value of the inventory of such Foreign

         Subsidiary and (z) 85% of the book value of the accounts receivables of such Foreign Subsidiary, and (iii) notwithstanding the limitations in amount contained in (i) and (ii) above, the Company and its Restricted Subsidiaries may Incur Indebtedness pursuant to this clause (1) in an aggregate amount not to exceed $10.0 million at any time outstanding;

                  (2) Indebtedness owed to and held by the Company or a Wholly Owned Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or another Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof;

                  (3) the Notes and the New Notes and Guarantees thereof;

                  (4) Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (2) or (3) of this paragraph
         (b)), including the CDA Note;

                  (5) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a), or pursuant to clause (3) or (4) of this paragraph (b) or this clause (5);

                  (6) Indebtedness (including Capital Lease Obligations) of the Company or any Restricted Subsidiary financing the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets), in each case incurred no more than 180 days after such purchase, lease or improvement of such property and any Refinancing Indebtedness in respect of such Indebtedness; provided, however, that (i) the amount of such Indebtedness (net of original issue discount) does not exceed, at the time initially Incurred, 90% of the fair market value of such acquired property or equipment and (ii) at the time of the Incurrence of such Indebtedness and after giving effect thereto, the aggregate amount of all Indebtedness Incurred pursuant to this clause (6) and then outstanding shall not exceed $10.0 million;

                  (7) Hedging Obligations consisting of Interest Rate Agreements directly related to Indebtedness permitted to be Incurred by the Company and the Restricted Subsidiaries pursuant to the Indenture;

                  (8) Indebtedness consisting of performance, surety or appeal bonds obtained by the Company or a Restricted Subsidiary in the ordinary course of business;

                  (9) Indebtedness consisting of self-insurance obligations; and

                  (10) Indebtedness in an aggregate principal amount which, together with all other Indebtedness of the Company and the Restricted Subsidiaries outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (9) above or paragraph
         (a)), does not exceed $5.0 million.

         (c) Notwithstanding the foregoing, the Company shall not Incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations unless such Indebtedness shall be subordinated to the Notes to at least the same extent as such Subordinated Obligations.

         (d) For purposes of determining compliance with the foregoing covenant,
(i) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the above clauses and
(ii) an item of Indebtedness may be divided and classified in more than one of the types of Indebtedness described above.

         Limitation on Preferred Stock of Restricted Subsidiaries. The Company shall not permit any Restricted Subsidiary (other than a Joint Venture) to Incur, directly or indirectly, any Preferred Stock except:

         (a) Preferred Stock issued to and held by the Company or a Wholly Owned Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of such Preferred Stock (other than to the Company or a Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the issuance of such Preferred Stock by the issuer thereof;

         (b) Preferred Stock of a Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary was acquired by the Company (other than Preferred Stock Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company); provided, however, that on the date of such acquisition and after giving effect thereto, the Company would have been able to Incur at least $1.00 of additional Indebtedness pursuant to clause (a) of the covenant described under " -- Limitation on Indebtedness";

         (c) Preferred Stock outstanding on the Issue Date (other than Preferred Stock described in clause (a) or (b) of this paragraph); and

         (d) Preferred Stock Incurred to Refinance Preferred Stock referred to in clause (b) or (c) of this paragraph or this clause (d); provided, however, that to the extent such Preferred Stock directly or indirectly Refinances Preferred Stock of a Subsidiary described in clause (b), such Preferred Stock shall be Incurred only by such Subsidiary.

         Limitation on Restricted Payments. (a) The Company shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to, make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment: (1) a Default shall have occurred and be continuing (or would result therefrom); (2) the Company is not able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under " -- Limitation on Indebtedness"; or (3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of:

                  (A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Old Notes are originally issued to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit);

                  (B) the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees);

                  (C) the amount by which Indebtedness of the Company is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date, of any Indebtedness of the Company convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange) and the net cash proceeds received by the Company from the issuance of Disqualified Stock (other than Indebtedness) of the Company to the extent such Disqualified Stock has been converted or exchanged (other than by a Subsidiary of the Company) subsequent to the Issue Date for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange);

                  (D) an amount equal to the sum of (i) the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, repayments of loans or advances or other transfers of assets, in each case to the Company or any Restricted Subsidiary from Unrestricted Subsidiaries, and (ii) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary; and

                  (E) $2.0 million.

         (b) The provisions of the foregoing paragraph (a) shall not prohibit:

                  (i) any Restricted Payment made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees); provided, however, that (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

                  (ii) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of the Company which is permitted to be Incurred pursuant to the covenant described under " -- Limitation on Indebtedness"; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

                  (iii) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that at the time of payment of such dividend, no other Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

                  (iv) the repurchase or other acquisition of shares of, or options to purchase shares of, common stock of the Company or any of its Subsidiaries from employees, former employees, consultants, former consultants, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, consultants, former consultants, directors or former directors), pursuant to the terms of the agreements (including employment or consulting agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell shares of such common stock or as otherwise approved by the Board of Directors; provided, however, that the aggregate amount of such repurchases and other acquisitions shall not exceed $1.0 million in any calendar year; provided further, however, that such repurchases and other acquisitions shall be excluded in the calculation of the amount of Restricted Payments;

                  (v) payments or distributions to dissenting stockholders pursuant to applicable law in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company; provided, however, that such payments or distributions from and after the Issue Date shall not in the aggregate exceed $2.0 million; provided further, however, that such payments and distributions shall be included in the calculation of the amount of Restricted Payments; or

                  (vi) Investments in Joint Ventures; provided, however, that the aggregate amount of all such Investments pursuant to this clause
         (vi) shall not exceed $10.0 million; provided further, however, that such Investments pursuant to this clause (vi) shall be excluded in the calculation of the amount of Restricted Payments.

         Limitation on Restrictions on Distributions from Restricted Subsidiaries. The Company shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary (a) to pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company, (b) to make any loans or advances to the Company or (c) transfer any of its Property or assets to the Company, except:

                  (i) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date;

                  (ii) any encumbrance or restriction arising under or by reason of applicable law;

                  (iii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date;

                  (iv) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (i) or (iii) of this covenant or this clause (iv) or contained in any amendment to an agreement referred to in clause (i) or (iii) of this covenant or this clause (iv); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no less favorable in any material respect to the Noteholders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements;

                  (v) any such encumbrance or restriction consisting of customary non-assignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder;

                  (vi) in the case of clause (c) above, (A) any restriction arising in connection with any Permitted Lien to the extent such restriction restricts the transfer of the Property or the assets subject to such Permitted Lien, including the transfer of such Property or assets upon the foreclosure thereof, (B) restrictions existing by virtue of any transfer of, agreement to transfer or option or right with respect to any Property or assets of the Company or any Restricted Subsidiary or (C) restrictions arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of the Property or assets subject thereto in any manner material to the Company or any Restricted Subsidiary taken as a whole; and

                  (vii) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition.

         Limitation on Sales of Assets and Subsidiary Stock. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless (i) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the Board of Directors, of the shares and assets subject to such Asset Disposition and at least 80% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents and (ii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be) (A) first, to the extent the Company elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem or purchase Senior Indebtedness or Indebtedness (other than any Disqualified Stock) of a Wholly Owned Subsidiary (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; (B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to the extent the Company elects, to acquire Additional Assets within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; (C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and
(B), to make an offer to the holders of the Notes (and to holders of other Senior Indebtedness designated by the Company) to purchase Notes (and such other Senior Indebtedness) pursuant to and subject the conditions contained in the Indenture; and (D) fourth, to the extent of the balance of such Net Available Cash in excess of $200,000 in any fiscal year after application in accordance with clauses (A), (B) and (C), to (x) the acquisition by the Company or any Wholly Owned Subsidiary of Additional Assets or (y) the prepayment, repayment or purchase of Indebtedness (other than any Disqualified Stock) of the Company (other than Indebtedness owed to an Affiliate of the Company) or Indebtedness of any Subsidiary (other than Indebtedness owed to the Company or an Affiliate of the Company), in each case within one year from the later of the receipt of such Net Available Cash and the date the offer described in clause (b) below is consummated; provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A), (C) or (D) above, the Company or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased. Notwithstanding the foregoing provisions of this paragraph, the Company and the Restricted Subsidiaries shall not be required to apply any Net Available Cash in accordance with this paragraph except to the extent that the aggregate Net Available Cash from all Asset Dispositions which are not applied in accordance with this paragraph exceeds $5.0 million. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Permitted Investments.

         For the purposes of this covenant, the following are deemed to be cash or cash equivalents: (x) the assumption of Indebtedness of the Company or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition and (y) securities received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash.

         (b) In the event of an Asset Disposition that requires the purchase of the Notes (and other Senior Indebtedness) pursuant to clause (a)(ii)(C) above, the Company will be required to purchase Notes tendered pursuant to an offer by the Company for the Notes (and other Senior Indebtedness) at a purchase price of 100% of their Accreted Value plus accrued but unpaid interest, if any (or, in respect of such other Senior Indebtedness, 100% of their accreted value or principal amount (without premium), as the case may be, plus accrued but unpaid interest, if any or such lesser price, if any, as may be provided for by the terms of such Senior Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of Notes (and any other Senior Indebtedness) tendered pursuant to such offer is less than the Net Available Cash allotted to the purchase thereof, the Company will be required to apply the remaining Net Available Cash in accordance with clause (a)(ii)(D) above. The Company shall not be required to make such an offer to purchase Notes (and other Senior Indebtedness) pursuant to this covenant if the Net Available Cash available therefor is less than $5.0 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to any subsequent Asset Disposition).

         (c) The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this clause by virtue thereof.

         Limitation on Affiliate Transactions. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") unless the terms thereof
(1) are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate, (2) with respect to any such Affiliate Transaction that involves an amount in excess of $1.0 million, are set forth in writing and have been approved by a majority of the members of the Board of Directors having no personal stake in such Affiliate Transaction and (3) with respect to any Affiliate Transaction that involves an amount in excess of $10.0 million, have been determined by (A) a nationally recognized investment banking firm to be fair from a financial standpoint to the Company or such Restricted Subsidiary or
(B) an appraisal firm nationally recognized in making such determinations to be on terms that are not less favorable to the Company or such Restricted Subsidiary than the terms that could be obtained in an arms-length transaction from a Person that is not an Affiliate of the Company.

         (b) The provisions of the foregoing paragraph (a) shall not prohibit
(i) any Restricted Payment permitted to be paid pursuant to the covenant described under " -- Limitation on Restricted Payments", (ii) any issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors, (iii) the grant of stock options or similar rights to employees and directors of the Company and its Restricted Subsidiaries pursuant to plans approved by the Board of Directors,
(iv) loans or advances to employees in the ordinary course of business, but in any event not to exceed $1.0 million in the aggregate outstanding at any one time, (v) the payment of reasonable fees to directors of the Company and its Restricted Subsidiaries who are not employees of the Company or its Restricted Subsidiaries, (vi) any Affiliate Transaction between the Company and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries, (vii) any Affiliate Transaction entered into prior to the Issue Date or the renewal thereof upon substantially similar terms or (viii) indemnification payments to directors and officers of the Company and its Restricted Subsidiaries in accordance with applicable state laws.

         Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries. The Company shall not sell or otherwise dispose of any Capital Stock of a Restricted Subsidiary (other than a Joint Venture), and shall not permit any Restricted Subsidiary (other than a Joint Venture), directly or indirectly, to issue or sell or otherwise dispose of any of its Capital Stock, except (i) to the Company or a Wholly Owned Subsidiary, (ii) if, immediately after giving effect to such issuance, sale or other disposition, neither the Company nor any of its Subsidiaries own any Capital Stock of such Restricted Subsidiary or (iii) if, immediately after giving effect to such issuance, sale or other disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect thereto would have been permitted to be made under the covenant described under " -- Limitation on Restricted Payments" if made on the date of such issuance, sale or other disposition.

         Limitation On Liens. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien of any nature whatsoever on any of its properties (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, other than Permitted Liens, without effectively providing that the Notes shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured.

         Limitation on Sale/Leaseback Transactions. The Company shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless (i) the Company or such Subsidiary would be entitled to (A) Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to the covenant described under " -- Limitation on Indebtedness" and (B) create a Lien on such property securing such Attributable Debt without equally and ratably securing the Notes pursuant to the covenant described under " -- Limitation on Liens", (ii) the net proceeds received by the Company or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the fair value (as determined by the Board of Directors) of such property and (iii) the Company applies the proceeds of such transaction in compliance with the covenant described under " -- Limitation on Sale of Assets and Subsidiary Stock". The foregoing restriction shall not apply to any Sale-Leaseback Transaction if (i) the lease is for a period, including renewal rights, of not in excess of three years or (ii) the transaction is between the Company and any Wholly Owned Subsidiary or between Wholly Owned Subsidiaries.

         Limitation on Lines of Business. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, engage in any business other than a Related Business.

         Merger and Consolidation. The Company shall not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all its assets to, any Person, unless: (i) the resulting, surviving or transferee Person (the "Successor Company") shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture;
(ii) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under " -- Limitation on Indebtedness"; (iv) immediately after giving effect to such transaction, the Successor Company shall have Consolidated Net Worth in an amount that is not less than the Consolidated Net Worth of the Company prior to such transaction; provided, however, that this clause (iv) shall not apply to a consolidation or merger with or into a Wholly Owned Subsidiary if, in connection with any such merger or consolidation, no consideration (other than Common Stock in the Successor Company (or a Person that owns directly or indirectly all of the Capital Stock of the Successor Company immediately following such transaction)) shall be issued or distributed to the stockholders of the Company; and (v) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture; provided, however, that clauses (iii) and (iv) above shall not apply if, in the good faith determination of the Board of Directors, whose determination shall be evidenced by a resolution of the Board of Directors, the principal purpose and effect of such transaction is to change the state of incorporation of the Company.

         The Successor Company shall be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but the predecessor Company in the case of a conveyance, transfer or lease shall not be released from the obligation to pay the principal of and interest on the Notes.

         The Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless: (i) the resulting, surviving or transferee Person (if not such Subsidiary Guarantor) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary Guarantor was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume, by a Guaranty Agreement, in a form reasonably satisfactory to the Trustee, all the obligations of such Subsidiary Guarantor, if any, under its Subsidiary Guaranty; (ii) immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been Incurred by such Person at the time of such transaction), no Default shall have occurred and be continuing; and (iii) the Company delivers to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer, if any, complies with the Indenture.

         Future Guarantors. In the event that, after the Issue Date, a Restricted Subsidiary Incurs any Indebtedness pursuant to paragraph (a) or pursuant to paragraph (b) (1) (but, in the case of a Foreign Subsidiary, only in the case of Indebtedness Incurred pursuant to clause (i) thereof), (b)(5) (but only in the case of Refinancing Indebtedness with respect to Indebtedness Incurred pursuant to paragraph (a)) or (b)(10), in each case of the covenant described under " -- Limitation on Indebtedness", the Company shall cause such Restricted Subsidiary to Guarantee the Notes pursuant to a Subsidiary Guaranty on the terms and conditions set forth in the Indenture and shall cause all Indebtedness of such Restricted Subsidiary owing to the Company or any other Subsidiary of the Company and not previously discharged to be converted into Capital Stock of such Restricted Subsidiary (other than Disqualified Stock).

         SEC Reports. Notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the SEC and provide the

Trustee and Noteholders with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections.

DEFAULTS

         An Event of Default is defined in the Indenture as (i) a default in the payment of interest on the Notes when due, continued for 30 days, (ii) a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise,
(iii) the failure by the Company to comply with its obligations under " -- Certain Covenants -- Merger and Consolidation" above, (iv) the failure by the Company to comply for 30 days after notice with any of its obligations in the covenants described above under "Change of Control" (other than a failure to purchase Notes) or under " -- Certain Covenants" under " -- Limitation on Indebtedness", " -- Limitation on Preferred Stock of Restricted Subsidiaries", " -- Limitation on Restricted Payments", " -- Limitation on Restrictions on Distributions from Restricted Subsidiaries", " -- Limitation on Sales of Assets and Subsidiary Stock" (other than a failure to purchase Notes), " -- Limitation on Affiliate Transactions", " -- Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries", " -- Limitation on Liens", " -- Limitation on Sale/Leaseback Transactions", " -- Limitation on Lines of Business", " -- Future Guarantors" or " -- SEC Reports", (v) the failure by the Company to comply for 60 days after notice with its other agreements contained in the Indenture, (vi) Indebtedness of the Company or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $10.0 million (the "cross acceleration provision"), (vii) the occurrence of certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the "bankruptcy provisions") or (viii) any judgment or decree for the payment of money in excess of $10.0 million is rendered against the Company or a Significant Subsidiary, remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed within 10 days after notice (the "judgment default provision") or (ix) a Subsidiary Guaranty ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guaranty) or a Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guaranty. However, a default under clauses (iv), (v) or (viii) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount at maturity of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.

         If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount at maturity of the outstanding Notes may declare the Accreted Value of and accrued but unpaid interest, if any, on all the Notes to be due and payable (collectively, the "Default Amount"). Upon such a declaration, the Default Amount shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the Default Amount on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. Under certain circumstances, the holders of a majority in principal amount at maturity of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

         Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless (i) such holder has previously given the Trustee notice that an Event of Default is continuing, (ii) holders of at least 25% in principal amount at maturity of the outstanding Notes have requested the Trustee to pursue the remedy, (iii) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity and (v) the holders of a majority in principal amount at maturity of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the holders of a majority in principal amount at maturity of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of a Note or that would involve the Trustee in personal liability.

         The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder of the Notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the holders of the Notes. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

AMENDMENTS AND WAIVERS

         Subject to certain exceptions, the Indenture may be amended with the consent of the holders of a majority in principal amount at maturity of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount at maturity of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected thereby, no amendment may, among other things, (i) reduce the amount of Notes whose holders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest on any Note, (iii) reduce the principal or Accreted Value of or extend the Stated Maturity of any Note, (iv) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under " -- Optional Redemption", (v) make any Note payable in money other than that stated in the Note, (vi) impair the right of any holder of the Notes to receive payment of principal of and interest on such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Notes, (vii) make any change in the amendment provisions which require each holder's consent or in the waiver provisions or (viii) make any change in any Subsidiary Guaranty that would adversely affect the Noteholders.

         Without the consent of any holder of the Notes, the Company and Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to add guarantees with respect to the Notes, to secure the Notes, to add to the covenants of the Company for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Company, to make any change that does not adversely affect the rights of any holder of the Notes or to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act.

         The consent of the holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

         After an amendment under the Indenture becomes effective, the Company is required to mail to holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

DEFEASANCE

         The Company at any time may terminate all its obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Company at any time may terminate its obligations under " -- Change of Control" and under the covenants described under " -- Certain Covenants" (other than the covenant described under " -- Merger and Consolidation"), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under " -- Defaults" above and the limitations contained in clauses (iii) and (iv) under " -- Certain Covenants -- Merger and Consolidation" above ("covenant defeasance").

         The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (iv), (vi), (vii) (with respect only to Significant Subsidiaries) or (viii) under " -- Defaults" above or because of the failure of the Company to comply with clause (iii) or (iv) under " -- Certain Covenants -- Merger and Consolidation" above. If the Company exercises its legal defeasance option or its covenant defeasance option, each Subsidiary Guarantor will be released from all of its obligations with respect to its Subsidiary Guaranty.

         In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

CONCERNING THE TRUSTEE

         United States Trust Company of New York is to be the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes.

         The Holders of a majority in principal amount at maturity of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that if an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity reasonably satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

GOVERNING LAW

         The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

         "Accreted Value" means, as of any date (the "Specified Date"), the amount provided below for each $1,000 principal amount at maturity of Notes:

                  (i) if the Specified Date occurs on one of the following dates (each, a "Semi-Annual Accrual Date"), the Accreted Value will equal the amount set forth below for such Semi-Annual Accrual Date:

               SEMI-ANNUAL ACCRUAL DATE           ACCRETED VALUE
               ------------------------           --------------
              August 1, 1997.................        $  725.61
              February 1, 1998...............           773.68
              August 1, 1998.................           824.94
              February 1, 1999...............           879.59
              August 1, 1999.................           937.87
              February 1, 2000...............         1,000.00

                  (ii) if the Specified Date occurs before the first Semi-Annual Accrual Date, the Accreted Value will equal the sum of (a) the original issue price of a Unit and (b) an amount equal to the product of (1) the Accreted Value for the first Semi-Annual Accrual Date less such original issue price multiplied by (2) a fraction, the numerator of which is the number of days from the Issue Date to the Specified Date, using a 360-day year of 12 30-day months, and the denominator of which is the number of days elapsed from the Issue Date to the first Semi-Annual Accrual Date, using a 360-day year of 12 30-day months;

                  (iii) if the Specified Date occurs between two Semi-Annual Accrual Dates, the Accreted Value will equal the sum of (a) the Accreted Value for the Semi-Annual Accrual Date immediately preceding such Specified Date and (b) an amount equal to the product of (1) the Accreted Value for the immediately following Semi-Annual Accrual Date less the Accreted Value for the immediately preceding Semi-Annual Accrual Date multiplied by (2) a fraction, the numerator of which is the number of days from the immediately preceding Semi-Annual Accrual Date to the Specified Date, using a 360-day year of 12 30-day months, and the denominator of which is 180; or

                  (iv) if the Specified Date occurs after the last Semi-Annual Accrual Date, the Accreted Value will equal $1,000.

         "Additional Assets" means (i) any property or assets (other than Indebtedness and Capital Stock) in a Related Business; (ii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary or (iii) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; provided, however, that any such Restricted Subsidiary described in clauses (ii) or (iii) above is primarily engaged in a Related Business.

         "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing; provided, however, that the CDA shall not be deemed to be an Affiliate of the Company and its Subsidiaries. For purposes of the provisions described under " -- Certain Covenants -- Limitation on Restricted Payments", " -- Certain Covenants -- Limitation on Affiliate Transactions" and " -- Certain Covenants -- Limitations on Sales of Assets and Subsidiary Stock" only, "Affiliate" shall also mean any beneficial owner of Capital Stock representing 5% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

         "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of (i) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary), (ii) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary or
(iii) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary (other than, in the case of (i), (ii) and (iii) above, (A) sales or other dispositions of inventory, receivables and other assets in the ordinary course of business, (B) a disposition by a

Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Subsidiary, (C) for purposes of the covenant described under " -- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock" only, a disposition that constitutes a Restricted Payment permitted by the covenant described under " -- Certain Covenants -- Limitation on Restricted Payments", (D) a disposition of assets with a fair market value of less than $100,000, (E) sales of the Company's ESL systems to customers and leases, rentals or otherwise furnishing the use of such systems to customers and
(F) licenses or leases of any technology, know-how, patents, processes, procedures, copyrights or other intellectual property, and related escrow arrangements, for consideration equal to the fair market value thereof, as determined in good faith by the Board of Directors (and whether or not such consideration has been specifically allocated to such license or lease).

         "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

         "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

         "Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

         "Business Day" means each day which is not a Legal Holiday.

         "Capital Lease Obligations" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

         "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

         "CDA" means the Connecticut Development Authority.

         "CDA Note" means the Company's 7.4% Convertible Note (dated August 12,
1994) in the aggregate principal amount of $5.0 million issued to the CDA.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries, without duplication, (i) interest expense attributable to capital leases and the interest expense attributable to leases constituting part of a Sale/Leaseback Transaction, (ii) amortization of debt discount and debt issuance cost, (iii) capitalized interest, (iv) non-cash interest expenses, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) net costs associated with Hedging Obligations (including amortization of fees), (vii) Preferred Stock dividends in respect of all Preferred Stock held by Persons other than the Company or a Wholly Owned Subsidiary, (viii) interest incurred in connection with Investments in discontinued operations, (ix) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) the Company or any Restricted Subsidiary and (x) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust.

         "Consolidated Leverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of Indebtedness of the Company and its Restricted Subsidiaries as of the date of determination after giving effect to any Indebtedness to be Incurred or discharged on the date of determination to
(ii) the aggregate amount of EBITDA for the four most recent fiscal quarters ending at least 45 days prior to the date of determination (such four fiscal quarters being herein called the "Reference Period"); provided, however, that
(1) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of the Reference Period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Leverage Ratio is an Incurrence of Indebtedness, or both, EBITDA for the Reference Period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of the Reference Period,
(2) if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the Reference Period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Leverage Ratio, EBITDA for the Reference Period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of the Reference Period and as if the Company or such Restricted Subsidiary had not earned the interest income actually earned during the Reference Period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness, (3) if since the beginning of the Reference Period the Company or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for the Reference Period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for the Reference Period, or increased by an amount equal to the EBITDA (if negative), directly attributable thereto for the Reference Period and Consolidated Interest Expense for the Reference Period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for the Reference Period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for the Reference Period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale), (4) if since the beginning of the Reference Period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA for the Reference Period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of the Reference Period and (5) if since the beginning of the Reference Period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of the Reference Period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause
(3) or (4) above if made by the Company or a Restricted Subsidiary during the Reference Period, EBITDA for the Reference Period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of the Reference Period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). In making any calculation of the Consolidated Leverage Ratio for any period commencing prior to the Issue Date, the Notes shall be deemed to have been issued on the first day of such period.

         "Consolidated Net Income" means, for any period, the net income of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

                  (i) any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that (A) subject to the exclusion contained in clause (iv) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (iii) below) and (B) the Company's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

                  (ii) any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

                  (iii) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that (A) subject to the exclusion contained in clause (iv) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause) and (B) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

                  (iv) any gain (but not loss) realized upon the sale or other disposition of any assets of the Company or its consolidated Subsidiaries (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (but not loss) realized upon the sale or other disposition of any Capital Stock of any Person;

                  (v) extraordinary gains or losses; and

                  (vi) the cumulative effect of a change in accounting principles.

         Notwithstanding the foregoing, for the purposes of the covenant described under "Certain Covenants -- Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

         "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of the Company and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the Company ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as (i) the par or stated value of all outstanding Capital Stock of the Company plus (ii) paid-in capital or capital surplus relating to such Capital Stock plus (iii) any retained earnings or earned surplus less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.

         "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement to which such Person is a party or a beneficiary which is designed to protect such Person against fluctuations in currency values.

         "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

         "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event
(i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the first anniversary of the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the first anniversary of the Stated Maturity of the Notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions described under " -- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock" and " -- Change of Control".

         "EBITDA" for any period means the sum of Consolidated Net Income, plus Consolidated Interest Expense plus the following to the extent deducted in calculating such Consolidated Net Income: (a) all income tax expense of the Company and its consolidated Restricted Subsidiaries, (b) depreciation expense of the Company and its consolidated Restricted Subsidiaries, (c) amortization expense of the Company and its consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period) and (d) all other non-cash charges of the Company and its consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period), in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Foreign Subsidiary" means each Restricted Subsidiary not created or organized in the United States or any state thereof and that conducts substantially all of its operations outside of the United States.

         "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in (i) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (ii) statements and pronouncements of the Financial Accounting Standards Board, (iii) such other statements by such other entity as approved by a significant segment of the accounting profession and (iv) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

         "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

         "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

         "Holder" or "Noteholder" means the Person in whose name a Note is registered on the Registrar's books.

         "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall not be deemed the Incurrence of Indebtedness.

         "Indebtedness" means, with respect to any Person on any date of determination (without duplication),

                  (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

                  (ii) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

                  (iii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

                  (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

                  (v) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, the liquidation preference with respect to, any Preferred Stock (but excluding, in each case, any accrued dividends);

                  (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

                  (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the fair market value of such property or assets and the amount of the obligation so secured; and

                  (viii) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

         "Interest Rate Agreement" means in respect of a Person any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect such Person against fluctuations in interest rates.

         "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of "Unrestricted Subsidiary", the definition of "Restricted Payment" and the covenant described under " -- Certain Covenants -- Limitation on Restricted Payments", (i) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to (x) the Company's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors. For purposes of the definitions of "Joint Venture", "Restricted Payment" and "Permitted Investment" and the covenant described under " -- Certain Covenants -- Limitation on Restricted Payments", (a) "Investment" shall include the portion (proportionate to the Company's equity interest in such Person) of the fair market value of the net assets of any Person at the time that such Person is designated a Joint Venture and (b) any property transferred to or from a Joint Venture shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

         "Issue Date" means the date on which the Old Notes are originally issued.

         "Joint Venture" means a Person (i) engaged in technology development, manufacturing or distribution in a Related Business, (ii) designated by the Company as a "Joint Venture Company" for purposes of the Indenture; provided, however, that such designation would be permitted under the covenant described under " -- Certain Covenants -- Limitation on Restricted Payments", and (iii) as to which the Company and the Restricted Subsidiaries own at least 10% of the Voting Stock, such joint venture to be deemed to include such Subsidiary of such Person.

         "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

         "Net Available Cash" from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form) in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition, (ii) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be, repaid out of the proceeds from such Asset Disposition,
(iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition and (iv) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

         "Net Cash Proceeds", with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

         "Permitted Holders" means (i) Norton Garfinkle, Bruce F. Failing, Jr., their respective spouses, issue or any spouse of their issue, (ii) any Person controlled directly or indirectly by any one or more of the Persons referred to in clause (i), (iii) any trust, all of the beneficiaries of which are any one or more of the persons referred to in clause (i), or (iv) any bona fide legal representative of any of the individuals in clause (i) duly appointed as a result of the death or legal incapacity of such individual.

         "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in (i) the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of any such Restricted Subsidiary is a Related Business; (ii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person's primary business is a Related Business; (iii) Temporary Cash Investments; (iv) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances; (v) commission, payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; (vi) loans or advances to employees made in the ordinary course of business; (vii) a Person arising as a result of any Hedging Obligations; (viii) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments; and (ix) any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under " -- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock".

         "Permitted Liens" means, with respect to any Person, (a) pledges or deposits by such Person under worker's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business; (b) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review; (c) Liens for property taxes not yet subject to penalties for non-payment or which are being contested in good faith and by appropriate proceedings; (d) Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness; (e) minor survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially impair their use in the operation of the business of such Person; (f) Liens securing Indebtedness Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property of such Person; provided, however, that the Lien may not extend to any other property owned by such Person or any of its Subsidiaries at the time the Lien is Incurred, and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien; (g) Liens to secure Indebtedness permitted under the provisions described in clause (b)(1) under " -- Certain Covenants -- Limitation on Indebtedness", but only to the extent secured by inventory or accounts receivables and related assets; (h) Liens existing on the Issue Date; (i) Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided further, however, that such Lien may not extend to any other property owned by such Person or any of its Subsidiaries; (j) Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that the Liens may not extend to any other property owned by such Person or any of its Subsidiaries; (k) Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a wholly owned Subsidiary of such Person; (l) Liens securing Hedging Obligations so long as such Hedging Obligations relate to Indebtedness that is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligations; (m) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (f), (g), (h), (i) and (j); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements to or on such property) and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (f), (g), (h), (i) or (j) at the time the original Lien became a Permitted Lien and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement; (n) Liens in favor of the Company or any Wholly-Owned Subsidiary or Subsidiary Guarantor; (o) Liens arising from the rendering of a final judgment or order against the Company or any Restricted Subsidiary that does not give rise to an Event of Default; (p) Liens associated with leases and subleases of real property that do not materially interfere with the ordinary conduct of the business of the Company and any of its Restricted Subsidiaries and that are made on customary and usual terms applicable to similar properties; and (q) Liens consisting of licenses or leases of Property and related escrow arrangements; provided, however, that such Liens shall not (except as described under clause (h)) secure any Indebtedness of the Company or any Restricted Subsidiary. Notwithstanding the foregoing, "Permitted Liens" will not include any Lien described in clauses (f), (i) or (j) above to the extent such Lien applies to any Additional Assets acquired directly or indirectly from Net Available Cash pursuant to the covenant described under " -- Certain Covenants -- Limitation on Sale of Assets and Subsidiary Stock" unless the assets that were the subject of the Asset Disposition giving rise to such Net Available Cash were subject to Liens securing Indebtedness, in which event such Permitted Liens may secure obligations in an amount not to exceed the amount of such Indebtedness. For purposes of this definition, "Indebtedness" shall be deemed to include interest on such Indebtedness.

         "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

         "Preferred Stock", as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

         "principal" of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

         "Property" of any Person means all types of real, personal, tangible or mixed property owned by such Person whether or not included in the most recent consolidated balance sheet of such Person under GAAP.

         "Refinance" means, in respect of any Indebtedness or Preferred Stock, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness or Preferred Stock in exchange or replacement for, such Indebtedness or Preferred Stock. "Refinanced" and "Refinancing" shall have correlative meanings.

         "Refinancing Indebtedness" means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that (i) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced, (ii) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced and (iii) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; provided further, however, that Refinancing Indebtedness shall not include (x) Indebtedness of a Subsidiary that Refinances Indebtedness of the Company or (y) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

         "Related Business" means any business related, ancillary or complementary to the businesses of the Company and the Restricted Subsidiaries on the Issue Date and any business utilizing any technology, know-how, patents, processes, procedures, copyrights or other intellectual property now or hereinafter developed by the Company or any Restricted Subsidiary.

         "Restricted Payment" with respect to any Person means (i) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and dividends or distributions payable solely to the Company or a Restricted Subsidiary, and other than pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation)), (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than a Restricted Subsidiary), including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock), (iii) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition) or (iv) the making of any Investment in any Person (other than a Permitted Investment).

         "Restricted Subsidiary" means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

         "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

         "SEC" means the Securities and Exchange Commission.

         "Senior Indebtedness" means (i) Indebtedness of the Company, whether outstanding on the Issue Date or thereafter Incurred, and (ii) accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company to the extent post-filing interest is allowed in such proceeding) in respect of (A) indebtedness of the Company for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Company is responsible or liable unless, in the case of (i) and (ii), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are subordinate in right of payment to the Notes; provided, however, that Senior Indebtedness shall not include (1) any obligation of the Company to any Subsidiary, (2) any liability for Federal, state, local or other taxes owed or owing by the Company, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities), (4) any Indebtedness of the Company (and any accrued and unpaid interest in respect thereof) which is subordinate or junior in any respect to any other Indebtedness or other obligation of the Company or (5) that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture.

         "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

         "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

         "Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes pursuant to a written agreement to that effect.

         "Subsidiary" means, in respect of any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person,
(ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

         "Subsidiary Guarantor" means any Subsidiary which, pursuant to the terms of the Indenture, has executed a Subsidiary Guaranty.

         "Subsidiary Guaranty" means the Guarantee by a Subsidiary Guarantor of the Company's obligations with respect to the Notes. The form of such Guarantee is provided for in the Indenture. Each Subsidiary Guaranty will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the applicable Subsidiary Guarantor without rendering the Subsidiary Guaranty, as it relates to such Subsidiary Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. Upon the sale or other disposition of a Subsidiary Guarantor or the sale or disposition of all or substantially all the assets of a Subsidiary Guarantor (in each case other than to the Company or an Affiliate of the Company) permitted by the Indenture, such Subsidiary Guarantor will be released and relieved from all its obligations under its Subsidiary Guaranty.

         "Temporary Cash Investments" means any of the following:

                  (i) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof,

                  (ii) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50,000,000 (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor,

                  (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above,

                  (iv) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard and Poor's Ratings Group, and

                  (v) investments in securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Group or "A" by Moody's Investors Service, Inc.;

provided, however, that in the case of the net proceeds from the sale of the Units, the time periods set forth in (ii), (iii), (iv) and (v) shall be two years.

         "Units" means the Units sold by the Company consisting of the Notes and certain Warrants to purchase Common Stock.

         "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under " -- Certain Covenants -- Limitation on Restricted Payments". The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (x) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under " -- Certain Covenants -- Limitation on Indebtedness" and (y) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be made by the Company to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

         "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

         "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

         "Wholly Owned Subsidiary" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or one or more Wholly Owned Subsidiaries.

                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The following is a general discussion of certain U.S. federal income tax considerations applicable to the exchange of the Old Notes for New Notes pursuant to the Exchange Offer, and to the ownership and disposition of the New Notes. This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the "Code"), regulations, rulings and decisions currently in effect, all of which are subject to change (possibly with retroactive effect). The discussion does not purport to deal with all aspects of federal taxation that may be relevant to particular investors in light of their personal investment circumstances (for example, to persons holding Notes as part of a conversion transaction or as part of a hedge or hedging transaction, or as a position in a straddle for tax purposes), nor does it discuss federal income tax considerations applicable to certain types of investors subject to special treatment under the federal income tax laws (for example, life insurance companies, tax-exempt organizations and financial institutions). In addition, the discussion does not consider the effect of any foreign, state, local, gift, estate or other tax laws that may be applicable to a particular investor. The discussion assumes that investors hold the Notes as capital assets within the meaning of Section 1221 of the Code. Each holder is strongly urged to consult his, her or its tax advisor regarding the particular tax consequences to such holder of exchanging the Old Notes for the New Notes, and of the ownership and disposition of the New Notes.

EXCHANGE

         The exchange of the Old Notes for the New Notes pursuant to the Exchange Offer should not be treated as a taxable transaction for federal income tax purposes because the New Notes do not differ materially in kind or extent from the Old Notes. Accordingly, no gain or loss should be recognized by a holder who exchanges an Old Note for a New Note pursuant to the Exchange Offer, and each New Note should be viewed as a continuation of the corresponding Old Note. For purposes of determining gain or loss upon a subsequent sale or exchange of the New Notes, a holder's initial basis in the New Notes will be the same as such holder's adjusted basis in the Old Notes exchanged therefor, and the holding period of a holder in the New Note should include the period during which such holder held such corresponding Old Note.

INITIAL TAX BASIS

         The Old Notes were issued in the Private Placement as part of an investment unit that included the Old Notes and Warrants to acquire Common Stock. Consequently, a purchaser of a Unit was required to allocate the purchase price of the Unit between the Old Note and the Warrants based on their relative fair market values at the time of purchase. For purposes of determining original issue discount on the Notes, the Company allocated the issue price of the Units between the Notes and Warrants based on valuation advice furnished to it by the initial purchasers of the Units, as described below under "Tax Treatment of Notes -- Interest and Original Issue Discount".

TAX TREATMENT OF NOTES

STATUS AS DEBT

         The Company intends to treat the Notes as indebtedness and not as equity for federal income tax purposes, and the federal income tax consequences described below are based on that characterization. Such treatment, however, is not binding on the Internal Revenue Service (or the courts), and there can be no assurance that the Internal Revenue Service would not argue (or that a court would not hold) that all or some portion of the Notes should be treated as equity for federal income tax purposes. Among other consequences, treatment as equity would result in all or some portion of the interest payments and/or original issue discount on the Notes being treated as distributions with respect to stock which would not be deductible by the Company.

INTEREST AND ORIGINAL ISSUE DISCOUNT

         The Old Notes were issued with original issue discount for federal income tax purposes. Because the New Notes are treated as a continuation of the Old Notes, the original issue discount on the Old Notes will carry over to the New Notes, and continue to be treated in the same manner. In general, original issue discount on the Notes, defined as the excess of "stated redemption price at maturity" over "issue price," must be included in the holder's gross taxable income in advance of the receipt of cash representing that income, and such amounts will increase periodically over the life of the Notes.

         Under the Treasury Regulations, the issue price of the Units under the Private Placement was the first price at which a substantial amount of the Units were sold for money (ignoring for this purpose sales to the Initial Purchasers of such Units under the Private Placement). The issue price for a Unit as so determined was allocated between the debt instrument (i.e., the Old Note) and the property rights (i.e., the Warrants) that comprised the Unit based on their relative fair market values at the time of issuance. Pursuant to these rules, and based on advice furnished to it by the Initial Purchasers, the Company treated each Old Note as having an issue price of $644.21and each Warrant as being issued for $34.62. This allocation, however, is not binding on the Internal Revenue Service, and there can be no assurance that the Internal Revenue Service will not challenge the Company's determination of the issue price of the Old Notes.

         The Company's allocation is binding on each holder unless the holder discloses that his or her allocation differs from the Company's allocation on a statement attached to the holder's timely filed federal income tax return for the year in which he, she or it acquires the investment unit. If a holder uses an allocation different from the Company, or a holder acquired a Unit at a price different than that on which the Company's allocation is based, the holder will be treated as having acquired the Note for a greater or lesser amount than the Note's issue price, resulting in "acquisition premium" or "market discount" as defined below. Holders intending to use an issue price allocation different from that used by the Company should consult their tax advisors as to the consequences to them of their particular allocation.

         Under the Treasury Regulations, a debt instrument's stated redemption price at maturity is the sum of all payments provided by the instrument other than payments of "qualified stated interest," which is defined as stated interest that is unconditionally payable at least annually at a single fixed rate. The Company believes that no part of the stated interest on the Notes will be qualified stated interest, and therefore that the stated redemption price at maturity of the Notes will equal their principal amount at maturity plus all stated interest. Thus, each Note will bear original issue discount in an amount equal to the excess of (i) the sum of its principal amount at maturity plus all stated interest payments over (ii) its issue price.

         A holder generally will be required to include in gross income the original issue discount attributable to the Notes over their term and before receipt of the cash attributable to such income under a method embodying an economic accrual of such discount and calculated on the basis of a constant yield to maturity. In determining the yield and maturity of a debt instrument which contains a call option, such as the Notes, the Company will be deemed to exercise the call option in a manner that minimizes the yield on the debt instrument. If the Note is not in fact called on the presumed exercise date, then, for purposes of the accrual of original issue discount, the yield and maturity of the Note are redetermined by treating the Note as reissued on that date for an amount equal to its adjusted issue price (generally the original issue price increased by the aggregate amount of previously accrued original issue discount less payments other than qualified stated interest) on that date.

         A Registration Default, as described under "Description of the Notes -- Exchange Offer; Registration Rights", will cause additional interest to accrue on the Notes in the manner described therein. In addition, a Change of Control of the Company would require an additional amount to be paid on the Notes in the event that a holder requires the Company to repurchase such holder's Notes, in the manner described under "-- Change of Control". However, under the Treasury Regulations, the possibility of any such additional interest or payment will not affect the accrual of original issue discount or the yield to maturity on the Notes unless, based on all the facts and circumstances as of the issue date, it is more likely than not that such additional interest or payment will be paid. The Company does not intend to treat the possibility of such additional interest or payment as affecting the computation of original issue discount or yield to maturity. If a holder of a Note becomes entitled to additional interest or payments, then, for purposes of determining the accrual of original issue discount, the yield to maturity of the Notes will be redetermined by treating the Notes as reissued on the date that it is determined that such additional interest or payments will be required to be paid, for an amount equal to its adjusted issue price on such date.

         If a holder acquires a Note for an amount less than the "revised issue price" (generally the original issue price increased by the aggregate amount of previously accrued original issue discount (without regard to any reductions described in the following sentence) less payments other than qualified stated interest), such holder may be subject to the market discount rules described below. If a holder acquires a Note by purchase for an amount greater than its revised issue price, such holder will be considered to have purchased such Note with "acquisition premium", and the amount of original issue discount that such purchaser must include in income with respect to such Note for any taxable year will be reduced by the portion of acquisition premium properly allocable to such year.

         A holder may make an election to include in gross income all interest that accrues on a Note (including original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium) in accordance with an economic yield method calculated by treating the Note as being issued on the holder's acquisition date at an issue price equal to the holder's adjusted basis in the Note immediately after its acquisition.

APPLICABLE HIGH YIELD DISCOUNT OBLIGATION

         The Notes constitute "applicable high yield discount obligations" under the Code. As a result, the original issue discount that accrues with respect to the Notes will not be deductible by the Company for federal income tax purposes until paid. Moreover, since the yield to maturity of the Notes exceeds the applicable federal rate (as set forth in Section 1274(d) of the Code) plus six percentage points, a ratable portion of the Company's deduction for original issue discount (the "Disqualified OID") will be permanently denied. In the case of a corporate holder of a Note, the Disqualified OID will be treated, when accrued, as a dividend to the extent of the Company's current or accumulated earnings and profits for purposes of the dividends received deduction provisions in the Code.

LIMITATION ON INTEREST DEDUCTION FOR CORPORATE ACQUISITION INDEBTEDNESS

         Section 279 of the Code, and Treasury Regulations promulgated thereunder, imposes limitations on the ability of a corporation to deduct interest (including original issue discount) on "corporate acquisition indebtedness". "Corporate acquisition indebtedness" is generally debt obligations issued to provide direct or indirect consideration for the purchase of stock or not less than two-thirds of all the operating assets of another corporation, if certain other tests are satisfied. The maximum annual amount of any interest deduction on corporate acquisition indebtedness is $5 million, reduced generally by the amount of interest incurred on indebtedness issued to acquire stock or assets which does not constitute corporate acquisition indebtedness under the other tests. Under the Treasury Regulations, debt obligations are issued to provide indirect consideration for an acquisition of stock or assets for purposes of Section 279 if, inter alia, at the time of issuance of the obligations the issuing corporation anticipated the acquisition of such stock or assets and the obligations would not have been issued if the issuing corporation had not so anticipated such acquisition.

         As discussed in the Private Placement, the Company may use a portion of the proceeds from the sale of the Units in connection with future acquisitions, but the Company has no current agreement, arrangement or commitment pertaining to any future acquisition. Based on the Treasury Regulations, the Company does not believe that the Old Notes were issued to provide indirect consideration for an acquisition of stock or assets within the meaning of Section 279. However there can be no assurance that the Internal Revenue Service will agree with this characterization. Should the Company make an acquisition of stock or assets of another corporation (other than generally stock or assets of a foreign corporation), it is possible that all or a portion of the Notes will be considered by the Internal Revenue Service to constitute "corporate acquisition indebtedness" for which interest deductions are limited under Section 279 of the Code.

SALE OR REDEMPTION

         A holder generally will recognize taxable gain or loss on the sale or redemption of the Notes equal to the difference between the amount realized from such sale or redemption and his or her adjusted tax basis for such Notes. Except as discussed under " -- Market Discount," such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the holding period for such Notes is more than one year. A holder's adjusted tax basis in a
Note is generally equal to the amount paid therefor, increased by accrued original issue discount and market discount previously included in the holder's gross income with respect to the Note, and decreased by (i) payments on the Note other than payments of qualified stated interest and (ii) amortized bond premium with respect to the Note (discussed below).

MARKET DISCOUNT

         A holder who purchases a Note for an amount that is less than its revised issue price will be subject to the market discount provisions of the Code. Market discount is the excess, if any, of the Note's revised issue price (defined above) over its basis in the hands of the acquirer immediately after its acquisition. However, market discount will not be considered to exist if, at the time of acquisition, the discount is less than 1/4 of 1% of the Note's stated redemption price at maturity multiplied by the number of full years remaining until maturity ("de minimis market discount").

         When a holder disposes of a Note acquired with market discount, the lesser of the gain recognized or the accrued market discount will be taxable to the holder as ordinary income (and will generally be treated as interest). Accrued market discount at such time is the total market discount multiplied by a fraction, the numerator of which is the number of days the acquirer held the Note and the denominator of which is the number of days from the date the acquirer acquired the Note until its maturity date. As an alternative to this ratable method, the holder may elect to compute the accrued market discount based upon an economic yield to maturity.

         A holder of a market discount obligation is generally required, until the holder disposes of the obligation in a taxable transaction, to defer a portion of the deduction of interest expense on any indebtedness incurred or maintained to purchase or carry the obligation in an amount equal to the lesser of (i) the amount of such interest expense in excess of the amount of interest (including original issue discount) includible in gross income with respect to the obligation or (ii) the amount of market discount allocable to the number of days in the taxable year the holder held the obligation.

         The Notes may be redeemed in whole or in part before maturity at the times and under the circumstances discussed above. If the Notes are redeemed in part, a holder of Notes acquired with market discount could be required to treat the principal payment as ordinary income to the extent of any accrued market discount on such Notes.

         A holder of a debt instrument acquired at a market discount may elect to include the market discount in income as the discount accrues. The current inclusion election, once made, applies to all market discount obligations acquired on or after the first day of the taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service. If a holder of Notes elects to include market discount in income as it accrues, the above-described rules regarding ordinary income recognition on dispositions and partial redemptions of such Notes and the deferral of interest deductions on indebtedness related to such Notes would not apply.

BOND PREMIUM

         A holder who acquires an obligation for an amount in excess of the amount payable at maturity (or at an earlier call date, if a smaller premium would result) may elect to amortize and deduct (on a constant yield basis) the amount of such excess over the period from the acquisition date to the maturity date, or to the earlier "call date", where appropriate, if a smaller deduction would result, with corresponding reductions in such holder's tax basis in the debt instrument. Amortizable bond premium is treated as an interest deduction, except as may be provided in Treasury Regulations. An election to amortize bond premium applies with respect to all bonds held on the first day of the taxable year for which the election is made and to bonds thereafter acquired and may not be revoked without the consent of the Internal Revenue Service.

INFORMATION REPORTING AND BACKUP WITHHOLDING

         The Company will make annual reports to the Internal Revenue Service and holders of the Notes regarding the amount of original issue discount and Disqualified OID with respect to such Notes paid or accrued during the year, to the extent required by law.

         Under federal income tax law, a holder of Notes may, under certain circumstances, be subject to "backup withholding" unless such holder (i) is a corporation, or is otherwise exempt and, when required, demonstrates this fact or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. The withholding rate is 31% of "reportable payments," which include dividends, interest (including original issue discount), proceeds from sale or redemption and, under certain circumstances, principal payments.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS APPLICABLE TO FOREIGN HOLDERS

         The following discussion summarizes certain United States federal income tax consequences generally applicable to the ownership and disposition of the Notes by a holder who is not a United States Person ("Non-U.S.

Holder"). The term "United States Person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any state thereof or an estate or trust, the income of which is subject to federal income taxation regardless of its source. This discussion does not purport to deal with all aspects of United States federal income taxation that may be relevant to a Non-U.S. Holder and does not describe any tax consequences arising out of the laws of any state, locality or foreign jurisdiction or out of United States federal estate and gift tax laws. NON-U.S. HOLDERS ARE ADVISED TO CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE EXCHANGE OF OLD NOTES FOR NEW NOTES AND OWNERSHIP AND DISPOSITION OF THE NEW NOTES.

INTEREST AND ORIGINAL ISSUE DISCOUNT

         Interest paid by the Company to a Non-U.S. Holder that is not effectively connected with the conduct of a trade or business within the United States by such foreign holder generally will not be subject to withholding of United States federal income tax if (i) the Non-U.S. Holder does not actually or constructively own 10% or more of the total voting power of all voting stock of the Company and is not a controlled foreign corporation with respect to which the Company is a "related person" within the meaning of the Code and (ii) the beneficial owner, under penalty of perjury, certifies that the beneficial owner is not a United States person and provides the beneficial owner's name and address. A Non-U.S. Holder that does not qualify for exemption from withholding under the preceding sentence generally will be subject to withholding of U.S. federal income tax at the rate of 30% (or a lower applicable treaty rate) on interest payments and payments attributable to original issue discount on the Notes.

         Interest paid by the Company to a Non-U.S. Holder that is effectively connected with the conduct of a trade or business within the United States by such foreign holder generally will be subject to the United States federal income tax on net income that applies to United States persons generally (and, with respect to corporate holders under certain circumstances, the branch profits tax).

         Original issue discount that accrues while a Note is held by a Non-U.S. Holder is generally treated in the same manner as interest described above. Withholding attributable to original issue discount, where required, is made at the time interest on the Note is paid or, to the extent such original issue discount was not previously taxed, at the time the Note is sold, exchanged or redeemed.

GAIN ON DISPOSITION

         A Non-U.S. Holder generally will not be subject to United States federal income tax (subject to the discussion under "Information Reporting and Backup Withholding" below) on gain recognized on a sale or other disposition (including a redemption) of Notes unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder or (ii) in the case of a Non-U.S. Holder who is a nonresident alien individual and holds the Notes as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the sale or disposition and either has a "tax home" (as defined for United States federal income tax purposes) in the United States or an office or other fixed place of business in the United States to which the sale or disposition is attributable.

INFORMATION REPORTING AND BACKUP WITHHOLDING

         In the case of payment of interest to Non-U.S. Holders, temporary Treasury Regulations provide that the 31% backup withholding and other reporting will not apply to such payments with respect to which either the requisite certification, as described above, has been received or an exemption has otherwise been established (provided that neither the Company nor its paying agent has actual knowledge that the holder is a United States person or the conditions of any other exemption are not in fact satisfied). Under temporary Treasury Regulations, these information reporting and backup withholding requirements will apply, however, to the gross proceeds paid to a foreign person upon the disposition of the Notes by or through a United States office of a United States or foreign broker, unless the holder certifies to the broker under penalties of perjury as to its name, address and status as a foreign person or the holder otherwise establishes an exemption. Information reporting requirements (but not backup withholding) will also apply to a payment of the proceeds of a disposition of the Notes by or through a foreign office of (i) a United States broker, (ii) a foreign broker 50% or more of whose gross income for certain periods is effectively connected with the conduct of a trade or business in the United States or (iii) a foreign broker that is a "controlled foreign corporation", unless the broker has documentary evidence in its records that the holder is a non-United States holder and certain other conditions are met, or the holder otherwise establishes an exemption. Neither information reporting nor backup withholding will generally apply to a payment of the proceeds of a disposition of the Notes by or through a foreign office of a foreign broker not subject to the preceding sentence.

REFUNDS

         Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a refund or a credit against such holder's United States federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

OTHER TAX CONSIDERATIONS

There may be other federal, state, local or foreign tax considerations applicable to the circumstances of a particular holder of Notes. ACCORDINGLY, EACH HOLDER OF NOTES IS ADVISED TO CONSULT HIS, HER OR ITS TAX ADVISOR REGARDING THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE EXCHANGE OF OLD NOTES FOR NEW NOTES AND OWNERSHIP AND DISPOSITION OF THE NEW NOTES.

                              PLAN OF DISTRIBUTION

         Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until ____________, 199__, all dealers effecting transactions in the New Notes may be required to deliver a prospectus.

         The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

         For a period of 180 days after the Expiration Date the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (including the reasonable expenses of one counsel for the Holders of the Notes) other than commissions or concessions of any brokers or dealers and will indemnify the Holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

         The validity of the New Notes offered hereby will be passed upon for the Company by Krugman, Chapnick & Grimshaw, Saddle Brook, New Jersey.

                                     EXPERTS

         The consolidated financial statements of Electronic Retailing Systems International, Inc. as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         With respect to the unaudited condensed consolidated financial information of Electronic Retailing Systems International, Inc. for the nine-month periods ended September 30, 1995 and 1996, included in this Prospectus, Price Waterhouse LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated November 14, 1996 appearing herein, states that they did not audit and they do not express an opinion on that unaudited condensed consolidated financial information. Price Waterhouse LLP has not carried out any significant or additional audit tests beyond those which would have been necessary if their report had not been included. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Price Waterhouse LLP has not carried out any significant or additional audit tests beyond those which would have been necessary if their report had not been included. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Price Waterhouse LLP is not subject to the liability provisions of section 11 of the Securities Act of 1933 for their report on the unaudited condensed consolidated financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by Price Waterhouse LLP within the meaning of sections 7 and 11 of the Act.

                ELECTRONIC RETAILING SYSTEMS INTERNATIONAL, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
CONSOLIDATED FINANCIAL STATEMENTS:
Report of Independent Accountants.....................................................   F-2
Consolidated Balance Sheet as of December 31, 1994 and 1995...........................   F-3
Consolidated Statement of Operations for the Year Ended December 31, 1993, 1994 and
  1995................................................................................   F-4
Consolidated Statement of Cash Flows for the Year Ended December 31, 1993, 1994 and
  1995................................................................................   F-5
Consolidated Statement of Changes in Stockholders' Equity for the Year Ended December
  31, 1993, 1994 and 1995.............................................................   F-6
Notes to Consolidated Financial Statements............................................   F-7

INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS:
Report of Independent Accountants on Interim Condensed Consolidated Financial
  Information.........................................................................  F-15
Condensed Consolidated Balance Sheet as of December 31, 1995 and September 30, 1996
  (unaudited).........................................................................  F-16
Condensed Consolidated Statement of Operations for the Nine Months Ended September 30,
  1995 and 1996 (unaudited)...........................................................  F-17
Condensed Consolidated Statement of Cash Flows for the Nine Months Ended September 30,
  1995 and 1996 (unaudited)...........................................................  F-18
Notes to Condensed Consolidated Financial Statements (unaudited)......................  F-19

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors of Electronic Retailing Systems International, Inc.

     In our opinion, the consolidated financial statements listed in the index on page F-1 present fairly, in all material respects, the financial position of Electronic Retailing Systems International, Inc. and its subsidiaries (the "Company") at December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based upon our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     Since the date of completion of our audit of the accompanying consolidated financial statements and initial issuance of our report thereon dated March 27, 1996, which report contained an explanatory paragraph regarding the Company's ability to continue as a going concern, the Company, as discussed in Note 13, completed an offshore public offering and contemporaneous private placement resulting in the receipt of net proceeds of approximately $12 million. Therefore, the conditions that raised substantial doubt about whether the Company will continue as a going concern no longer exist.

PRICE WATERHOUSE LLP

Stamford, Connecticut
March 27, 1996, except for Note 13, as to which the date is July 11, 1996

                ELECTRONIC RETAILING SYSTEMS INTERNATIONAL, INC.

                           CONSOLIDATED BALANCE SHEET
               (IN THOUSANDS, EXCEPT PER SHARE AND SHARE AMOUNTS)

                                                                             DECEMBER 31,
                                                                         ---------------------
                                                                           1994         1995
                                                                         --------     --------
ASSETS
Current assets
  Cash and cash equivalents (Note 2)...................................  $  1,131     $  3,210
  Short-term investments (Note 2)......................................       950           --
  Accounts receivable -- net of allowance for doubtful accounts of $64
     in 1994 and $88 in 1995...........................................       504        1,356
  Receivables from affiliates (Note 4).................................        27            8
  Installations in progress............................................       120          522
  Inventories -- net of reserves of $102 in 1994 and $195 in 1995 (Note
     2)................................................................     1,376        1,874
  Prepayments and other current assets.................................       290           79
                                                                         --------     --------
     Total current assets..............................................     4,398        7,049
                                                                         --------     --------
Equipment (Note 2).....................................................     1,667        2,047
  Accumulated depreciation.............................................    (1,003)      (1,365)
                                                                         --------     --------
  Net equipment........................................................       664          682
                                                                         --------     --------
Other non-current assets...............................................       133          585
                                                                         --------     --------
Total assets...........................................................  $  5,195     $  8,316
                                                                         ========     ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable and accrued expenses................................  $    691     $  1,549
  Accrued salaries and benefits........................................       140          217
  Upgrade obligations..................................................       115           --
                                                                         --------     --------
     Total current liabilities.........................................       946        1,766
                                                                         --------     --------
Long-term debt (Note 7)................................................     1,981        3,335
                                                                         --------     --------
Commitments (Note 9)...................................................        --           --
                                                                         --------     --------
Stockholders' equity
  Preferred stock, undesignated (par value $1.00 per share; 1,860,000 shares authorized, none outstanding)
  Series A Cumulative, Convertible Preferred Stock (140,000 shares authorized; 123,246 shares issued and outstanding in 1995, including 2,049 shares issued January 1, 1996 as a stock dividend
     to holders of record on December 31, 1995)........................        --          123
  Common stock (par value $0.01 per share; 25,000,000 shares authorized; 11,720,466 and 11,748,232 shares issued and
     outstanding in 1994 and 1995, respectively).......................       117          117
  Additional paid-in capital...........................................    26,457       38,474
  Accumulated deficit (Note 3).........................................   (24,306)     (35,499)
                                                                         --------     --------
          Total stockholders' equity...................................     2,268        3,215
                                                                         --------     --------
Total liabilities and stockholders' equity.............................  $  5,195     $  8,316
                                                                         ========     ========

          See accompanying notes to consolidated financial statements

                ELECTRONIC RETAILING SYSTEMS INTERNATIONAL, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                  YEAR ENDED DECEMBER 31,
                                                             ----------------------------------
                                                               1993         1994         1995
                                                             --------     --------     --------
REVENUES
  Product sales............................................  $  1,074     $  2,227     $  2,663
  Maintenance..............................................        48          149          310
                                                             --------     --------     --------
          Total revenues...................................     1,122        2,376        2,973
                                                             --------     --------     --------
COST OF GOODS SOLD
  Product sales............................................     1,607        3,316        3,552
  Maintenance..............................................       111          506          561
                                                             --------     --------     --------
          Total cost of goods sold.........................     1,718        3,822        4,113
                                                             --------     --------     --------
  Gross profit (loss)......................................      (596)      (1,446)      (1,140)
                                                             --------     --------     --------
OPERATING EXPENSES
  Selling, general and administrative (including amounts to
     related parties of $523 in 1993, $76 in 1994 and $91
     in 1995) (Note 4).....................................     5,966        6,039        6,952
  Research and development (including amounts to related
     parties of $26 in 1993) (Note 10).....................     2,325        2,571        2,491
  Stock option compensation (Note 11)......................     7,454        1,119           27
  Depreciation and amortization............................       177          149          107
                                                             --------     --------     --------
          Total operating expenses.........................    15,922        9,878        9,577
                                                             --------     --------     --------
  Loss from operations.....................................   (16,518)     (11,324)     (10,717)
                                                             --------     --------     --------
OTHER INCOME (EXPENSES)
  Interest income..........................................       438          288          134
  Interest expense (including amounts to related parties of
     $315 in 1993 and $52 in 1995) (Note 5)................      (340)         (65)        (291)
  Gain (loss) on short-term investments (Note 2)...........        --         (177)           6
                                                             --------     --------     --------
          Total other income (expenses)....................        98           46         (151)
                                                             --------     --------     --------
  Loss before minority interest in consolidated
     affiliate.............................................   (16,420)     (11,278)     (10,868)
                                                             --------     --------     --------
Minority interest in loss of consolidated affiliate (Note
  3).......................................................       423           --           --
                                                             --------     --------     --------
     Net loss..............................................  $(15,997)    $(11,278)    $(10,868)
                                                             ========     ========     ========
EARNINGS PER SHARE
  Weighted average common shares outstanding...............    11,461       11,682       11,743
                                                             ========     ========     ========
  Net loss per common share................................  $  (1.40)    $  (0.97)    $  (0.95)
                                                             ========     ========     ========

          See accompanying notes to consolidated financial statements

                ELECTRONIC RETAILING SYSTEMS INTERNATIONAL, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                  YEAR ENDED DECEMBER 31,
                                                             ----------------------------------
                                                               1993         1994         1995
                                                             --------     --------     --------
NET CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss...................................................  $(15,997)    $(11,278)    $(10,868)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation and amortization............................       367          374          463
  Provision for inventory obsolescence.....................       104           93           94
  Provision for doubtful accounts..........................        56           38           82
  Stock option compensation................................     7,454        1,119           27
  Minority interest in loss of consolidated affiliate......      (423)          --           --
  Accounts receivable......................................      (729)         179         (935)
  Inventories..............................................      (889)        (534)        (591)
  Other current and non-current assets.....................        51         (127)        (252)
  Accrued liabilities and deferred compensation............    (1,849)         110          820
                                                             --------     --------     --------
          Net cash used in operating activities............   (11,855)     (10,026)     (11,160)
                                                             --------     --------     --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sales or maturities of short-term               2,559        7,040        1,027
     investments...........................................
  Capital expenditures.....................................      (574)        (303)        (452)
  Capitalized software costs...............................        --           --         (475)
  Purchases of short-term investments......................   (10,626)          --           --
                                                             --------     --------     --------
          Cash (used in) provided by investing                 (8,641)       6,737          100
            activities.....................................
                                                             --------     --------     --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings under line of credit..........................        --           --        3,000
  Net proceeds from the issuance of preferred stock........        --           --        8,789
  Net proceeds from the issuance of long-term note and             --        1,899        1,350
     warrant...............................................
  Net proceeds from the issuance of common stock...........    18,606            2           --
                                                             --------     --------     --------
          Cash provided by financing activities............    18,606        1,901       13,139
                                                             --------     --------     --------
Net (decrease) increase in cash and cash equivalents.......    (1,890)      (1,388)       2,079
                                                             --------     --------     --------
Cash and cash equivalents at beginning of period...........     4,409        2,519        1,131
                                                             --------     --------     --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD.................  $  2,519     $  1,131     $  3,210
                                                             ========     ========     ========

     There were no cash payments for income taxes in the years 1993, 1994 and 1995. Cash payments for interest expense were $126, $45 and $262 in 1993, 1994 and 1995, respectively, including payments of $126 and $52 made to related parties in 1993 and 1995. In 1995, preferred stock was issued in a non cash exchange for surrender of $3 million of debt held by preferred stock subscribers.

          See accompanying notes to consolidated financial statements

                ELECTRONIC RETAILING SYSTEMS INTERNATIONAL, INC.

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                      PREFERRED   COMMON     ADDITIONAL      ACCUMULATED
                                                        STOCK     STOCK    PAID-IN CAPITAL     DEFICIT
                                                      ---------   ------   ---------------   -----------
BALANCES AT DECEMBER 31, 1992.....................      $  --      $ --        $   188        $ (19,562)
                                                         ----      ----        -------         --------
  Issuance of 8,500,050 common shares for
     outstanding shares of Predecessor
     Corporation..................................                   85            (85)
  Issuance of 1,421,250 common shares for limited
     partner interests in consolidated
     affiliate....................................                   14            (14)
  Contribution of limited partnership interest in
     consolidated affiliate.......................                               8,108
  Capitalization of deficits accumulated prior to
     Reorganization...............................                             (22,531)          22,531
  Contribution of stockholders' loans and accrued
     interest thereon.............................                              13,608
  Proceeds from issuance and sale of 1,600,000
     common shares................................                   16         18,590
  Vesting of previously issued stock options......                               7,454
  Net loss for year...............................                                              (15,997)
                                                         ----      ----        -------         --------
BALANCES AT DECEMBER 31, 1993.....................      $  --      $115        $25,318        $ (13,028)
                                                         ----      ----        -------         --------
  Vesting of previously issued stock options......                               1,119
  Issuance of stock warrants......................                                  20
  Issuance of 193,500 shares with exercise of
     stock options................................                    2
  Net loss for year...............................                                              (11,278)
                                                         ----      ----        -------         --------
BALANCES AT DECEMBER 31, 1994.....................      $  --      $117        $26,457        $ (24,306)
                                                         ----      ----        -------         --------
  Vesting of previously issued stock options......                                  27
  Proceeds from issuance and sale of 120,000
     shares of preferred stock....................        120                   11,668
  Issuance of 3,246 shares of preferred stock as
     dividends....................................          3                      322             (325)
  Net loss for year...............................                                              (10,868)
                                                         ----      ----        -------         --------
BALANCES AT DECEMBER 31, 1995.....................      $ 123      $117        $38,474        $ (35,499)
                                                         ====      ====        =======         ========

          See accompanying notes to consolidated financial statements

                ELECTRONIC RETAILING SYSTEMS INTERNATIONAL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- ORGANIZATION:

     Electronic Retailing Systems International, Inc., was incorporated in 1993 under the laws of the State of Delaware ("ERS") to serve as a holding company for the business and assets of Electronic Retailing Systems International, Inc., incorporated in 1990 under the laws of Connecticut (the "Predecessor Corporation"), and ERS Associates Limited Partnership (the "Partnership"), which was organized in Connecticut in 1992. The combination of ERS, the Predecessor Corporation, and the Partnership was effected immediately prior to the closing on May 7, 1993 of ERS's initial public offering of Common Stock (the "Initial Public Offering"), and is referred to herein as the "Reorganization" (see Note
3). References herein to the operations and historical financial information of the "Company" prior to the date of Reorganization refer to the operations and historical financial information of the Predecessor Corporation and its subsidiaries. Unless the context otherwise requires, all other references herein to the "Company" refer to ERS.

     The Company develops and supplies electronic shelf labeling systems. Electronic shelf labeling systems replace paper price tags on retail shelves with liquid crystal display labels and transmit pricing and other information to and from the aisle. The Company's system is designed to address retailers' needs for improved pricing accuracy and labor efficiencies by electronically linking a store's shelves to its POS scanners and central computer. The Company operates in North America.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Basis of Consolidation

     The consolidated financial statements include the accounts of the Company, the Predecessor Corporation and the Partnership (see Note 3). All significant intercompany balances and transactions have been eliminated.

     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions covering a broad spectrum of the Company's financial activities, and while the Company believes these estimates to be prudent, there exists a possibility that unexpected events might affect these estimates. While actual results could differ from those estimates, management believes that it is highly unlikely that any one event would have a material effect on the Company's future operating results.

     Cash Equivalents

     Cash equivalents consist of short-term, highly-liquid U.S. Treasury Bills and certificates of deposits with original maturities of less than three months and are stated at cost, which approximates market. Interest income is accrued as earned.

     Cash and cash equivalents at December 31, 1994 and 1995 include deposits of $179,000 and $440,000, respectively, held as interest bearing collateral for irrevocable letters of credit of the same amount relating to future inventory purchases. Letters of credit in place at December 31, 1995 expire at various dates in 1996.

     Investments in Debt Securities

     The Company's short-term investments have consisted primarily of corporate debt obligations. Such investments have had maturities of less than one year and have yielded interest at prevailing interest rates at the time of acquisition.

     At December 31, 1994, short-term investments of $1,027,000 were classified as trading securities and recorded net of a market valuation allowance for unrealized losses of $77,000. During 1994, realized and

                ELECTRONIC RETAILING SYSTEMS INTERNATIONAL, INC.

unrealized losses totaling $177,000 were recognized on short-term investments. Realized gains and realized losses in 1994 totaled $6,000 and $106,000, respectively. There were no short-term investments at December 31, 1995. During 1995, realized gains of $6,000 were recognized on short-term investments.

     Financial Instruments

     Financial instruments include cash, short-term investments consisting of fixed rate overnight deposits and short-term corporate debt obligations, letters of credit fully collateralized by cash and cash equivalents, accrued salaries and expenses, and a convertible long-term note. Financial instruments are carried at cost which approximates fair market value.

     Inventories

     Inventories are stated at the lower of cost (determined on a first in, first out basis) or market value. Inventories at December 31, 1994 consisted of approximately $631,000 of materials and supplies and $745,000 of finished goods. Inventories at December 31, 1995 consist of approximately $674,000 of materials and supplies and $1,200,000 of finished goods. Inventories in excess of expected requirements due to new product introductions are expensed currently.

     Equipment

     Equipment is stated at cost. Depreciation is provided on the straight-line method over the estimated useful lives of the respective assets, none of which exceeds five years.

     Product Development Costs

     The Company capitalizes product development costs, principally wages and contractor fees, after establishing commercial and technical viability. Product development costs are stated at the lower of cost or net realizable value. These costs are amortized using the straight-line method over the shorter of the estimated useful life of the product or three years. Amortization commences when the product is available for general release to customers. As of December 31, 1995, unamortized capitalized costs of $468,000 are included as non-current assets. Amortization expense totaled $7,000 for 1995. There were no amounts capitalized or amortized in 1993 and 1994.

     Revenue Recognition

     Revenue is recognized when the product is shipped or upon completion of installation of a trial electronic shelf label system, provided that no significant obligations remain and collection of the resulting receivable is deemed probable. Revenue from providing installation services to customers is recognized upon the completion of an installation. Maintenance revenue for services provided under maintenance contracts is recognized over the service contract period. Other revenue for parts and services is recognized when provided.

     Income Taxes

     Prior to the Reorganization, the stockholders of the Predecessor Corporation had elected to be treated as an "S Corporation" for Federal income tax purposes as provided for under Section 1362(a) of the Internal Revenue Code. The election resulted in each stockholder being responsible for his pro-rata share of the Predecessor Corporation's taxable income. Effective May 7, 1993, in conjunction with the Reorganization, ERS became subject to taxation as a C Corporation.

     ERS has adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" which requires an asset and liability approach to the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial

                ELECTRONIC RETAILING SYSTEMS INTERNATIONAL, INC.

statements or tax returns. Deferred income taxes relate to timing differences between financial and income tax reporting for stock option compensation, product development costs, depreciation and other items.

     Earnings Per Share

     Net loss per common share is computed using the weighted average number of common shares and common share equivalents assumed to be outstanding during the period. Common share equivalents consist of the Company's common shares issuable upon exercise of stock options and stock purchase warrants.

     Pursuant to the requirements of the Securities and Exchange Commission, stock options granted and shares issued by the Company within one year prior to the completion of the Initial Public Offering on May 7, 1993, at prices below the offering price, are included in the calculation of weighted average shares outstanding through such date. Subsequent to May 7, 1993, the computation of net loss per common share does not reflect common share equivalents that are anti-dilutive.

     New Accounting Standards

     In March 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (FAS) No. 121 Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, which is effective for fiscal years beginning after December 15, 1995. FAS 121 requires that an impairment loss be recognized when circumstances indicate that the carrying amount of an asset may not be recoverable. The adoption of FAS 121 is not expected to have a material impact on the Companys consolidated financial position or results of operations.

     In October 1995, the FASB issued FAS No. 123 Accounting for Stock-Based Compensation, effective for fiscal years beginning after December 15, 1995. FAS 123 indicates a preference for a fair value based method of accounting for employee stock options, but allows for continuation of the intrinsic value based method under Accounting Principles Board Opinion (APB) No. 25 Accounting for Stock Issued to Employees. The Company has not determined which accounting method will be implemented, but believes adoption of the new accounting standard will not have a material impact on the financial position or results of operations of the Company.

NOTE 3 -- INITIAL PUBLIC OFFERING AND REORGANIZATION:

     On May 7, 1993, ERS completed the Initial Public Offering of 1,902,145 shares of Common Stock, registered under the Securities Act of 1933, as amended, 1,600,000 shares of which were sold by ERS and the remainder of which were sold by selling stockholders. As a result of this transaction, proceeds net of underwriting discounts, commissions and other expenses of approximately $18.6 million were realized, including amounts used to discharge amounts owed to the President of the Company (see Note 4).

     Immediately prior to the closing of the Initial Public Offering, the Company restructured. Pursuant to reorganization agreements between the limited partners of the Partnership and the stockholders of the Predecessor Corporation, ERS was incorporated in February 1993 as a holding company and (i) issued 8,500,050 shares of its common stock for all outstanding stock of the Predecessor Corporation, (ii) issued 1,421,250 shares of its Common Stock for all limited partnership interests in the Partnership, (iii) contributed the limited partnership interest in the Partnership to the Predecessor Corporation, and (iv) liquidated the Partnership and transferred ownership of all assets and liabilities of the Partnership to the Predecessor Corporation.

NOTE 4 -- RELATED PARTY TRANSACTIONS:

     Prior to March 1993, certain common costs such as rent of office space under sublease from an affiliate, telephone and insurance, were paid on behalf of the Company by an affiliate. The affiliate and the Company

                ELECTRONIC RETAILING SYSTEMS INTERNATIONAL, INC.

have common majority ownership. These costs were allocated to the Company based on its pro-rata share of such costs as determined using factors such as headcount, floor space occupied or other representative reasonable factors. For the year ended December 31, 1993, the Company reimbursed an affiliate $400,000, which represents essentially all of the common costs incurred on behalf of the Company.

     Subsequent to March 1993, the Company incurs certain common costs on behalf of affiliates, which are reimbursed by the affiliates. Additionally, the lease on the Company's headquarters facility was assumed by the Company, at which time the Company commenced subleasing a portion of its headquarters facility to an affiliate. Such common costs, including sublease payments, amounted to $76,000, $184,000 and $112,000 in 1993, 1994 and 1995, respectively (see Note 9). Unpaid amounts are included in receivables from affiliates at December 31, 1994 and 1995.

     The President of the Company, who is a stockholder, previously had a deferred compensation arrangement with the Company whereby compensation earned by the President from inception of the Company (April 18, 1990) through July 1, 1992 including accrued interest was to be deferred until the Company generated positive cash flow from operations. Salaries earned subsequent to July 1, 1992 were currently payable. All deferred and current compensation amounts then owed, including accrued interest thereon, totaling $1,070,000, were paid in May 1993 to the President with proceeds from the Initial Public Offering (see Note 3). Interest expense was $22,000 for the year ended December 31, 1993. Interest on deferred compensation was based on the prime rate plus 1% adjusted for fluctuations in the prime rate at six month intervals and averaged 8% in 1993. Additionally, included in accounts payable and accrued expenses at December 31, 1995 is $37,000 due to an entity controlled by the President for reimbursement of expenses incurred in the year on behalf of the Company.

     The Company has received consulting services and paid a current member of its Board of Directors fees of $68,000, $38,000 and $34,000 in 1993, 1994 and 1995, respectively. The Company also received consulting services and paid fees to a former member of the Board of Directors of $81,000, $38,000 and $20,000 in 1993, 1994 and 1995, respectively.

NOTE 5 -- RELATED PARTY INTEREST EXPENSE:

     On March 30, 1995, the Company entered into a revolving credit facility with its principal stockholders and certain members of its Board of Directors and their affiliates. On July 24, 1995, in connection with the sale of preferred stock (see Note 6), $3 million in debt borrowed under such revolving credit facility was surrendered, and the unused portion of the facility in the amount of $2 million was terminated. Interest expense in 1995 on amounts borrowed under the line of credit totaled $52,000, at an average rate of prime plus 1%. Additionally, a facility fee of $100,000 was paid to the lenders pursuant to the terms of the credit facility.

     Prior to the formation of the Partnership, loans from stockholders were the Company's primary source of operating funds. Interest on the stockholder notes was based on the prime rate plus 1%, adjusted for fluctuations in the prime rate at six month intervals. Interest expense for 1993 averaged 8% and totaled $293,000. These loans and accrued, but unpaid, interest thereon were contributed to common stock and additional paid-in capital as a result of the Reorganization (see Note 3).

NOTE 6 -- PREFERRED STOCK:

     On July 24, 1995, the Company completed a private sale of 85,000 shares of its newly-created Series A Cumulative, Convertible Preferred Stock, $1.00 par value ("Preferred Stock"), for an aggregate purchase price of $8.5 million. The purchase price was delivered by surrender of $3 million of the Company's debt held by the subscribers, which consisted of certain members of the Company's Board of Directors and their affiliates, and cash in the amount of $5.5 million.

                ELECTRONIC RETAILING SYSTEMS INTERNATIONAL, INC.

     Subsequent to the aforementioned private sale, an affiliate of the Company's Chairman of the Board, and one of the subscribers, acquired 35,000 additional shares of Preferred Stock at a purchase price per share of $100.

     Each share of Preferred Stock entitles the holder to a dividend of $7.50 per annum, payable quarterly, which will cumulate if not paid. Dividends are payable by the Company, at its election, in either cash or in the form of additional shares of Preferred Stock valued at $100 per share. On October 1, 1995 and January 1, 1996, the regular quarterly dividends on the Preferred Stock were paid, on a pro rata basis for the period during which such shares were outstanding, to holders of record of such stock on, respectively, September 30, 1995 and December 31, 1995, in the form of additional shares of Preferred Stock (aggregating 3,246 shares).

     Each share of Preferred Stock, valued at $100, is convertible into shares of the Company's Common Stock, $.01 par value, at a conversion price of $4.00 (subject to certain adjustments), and is subject to redemption, at the option of the Company, at a price of $100 in the event certain conditions are met. Holders of Preferred Stock will vote together with holders of Common Stock, each share carrying one vote, and are entitled to a liquidation preference of $100 per share.

     On the basis of the current conversion price in effect, the 123,246 shares of Preferred Stock issued and outstanding as of December 31, 1995 are convertible into an aggregate of 3,081,150 shares of Common Stock.

NOTE 7 -- LONG-TERM LIABILITIES:

     On August 12, 1994, the Company completed a financing arrangement with the Connecticut Development Authority ("CDA"), under which the CDA loaned $2 million to the Company at closing and agreed to loan the Company up to an additional $3 million through August 12, 1997. At December 31, 1995, $3.35 million was outstanding under such facility, with the remainder of the $5 million credit limit advanced in February 1996. Such indebtedness is repayable five years after closing, accrues interest, payable monthly, at a rate of 7.4% per annum, is subject to prepayment without premium at the option of the Company, and is convertible into shares of the Common Stock of the Company. Such indebtedness is secured by the Company's assets. The Company also issued to the CDA warrants to purchase 600,000 shares of Common Stock.

     During 1995, the Company also entered into agreements with the CDA, which became effective upon consummation of the initial sale of the Company's Preferred Stock (see Note 6), whereby, through August 12, 1997, the conversion price of the debt held by the CDA and the exercise price of its warrants were reduced so as to be calculated as $3.00 plus the average market price of the Common Stock during the 18 months prior to conversion, and thereafter as $3.00 plus the average market price of Common Stock during the twelve months prior to conversion. Pursuant to such agreements, and as a result of additional provisions contained in the CDA's warrants, effective upon consummation of the sale of the Preferred Stock, and issuance of the initial dividend thereon: (i) through August 12, 1997, the exercise price of the CDA's warrants was reduced so as to be calculated as $2.58 plus the average market price of the Common Stock during the 18 months prior to exercise, and thereafter as $2.58 plus the average market price of the Common Stock during the twelve months prior to exercise, and
(ii) the number of shares subject to purchase upon exercise of the CDA's warrants was adjusted to 699,724.

NOTE 8 -- CUSTOMER INFORMATION:

     All of the Company's sales are to customers in the retail food market industry. During 1993, 1994 and 1995, sales of $654,000, $1,580,000, and
$793,000, respectively, were to a single customer. Sales of $321,000 and $905,000 in 1994 and 1995, respectively, were to a second retail customer. A third customer accounted for sales of $272,000 in 1993 and sales of $758,000 in 1995 were to a fourth retail customer.

                ELECTRONIC RETAILING SYSTEMS INTERNATIONAL, INC.

NOTE 9 -- LEASES:

     The Company leases its facilities under operating lease agreements. During 1993, 1994 and 1995, rental expense amounted to approximately $260,000, $258,000 and $295,000, respectively.

     Future minimum lease payments on a calendar year basis under non-cancelable leases, as of December 31, 1995 are as follows:

                                                                         TOTAL
                                                                      COMMITMENTS
                                                                      -----------
            1996....................................................   $ 330,000
            1997....................................................     196,000
                                                                        --------
                                                                       $ 526,000
                                                                        ========

     In March 1993, the Company assumed the lease for its headquarters facility which prior to such date had been subleased from an affiliate. The Company subleases a portion of the same facility to an affiliate for which sublease payments were $54,000 in 1995. Future sublease amounts from its affiliate are $54,000 and $32,000 in 1996 and 1997, respectively.

NOTE 10 -- RESEARCH AND DEVELOPMENT:

     Research and development activities were a major component of the Company's expenditures and efforts during 1993, 1994 and 1995. The Company's research and development expenses (including the allocation of salaries) during 1993, 1994 and 1995 were as follows:

                                                        1993           1994           1995
                                                     ----------     ----------     ----------
    Hardware development...........................  $  829,000     $  989,000     $1,523,000
    Software development...........................   1,496,000      1,582,000        968,000
                                                     ----------     ----------     ----------
    Total research and development.................  $2,325,000     $2,571,000     $2,491,000
                                                     ==========     ==========     ==========

     During 1994 and 1995, the Company had research and development contracts with unaffiliated parties for both hardware and software elements of its electronic shelf labeling system. The Company reimbursed these contractors generally based on milestone achievements or satisfactory performance.

NOTE 11 -- STOCK OPTION AND DEFINED CONTRIBUTION PLAN:

     In connection with the Initial Public Offering, the Company implemented an employee stock option plan whereby options to purchase up to 850,005 shares of common stock may be granted to key employees of the Company. In June 1994, the stockholders approved an increase in the number of authorized shares of common stock available for issuance under the plan from 850,005 to 1,225,000. Options granted under the plan typically vest over a period of three years, but become exercisable over a period of five to ten years. The consolidated statement of operations for the years ended December 31, 1993, 1994 and 1995 include noncash compensation expense of $7,454,000, $1,119,000, and $27,000, respectively, representing compensation earned for service through the periods then ended related to option grants. Based upon the vesting of these options (net of subsequently terminated options), the Company will record non-cash compensation expense totaling $43,000 in 1996, assuming no additional terminated options.

                ELECTRONIC RETAILING SYSTEMS INTERNATIONAL, INC.

     A summary of all options activity pursuant to the employee stock option plan is as follows:

                                                               PRICE RANGE         OPTIONS
                                                             ----------------      --------
    Options granted pursuant to the Reorganization.........              $.01       725,104
      Other option grants in 1993..........................    $5.875 - $6.00        42,633
      Options exercised....................................              $.01        (5,666)
      Options canceled.....................................              $.01       (64,093)
                                                                                   --------
    Options outstanding December 31, 1993..................      $.01 - $6.00       697,978
                                                                                   --------
      Option grants........................................      $.01 - $8.50       239,823
      Options exercised....................................              $.01      (193,500)
      Options canceled.....................................     $.01 - $5.875       (13,931)
                                                                                   --------
    Options outstanding December 31, 1994..................      $.01 - $8.50       730,370
                                                                                   --------
      Option grants........................................      $.01 - $5.63       480,205
      Options exercised....................................              $.01       (27,766)
      Options canceled.....................................      $.01 - $8.50      (265,080)
                                                                                   --------
    Options outstanding December 31, 1995..................     $.01 - $5.875       917,729
                                                                                   --------

     Additionally, in connection with the Reorganization, the Company implemented a director stock option plan under which options covering up to 50,000 shares may be granted to directors of the Company. During 1993 and 1994, 25,000 and 7,500 options, respectively, were granted to directors of the Company to purchase an equal number of common shares pursuant to this plan at an option prices of $6.75. All such options remain outstanding as of December 31, 1995.

     The Company has a defined contribution profit sharing and savings plan which qualifies under Section 401(k) of the Internal Revenue Code for employees meeting certain service requirements. Participants may contribute up to 30% of their gross wages, not to exceed in any given year a limitation set by Internal Revenue Service regulations (such limitation was $9,240 in 1995). The plan provides for discretionary matching contributions, as determined by the Board of Directors, to be made by the Company. There have been no discretionary amounts contributed to the plan as of December 31, 1995.

NOTE 12 -- INCOME TAXES:

     The Company has incurred net losses since inception which have generated net operating loss carryforwards of $35.0 million for federal income tax purposes. These carryforwards are available to offset future taxable income and begin to expire in the years 2008 and 1998 for federal and state income tax purposes, respectively. These losses are subject to limitation on future years utilization should certain ownership changes occur.

     The net operating loss carryforwards and temporary differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes result in a noncurrent deferred tax benefit at December 31, 1994 and 1995 of $13.2 million and $17.5 million, respectively. In consideration of the Company's accumulated losses and the uncertainty of its ability to utilize this deferred tax benefit in the future, the Company has recorded a valuation allowance of an equal amount on such dates to fully offset the deferred tax benefit amount.

                ELECTRONIC RETAILING SYSTEMS INTERNATIONAL, INC.

     Significant components of the noncurrent deferred tax asset at December 31, 1994 and 1995 are as follows:

                                                              1994             1995
                                                          ------------     ------------
        Net operating loss carryforwards................  $  9,926,000     $ 14,568,000
        Stock option compensation.......................     2,997,000        2,904,000
        Other...........................................       264,000           54,000
                                                          ------------     ------------
        Total deferred tax benefit......................    13,187,000       17,526,000
        Valuation allowance.............................   (13,187,000)     (17,526,000)
                                                          ------------     ------------
          Net noncurrent deferred tax asset.............  $         --     $         --
                                                          ============     ============

     In 1993, 1994 and 1995 a statutory Federal income tax rate of 34% and a state income tax rate of 7.6%, net of the Federal tax benefit, was applicable to the Company. Due to the Company's taxable losses the effective tax rate was nil in each year.

     The financial statement income tax provision differs from income taxes determined by applying the statutory Federal income tax rate to the financial statement net loss for the years ended December 31, 1993, 1994 and 1995 as a result of the following:

                                                     1993            1994            1995
                                                  -----------     -----------     -----------
    Tax benefit at Federal statutory rate.......  $ 5,439,000     $ 3,835,000     $ 3,695,000
    State income tax benefit, net of Federal tax
      charge....................................    1,214,000         856,000         825,000
    Exclusion of 1993 losses prior to the
      Reorganization............................   (1,318,000)             --              --
    Net loss not providing current year tax
      benefit...................................   (5,213,000)     (4,358,000)     (4,428,000)
    Other.......................................     (122,000)       (333,000)        (92,000)
                                                  -----------     -----------     -----------
         Provision for income taxes.............  $        --     $        --     $        --
                                                  ===========     ===========     ===========

NOTE 13 -- OFFSHORE PUBLIC OFFERING AND CONTEMPORANEOUS PRIVATE PLACEMENT:

     On July 11, 1996, the Company completed the offshore public offering of an aggregate of 4,963,500 shares of Common Stock, $.01 par value, in accordance with Regulation S under the Securities Act of 1933, and the contemporaneous private placement to subscribers, including certain members of the Company's Board of Directors and their affiliates, of an aggregate of 911,657 shares of Common Stock. Net proceeds from these transactions were approximately $12 million.

     In connection with the completion of these transactions, holders of the Company's Preferred Stock, $1.00 par value, converted their shares, in accordance with their terms, into an aggregate of 3,138,900 shares of Common Stock, in exchange for payments aggregating $235,000.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors of Electronic Retailing Systems International, Inc.

     We have reviewed the accompanying interim condensed consolidated financial information of Electronic Retailing Systems International, Inc. (the "Company") as of September 30, 1996, and for the nine-month periods ended September 30, 1995 and 1996. This interim condensed consolidated financial information is the responsibility of the Company's management.

     We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

     Based on our review, we are not aware of any material modifications that should be made to the accompanying interim condensed consolidated financial information for it to be in conformity with generally accepted accounting principles.

PRICE WATERHOUSE LLP

Stamford, Connecticut
November 14, 1996

                ELECTRONIC RETAILING SYSTEMS INTERNATIONAL, INC.

                      CONDENSED CONSOLIDATED BALANCE SHEET
               (IN THOUSANDS EXCEPT PER SHARE AND SHARE AMOUNTS)

                                                                                      SEPTEMBER 30,
                                                                                          1996
                                                                       DECEMBER 31,   -------------
                                                                           1995
                                                                       ------------    (UNAUDITED)
ASSETS
Current assets
  Cash and cash equivalents........................................      $  3,210       $   9,651
  Accounts receivable..............................................         1,356           1,611
  Inventories......................................................         1,874           1,505
  Prepayments and other current assets.............................           609             206
                                                                         --------        --------
     Total current assets..........................................         7,049          12,973
                                                                         --------        --------
Equipment..........................................................         2,047           2,292
  Accumulated depreciation.........................................        (1,365)         (1,683)
                                                                         --------        --------
  Net equipment....................................................           682             609
                                                                         --------        --------
Other non-current assets...........................................           585             883
                                                                         --------        --------
          Total assets.............................................      $  8,316       $  14,465
                                                                         ========        ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable and accrued expenses............................      $  1,766       $     882
                                                                         --------        --------
     Total current liabilities.....................................         1,766             882
                                                                         --------        --------
Long-term debt.....................................................         3,335           4,987
                                                                         --------        --------
Commitments........................................................            --              --
                                                                         --------        --------
Stockholders' equity
  Preferred stock, undesignated (par value $1.00 per share;
     1,860,000 and 2,000,000 shares authorized, none outstanding)
  Series A Cumulative Convertible Preferred Stock
     (140,000 shares and no shares authorized; 123,246 shares and
     no shares issued and outstanding in 1995 and 1996)............           123              --
  Common stock (par value $0.01 per share; 25,000,000 shares authorized; 11,748,232 and 21,034,195 shares issued and
     outstanding in 1995 and 1996).................................           117             210
  Additional paid-in capital.......................................        38,474          50,644
  Accumulated deficit..............................................       (35,499)        (42,258)
                                                                         --------        --------
     Total stockholders' equity....................................         3,215           8,596
                                                                         --------        --------
          Total liabilities and stockholders' equity...............      $  8,316       $  14,465
                                                                         ========        ========

     See accompanying notes to condensed consolidated financial statements

                ELECTRONIC RETAILING SYSTEMS INTERNATIONAL, INC.

                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                        NINE MONTHS ENDED
                                                                          SEPTEMBER 30,
                                                                       -------------------
                                                                        1995        1996
                                                                       -------     -------
    REVENUES
      Product Sales..................................................  $ 1,718     $ 3,675
      Maintenance....................................................      185         595
                                                                       -------     -------
              Total revenues.........................................    1,903       4,270
                                                                       -------     -------
    COST OF GOODS SOLD
      Product Sales..................................................    2,382       3,955
      Maintenance....................................................      381         718
                                                                       -------     -------
              Total cost of goods sold...............................    2,763       4,673
                                                                       -------     -------
      Gross profit (loss)............................................     (860)       (403)
                                                                       -------     -------
    OPERATING EXPENSES
      Selling, general and administrative (including amounts to
         related parties of $85 and $28 during the nine months ended
         September 30, 1995 and 1996)................................    5,044       5,080
      Research and development.......................................    2,094         786
      Depreciation and amortization..................................       81         123
      Stock option compensation......................................       80          32
                                                                       -------     -------
              Total operating expenses...............................    7,299       6,021
                                                                       -------     -------
      Loss from operations...........................................   (8,159)     (6,424)
                                                                       -------     -------
    OTHER INCOME (EXPENSES)
      Interest income................................................       82         179
      Interest expense (including amounts to related parties of $52
         during the nine months ended September 30, 1995)............     (223)       (283)
      Gain on short-term investments.................................        5          --
                                                                       -------     -------
              Total other income (expenses)..........................     (136)       (104)
                                                                       -------     -------
         Net loss....................................................  $(8,295)    $(6,528)
                                                                       =======     =======
    EARNINGS PER SHARE
      Average common shares outstanding..............................   11,741      14,528
                                                                       =======     =======
      Net loss per common share......................................  $ (0.72)    $ (0.47)
                                                                       =======     =======

     See accompanying notes to condensed consolidated financial statements

                ELECTRONIC RETAILING SYSTEMS INTERNATIONAL, INC.

                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                            NINE MONTHS ENDED
                                                                              SEPTEMBER 30,
                                                                           -------------------
                                                                            1995        1996
                                                                           -------     -------
NET CASH FLOWS USED IN OPERATING ACTIVITIES:
Net loss.................................................................  $(8,295)    $(6,528)
Other adjustments to reconcile net loss to net cash......................       42         201
                                                                           -------     -------
  Cash used in operating activities......................................   (8,253)     (6,327)
                                                                           -------     -------
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures.....................................................     (287)       (245)
Capitalized product development costs....................................      (78)       (513)
Proceeds from sales of short-term investments............................    1,027          --
                                                                           -------     -------
  Cash provided by (used in) investing activities........................      662        (758)
                                                                           -------     -------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from issuance of common stock...............................       --      12,111
Net proceeds from issuance of long term note.............................    1,350       1,650
Payment upon conversion of preferred stock...............................       --        (235)
Net proceeds from issuance of preferred stock............................   10,585          --
                                                                           -------     -------
  Cash provided by financing activities..................................   11,935      13,526
                                                                           -------     -------
  Net increase in cash and cash equivalents..............................    4,344       6,441
                                                                           -------     -------
Cash and cash equivalents at beginning of period.........................    1,131       3,210
                                                                           -------     -------
CASH AND CASH EQUIVALENTS AT END OF PERIOD...............................  $ 5,475     $ 9,651
                                                                           =======     =======

     See accompanying notes to condensed consolidated financial statements

                ELECTRONIC RETAILING SYSTEMS INTERNATIONAL, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1996
                                  (UNAUDITED)

NOTE 1 -- BASIS OF CONSOLIDATION:

     Electronic Retailing Systems International, Inc. ("ERS" or the "Company"), was incorporated in 1993 under the laws of the State of Delaware as a holding company for the business and assets of Electronic Retailing Systems International, Inc., incorporated in 1990 under the laws of Connecticut, and an affiliated partnership. The condensed consolidated financial statements include the accounts of the Company and all of its subsidiaries. All significant intercompany balances and transactions have been eliminated.

NOTE 2 -- BASIS OF PRESENTATION:

     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

     In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation of the results of the interim periods. Operating results for the nine month period ended September 30, 1996 are not necessarily indicative of the results to be expected for the full year ending December 31, 1996. The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto for the year ended December 31, 1995.

     Loss per common share is computed using the weighted average number of common shares and common share equivalents assumed to be outstanding during the period. Common share equivalents consist of the Company's common shares issuable upon exercise of stock options and stock purchase warrants. The computation of loss per common share does not reflect common share equivalents that are anti-dilutive.

     Cash and cash equivalents at December 31, 1995 include deposits of approximately $440,000 held as interest bearing collateral for irrevocable letters of credit of the same amounts relating to future inventory purchases.

NOTE 3 -- INVENTORIES:

     Inventories are stated at the lower of cost (determined on a first in, first out basis) or market value. Inventories at December 31, 1995 consisted of $674,000 of materials and supplies and $1,200,000 of finished goods. Inventories at September 30, 1996 consist of $622,000 of materials and supplies and $883,000 of finished goods. Inventories in excess of expected requirements due to new product introductions or product enhancements are expensed currently.

NOTE 4 -- ADOPTION OF NEW ACCOUNTING STANDARD:

     ERS has adopted Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" ("FAS 123"). FAS 123 indicates a preference for a fair value based method of accounting for employee stock options, but allows for continuation of the intrinsic value based method under Accounting Principles Board Opinion No. 15 "Accounting for Stock Issued to Employees". The Company has chosen to continue its use of the intrinsic value based method of accounting, but will present required financial statement disclosures it its Annual Report on Form 10-K for the year ending December 31, 1996.

                ELECTRONIC RETAILING SYSTEMS INTERNATIONAL, INC.

NOTE 5 -- COMMON STOCK OFFERING:

     On July 11, 1996, the Company completed the offshore public offering of an aggregate of 4,963,500 shares of its common stock, $.01 par value ("Common Stock"), in accordance with Regulation S under the Securities Act of 1933, and the contemporaneous private placement to subscribers, including certain members of the Company's Board of Directors and their affiliates, of an aggregate of 911,657 shares of Common Stock. Net proceeds from these transactions were approximately $12 million.

     In connection with the completion of these transactions, holders of the Company's Series A Cumulative Convertible Preferred Stock, $1.00 par value, ("Preferred Stock") converted their shares, in accordance with their terms, into an aggregate of 3,138,900 shares of Common Stock, in exchange for payments aggregating $235,000.

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY INITIAL PURCHASER. NEITHER THIS PROSPECTUS NOT THE ACCOMPANYING LETTER OF TRANSMITTAL CONSTITUTES AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

     UNTIL __________, 199_, ALL DEALERS EFFECTING TRANSACTIONS IN THE NEW NOTES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OF SUBSCRIPTIONS.



                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information .................................................       ii
Incorporation of Certain Documents by Reference .......................       ii
Prospectus Summary ....................................................        1
Risk Factors ..........................................................       10
The Exchange Offer ....................................................       19
Use of Proceeds .......................................................       26
Capitalization ........................................................       27
Selected Historical Consolidated Financial and Certain Other Data .....       28
Management's Discussion and Analysis of Financial Condition and Results
  of Operations .......................................................       31
Business ..............................................................       38
Management ............................................................       50
Description of the Notes ..............................................       51
Certain Federal Income Tax Consequences ...............................       79
Plan of Distribution ..................................................       85
Legal Matters .........................................................       86
Experts ...............................................................       86
Index to Financial Statements .........................................      F-1




                              ELECTRONIC RETAILING
                                    SYSTEMS
                              INTERNATIONAL, INC.




                              OFFER TO EXCHANGE ITS
                            13-1/4% SENIOR DISCOUNT
                                 NOTES DUE 2004
                                 WHICH HAVE BEEN
                              REGISTERED UNDER THE
                           SECURITIES ACT OF 1933, AS
                              AMENDED, FOR ANY AND
                             ALL OF ITS OUTSTANDING
                            13-1/4% SENIOR DISCOUNT
                                 NOTES DUE 2004






                                   PROSPECTUS


                                 MARCH ___, 1997

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Under the provisions of Paragraph Sixth of the Certificate of Incorporation of the Company, as amended, and Section 145 of the Delaware General Corporation Law the Company is required to indemnify a director or officer of the Company for expenses arising out of legal proceedings in which the director or officer became involved by reason of his position as a director or officer of the Company, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal proceeding, if he had no reasonable cause to believe his conduct was unlawful. In a proceeding to procure a judgment in the Company's favor, a director or officer may be indemnified for expenses incurred by him in connection with the defense or settlement of the suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification shall be permitted without a court order in respect of any claim, issue, or matter as to which such director or officer shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company. Indemnification of a director or officer as provided above, unless court-ordered, shall be made by the Company only upon a determination that indemnification is proper in a specific case because the conduct of such director or officer meets the standards set forth above. Such determination shall be made (i) by a vote of the majority of a quorum consisting of directors who were not parties to the proceeding involved, (ii) by independent counsel in a written opinion, or (iii) by the stockholders of the Company.

         Paragraph Seventh of the Certificate of Incorporation of the Company, as amended, eliminates the personal liability of a director of the Company to the Company or to any of its stockholders for monetary damages for a breach of his fiduciary duty as a director, except in the case where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law, or obtained an improper personal benefit.

ITEM 21.   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a) The following is a complete list of Exhibits filed as part of this Registration Statement, which Exhibits are incorporated herein:

Exhibit Number                             Description
--------------                             -----------
1.1               Purchase Agreement dated as of January 20, 1997 between the
                  Company and the Initial Purchasers.

3.1 Certificate of Incorporation of the Company, together with all amendments thereto.

3.2               By-laws of the Company, together with all amendments thereto.

4.1 Indenture, dated as of January 24, 1997, between the Company and United States Trust Company of New York (the "Trustee").

4.2               Form of Note (contained in Indenture filed as Exhibit 4.1).

4.3 Registration Rights Agreement dated as of January 20, 1997 between the Company and the Initial Purchasers.

5.1* Opinion of Krugman, Chapnick & Grimshaw as to the legality of the securities being registered hereunder.

Exhibit Number                             Description
--------------                             -----------
10.1              Form of Reorganization Agreement dated March 12, 1993 among the Company, the Principal Subsidiary, Norton Garfinkle, The
                  G/N Garfinkle Trust, Bruce F. Failing, Jr., The Failing Trust,
                  Elizabeth Z. Failing, Robert D. Power and John Stevens
                  (incorporated by reference to Exhibit 10.1 to the Company's
                  Registration Statement on Form S-1 No. 33-59486).

10.2 Form of Registration Rights Agreement dated March 12, 1993 among the Company, Norton Garfinkle, The G/N Garfinkle Trust,
                  Bruce F. Failing, Jr., The Failing Trust, Elizabeth Z.
                  Failing, Robert D. Power and John Stevens (incorporated by reference to Exhibit 10.2 to the Company's Registration
                  Statement on Form S-1 No. 33-59486).

10.3 Form of Restated Stockholders' Agreement dated March 12, 1993 among Norton Garfinkle, The G/N Garfinkle Trust, Bruce F.
                  Failing, Jr., The Failing Trust and Elizabeth Z. Failing
                  (incorporated by reference to Exhibit 10.3 to the Company's
                  Registration Statement on Form S-1 No. 33-59486).

10.4 Form of Reorganization Agreement dated March 12, 1993 among the Company, the Partnership, the Principal Subsidiary, and the limited partners of the Partnership (incorporated by reference to Exhibit 10.4 to the Company's Registration
                  Statement on Form S-1 No. 33-59486).

10.5 Form of Registration Rights Agreement dated March 12, 1993 among the Company and the limited partners of the Partnership
                  (incorporated by reference to Exhibit 10.5 to the Company's
                  Registration Statement on Form S-1 No. 33-59486).

10.6 Subscription Agreements, each dated as of July 24, 1995, between the Company and, respectively, Donald E. Zilkha, Bruce
                  F. Failing, Jr., Hanseatic Corporation and Garfinkle Limited
                  Partnership II (incorporated by reference to Exhibit 5(c) of the Company's Current Report on Form 8-K dated July 24, 1995).

10.7 Registration Rights Agreement dated as of July 24, 1995 among the Company, Donald E. Zilkha, Bruce F. Failing, Jr.,
                  Hanseatic Corporation and Garfinkle Limited Partnership II
                  (incorporated by reference to Exhibit 5(d) of the Company's
                  Current Report on Form 8-K dated July 24, 1995).

10.8 Lease dated as of June 8, 1992 between the Company (as assignee) and Wilton Office Associates Limited Partnership
                  (incorporated by reference to Exhibit 10.9 to the Company's
                  Registration Statement on Form S-1 No. 33-59486).

10.9              Technical Services Agreement dated October 1, 1985 between
                  Telepanel, Inc. and Amacrine International, Inc. (incorporated by reference to Exhibit 10.10 to the Company's Registration
                  Statement on Form S-1 No. 33-59486).

10.10 License Agreement dated January 27, 1993 between the Company and Telepanel Systems, Inc. (incorporated by reference to Exhibit 10.11 to the Company's Registration Statement on Form
                  S-1 No. 33-59486).

10.11             Note and Warrant Purchase Agreement dated as of August 12,
                  1994 among the Company, the Predecessor Corporation and the Connecticut Development Authority (incorporated by reference to Exhibit 10(a) to the Company's Quarterly Report on Form
                  10-Q for the quarter ended June 30, 1994).

Exhibit Number                             Description
--------------                             -----------
10.12             7.4% Convertible Note dated August 12, 1994 executed by the
                  Company and the Principal Subsidiary to the Connecticut
                  Development Authority (incorporated by reference to Exhibit
                  10(b) to the Company's Quarterly Report on Form 10-Q for the
                  quarter ended June 30, 1994).

10.13             Stock Subscription Warrant dated August 12, 1994 issued by the
                  Company to the Connecticut Development Authority (incorporated by reference to Exhibit 10(c) to the Company's Quarterly
                  Report on Form 10-Q for the quarter ended June 30, 1994).

10.14             Conditional Assignment and Security Agreement dated August 12,
                  1994 among the Company, the Principal Subsidiary and the Connecticut Development Authority (incorporated by reference to Exhibit 10(d) to the Company's Quarterly Report on Form
                  10-Q for the quarter ended June 30, 1994).

10.15             Revolving Credit Loan Agreement dated as of March 30, 1995 between the Company and the lenders named in Annex 1
                  (incorporated by reference to Exhibit 10.15 to the Company's
                  Annual Report on Form 10-K for the year ended December 31,
                  1994).

10.16             Placing Agreement dated July 5, 1996 between the Company and
                  Henderson Crosthwaite Institutional Brokers Limited
                  (incorporated by reference to Exhibit 5(c) to the Company's
                  Current Report on Form 8-K dated July 11, 1996).

10.17             Agreement with respect to U.S. Securities Laws dated July 2,
                  1996 between the Company and Henderson Crosthwaite
                  Institutional Brokers Limited (incorporated by reference to
                  Exhibit 5(d) to the Company's Current Report on Form 8-K dated
                  July 11, 1996).

10.18             Forms of Subscription Agreement accepted July 5, 1996 by the
                  Company (incorporated by reference to Exhibit 5(f) to the Company's Current Report on Form 8-K dated July 11, 1996).

10.19             Registration Rights Agreement dated July 11, 1996 between the
                  Company and the subscribers parties thereto (incorporated by reference to Exhibit 5(g) to the Company's Current Report on Form 8-K dated July 11, 1996).

10.20             Warrant Agreement dated as of January 24, 1997, between the
                  Company and American Stock Transfer & Trust Company.

10.21 Promissory Note dated October 7, 1992 of Paul M. Patrick in favor of the Company (incorporated by reference to Exhibit
                  10.12 to the Company's Registration Statement on Form S-1 No.
                  33-59486).

10.22             Electronic Retailing Systems International, Inc. 1993 Employee
                  Stock Option Plan.

10.23             Electronic Retailing Systems International, Inc. 1993 Director
                  Stock Option Plan.

11.1 Statement of Computation of Per Share Earnings (incorporated by reference to Exhibit 11 to the Company's Form 10-Q for the quarter ended September 30, 1996, as amended).

12.1              Statement of Computation of Ratio of Earnings to Fixed
                  Charges.

Exhibit Number                             Description
--------------                             -----------
15.1              Letter from Price Waterhouse LLP re unaudited interim
                  financial information.

21.1 Subsidiaries of the Company (incorporated by reference to Exhibit 21 to the Company's Annual Report on Form 10-K for the year ended December 31, 1995).

23.1              Consent of Price Waterhouse LLP.

23.2*             Consent of Krugman, Chapnick & Grimshaw.

24.1              Power of Attorney (appearing on Signature Page).

25.1              Form T-1 Statement of Eligibility of Trustee.

27.1              Financial Data Schedule (incorporated by reference to Exhibit
                  27 to the Company's Form 10-Q for the quarter ended September
                  30, 1996, as amended).

99.1              Form of Letter of Transmittal.

99.2              Form of Notice of Guaranteed Delivery.

---------------------

*      To be filed by amendment.

ITEM 22.   UNDERTAKINGS

         (a) The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(2)(ii) above do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 ("Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (d) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the Trustee to act under subsection (a) of Section 310 of the Trust Indenture Act ("Act") in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

         (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilton, State of Connecticut, on February 14, 1997.


                                        ELECTRONIC RETAILING SYSTEMS
                                          INTERNATIONAL, INC.


                                        By: /s/ Bruce F. Failing, Jr.
                                            ------------------------------------
                                                Bruce F. Failing, Jr., Vice
                                                Chairman of the Board and
                                                Principal Executive Officer

                                POWER OF ATTORNEY

         Know All Men By These Presents, that each person whose signature appears below constitutes and appoints Norton Garfinkle, Bruce F. Failing, Jr. and William B. Fischer, and each of them, such person's true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, for such person and in such person's name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement and any other documents and instruments incidental thereto, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                   TITLE                                  DATE
/s/ Bruce F. Failing, Jr.   Vice Chairman of the Board and         February 14, 1997
-------------------------   Principal Executive Officer
    Bruce F. Failing, Jr.

/s/ William B. Fischer      Vice President, Finance and            February 14, 1997
-------------------------   Principal Financial Officer and
    William B. Fischer      Accounting Officer


/s/ Paul A. Biddelman       Director                               February 14, 1997
-------------------------
    Paul A. Biddelman

/s/ David Diamond           Director                               February 14, 1997
-------------------------
    David Diamond

/s/ Norton Garfinkle        Director                               February 14, 1997
-------------------------
    Norton Garfinkle

/s/ George B. Weathersby    Director                               February 14, 1997
-------------------------
    George B. Weathersby

/s/ Donald E. Zilkha        Director                               February 14 , 1997
-------------------------
    Donald E. Zilkha

                                  EXHIBIT INDEX


  EXHIBIT
  NUMBER                                   DESCRIPTION
  ------                                   -----------
1.1               Purchase Agreement dated as of January 20, 1997 between the
                  Company and the Initial Purchasers.

3.1 Certificate of Incorporation of the Company, together with all amendments thereto.

3.2               By-laws of the Company, together with all amendments thereto.

4.1 Indenture, dated as of January 24, 1997, between the Company and United States Trust Company of New York (the "Trustee").

4.2               Form of Note (contained in Indenture filed as Exhibit 4.1).

4.3 Registration Rights Agreement dated as of January 20, 1997 between the Company and the Initial Purchasers.

5.1* Opinion of Krugman, Chapnick & Grimshaw as to the legality of the securities being registered hereunder.

10.1 Form of Reorganization Agreement dated March 12, 1993 among the Company, the Principal Subsidiary, Norton Garfinkle, The
                  G/N Garfinkle Trust, Bruce F. Failing, Jr., The Failing Trust,
                  Elizabeth Z. Failing, Robert D. Power and John Stevens
                  (incorporated by reference to Exhibit 10.1 to the Company's
                  Registration Statement on Form S-1 No. 33-59486).

10.2 Form of Registration Rights Agreement dated March 12, 1993 among the Company, Norton Garfinkle, The G/N Garfinkle Trust,
                  Bruce F. Failing, Jr., The Failing Trust, Elizabeth Z.
                  Failing, Robert D. Power and John Stevens (incorporated by reference to Exhibit 10.2 to the Company's Registration
                  Statement on Form S-1 No. 33-59486).

10.3 Form of Restated Stockholders' Agreement dated March 12, 1993 among Norton Garfinkle, The G/N Garfinkle Trust, Bruce F.
                  Failing, Jr., The Failing Trust and Elizabeth Z. Failing
                  (incorporated by reference to Exhibit 10.3 to the Company's
                  Registration Statement on Form S-1 No. 33-59486).

10.4 Form of Reorganization Agreement dated March 12, 1993 among the Company, the Partnership, the Principal Subsidiary, and the limited partners of the Partnership (incorporated by reference to Exhibit 10.4 to the Company's Registration
                  Statement on Form S-1 No. 33-59486).

10.5 Form of Registration Rights Agreement dated March 12, 1993 among the Company and the limited partners of the Partnership
                  (incorporated by reference to Exhibit 10.5 to the Company's
                  Registration Statement on Form S-1 No. 33-59486).

10.6 Subscription Agreements, each dated as of July 24, 1995, between the Company and, respectively, Donald E. Zilkha, Bruce
                  F. Failing, Jr., Hanseatic Corporation and Garfinkle Limited
                  Partnership II (incorporated by reference to Exhibit 5(c) of the Company's Current Report on Form 8-K dated July 24, 1995).

10.7 Registration Rights Agreement dated as of July 24, 1995 among the Company, Donald E. Zilkha, Bruce F. Failing, Jr.,
                  Hanseatic Corporation and Garfinkle Limited Partnership II
                  (incorporated by reference to Exhibit 5(d) of the Company's
                  Current Report on Form 8-K dated July 24, 1995).

10.8 Lease dated as of June 8, 1992 between the Company (as assignee) and Wilton Office Associates Limited Partnership
                  (incorporated by reference to Exhibit 10.9 to the Company's
                  Registration Statement on Form S-1 No. 33-59486 and incorporated herein by reference).

10.9              Technical Services Agreement dated October 1, 1985 between
                  Telepanel, Inc. and Amacrine International, Inc. (incorporated by reference to Exhibit 10.10 to the Company's Registration
                  Statement on Form S-1 No. 33-59486).

10.10 License Agreement dated January 27, 1993 between the Company and Telepanel Systems, Inc. (incorporated by reference to Exhibit 10.11 to the Company's Registration Statement on Form
                  S-1 No. 33-59486).

10.11             Note and Warrant Purchase Agreement dated as of August 12,
                  1994 among the Company, the Predecessor Corporation and the Connecticut Development Authority (incorporated by reference to Exhibit 10(a) to the Company's Quarterly Report on Form
                  10-Q for the quarter ended June 30, 1994).

10.12             7.4% Convertible Note dated August 12, 1994 executed by the
                  Company and the Principal Subsidiary to the Connecticut
                  Development Authority (incorporated by reference to Exhibit
                  10(b) to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1994).

10.13             Stock Subscription Warrant dated August 12, 1994 issued by the
                  Company to the Connecticut Development Authority (incorporated by reference to Exhibit 10(c) to the Company's Quarterly
                  Report on Form 10-Q for the quarter ended June 30, 1994).

10.14             Conditional Assignment and Security Agreement dated August 12,
                  1994 among the Company, the Principal Subsidiary and the Connecticut Development Authority (incorporated by reference to Exhibit 10(d) to the Company's Quarterly Report on Form
                  10-Q for the quarter ended June 30, 1994).

10.15             Revolving Credit Loan Agreement dated as of March 30, 1995 between the Company and the lenders named in Annex 1
                  (incorporated by reference to Exhibit 10.15 to the Company's
                  Annual Report on Form 10-K for the year ended December 31,
                  1994).

10.16             Placing Agreement dated July 5, 1996 between the Company and
                  Henderson Crosthwaite Institutional Brokers Limited
                  (incorporated by reference to Exhibit 5(c) to the Company's
                  Current Report on Form 8-K dated July 11, 1996).

10.17             Agreement with respect to U.S. Securities Laws dated July 2,
                  1996 between the Company and Henderson Crosthwaite
                  Institutional Brokers Limited (incorporated by reference to
                  Exhibit 5(d) to the Company's Current Report on Form 8-K dated
                  July 11, 1996).

10.18             Forms of Subscription Agreement accepted July 5, 1996 by the
                  Company (incorporated by reference to Exhibit 5(f) to the Company's Current Report on Form 8-K dated July 11, 1996).

10.19             Registration Rights Agreement dated July 11, 1996 between the
                  Company and the subscribers parties thereto (incorporated by reference to Exhibit 5(g) to the Company's Current Report on Form 8-K dated July 11, 1996).

10.20             Warrant Agreement dated as of January 24, 1997, between the
                  Company and American Stock Transfer & Trust Company.

10.21 Promissory Note dated October 7, 1992 of Paul M. Patrick in favor of the Company (incorporated by reference to Exhibit
                  10.12 to the Company's Registration Statement on Form S-1 No.
                  33-59486).

10.22             Electronic Retailing Systems International, Inc. 1993 Employee
                  Stock Option Plan.

10.23             Electronic Retailing Systems International, Inc. 1993 Director
                  Stock Option Plan.

11.1 Statement of Computation of Per Share Earnings (incorporated by reference to Exhibit 11 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, as amended).

12.1              Statement of Computation of Ratio of Earnings to Fixed
                  Charges.

15.1 Letter from Price Waterhouse LLP re unaudited interim financial information.

21.1 Subsidiaries of the Company (incorporated by reference to Exhibit 21 to the Company's Annual Report on Form 10-K for the year ended December 31, 1995).

23.1              Consent of Price Waterhouse LLP.

23.2*             Consent of Krugman, Chapnick & Grimshaw.

24.1              Power of Attorney (appearing on Signature Page).

25.1              Form T-1 Statement of Eligibility of Trustee.

27.1              Financial Data Schedule (incorporated by reference to Exhibit
                  27 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, as amended).

99.1              Form of Letter of Transmittal.

99.2              Form of Notice of Guaranteed Delivery.

-----------------

*        To be filed by amendment.